PRELIMINARY MERGER PROXY STATEMENT
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNIVISION COMMUNICATIONS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Class A common stock, Class P common stock, Class T common stock and Class V common stock, each par value $.01 per share (“Company common stock”)
	(2)	Aggregate number of securities to which transaction applies:
Company common stock: (including restricted stock units): 306,803,180 Options to purchase Company common stock: 29,541,940 Warrants to purchase Company common stock: 27,439,700
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(1) 306,803,180 shares of Company common stock (including 812,300 restricted stock units that will vest in the merger) multiplied by $36.25 per share,
(2) 25,582,000 options to purchase shares of Company common stock with the exercise prices less than $36.25 per share, multiplied by $8.23 per share (which is the difference between $36.25 and the weighted average exercise prices per share of such options), and
(3) 27,439,700 warrants to purchase shares of Company common stock with the exercise prices less than $36.25 per share, multiplied by $36.2178 per share (which is the difference between $36.25 and the weighted average exercise prices per share of such warrants). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $12,325,960,702
	(5)	Total fee paid: $1,318,878
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

UNIVISION COMMUNICATIONS INC.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

Dear Stockholders:

We cordially invite you to attend the special meeting of stockholders of Univision Communications Inc., a Delaware corporation (the “Company”), at [                                              ] on [                ], 2006, at [10:00] a.m., local time.

At the special meeting, we will ask you to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 26, 2006, pursuant to which Umbrella Holdings, LLC, a newly formed Delaware limited liability company, has agreed to acquire the Company in a cash merger. Umbrella Holdings, LLC was formed by Madison Dearborn Capital Partners IV, L.P., Madison Dearborn Capital Partners V-A, L.P., Providence Equity Partners V L.P., SCG Investments II, LLC, Thomas H. Lee Equity Fund VI, L.P. and TPG Partners V, L.P. solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. If the Company’s stockholders adopt the merger agreement and the merger is completed, you will receive $36.25 in cash, without interest, for each share of the Company common stock you own (unless you have properly exercised your appraisal rights with respect to the merger). You may also receive additional per share consideration under certain circumstances if the merger is consummated after April 26, 2007. We will also be available at the special meeting to answer your questions.

After careful consideration, the Company’s board of directors, by a unanimous vote of the directors elected by the holders of the Class A common stock and the Class P common stock, has determined that the merger agreement is advisable, fair to and in the best interests of the stockholders of the Company, has approved, adopted and authorized in all respects the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement. Each of the Class T Director, elected by the holders of the Class T common stock, and the Class V Director, elected by the holders of the Class V common stock, voted against approval of the merger agreement. In considering the recommendation of the Company’s board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Company’s board of directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on Page 30.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

We would like you to attend the special meeting. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or the Internet prior to the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Remember, failing to vote has the same effect as a vote against the adoption of the merger agreement.

We look forward to seeing you on [               ], 2006.

Sincerely,
A. Jerrold Perenchio
Chairman of the Board

This proxy statement is dated [               ], 2006 and is first being mailed to stockholders on or about [               ], 2006.

UNIVISION COMMUNICATIONS INC.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
               , 2006

To our Stockholders:

Notice is hereby given that a special meeting of stockholders of Univision Communications Inc., a Delaware corporation (the “Company”), will be held on [               ], 2006, at [        ] [local time] at [                                        ] in order to:

(1)   Consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 26, 2006, by and among the Company, Umbrella Holdings, LLC, a Delaware limited liability company (the “Buyer”), and Umbrella Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Acquisition Sub”). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, the Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Buyer, and each share of Company common stock, other than those shares held (1) by the Company as treasury stock or by the Buyer or the Acquisition Sub immediately prior to the effective time of the merger, or (2) by stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $36.25 in cash. In addition, if the merger is consummated after April 26, 2007, then under certain circumstances you will also receive an amount equal to the pro rata portion, based upon the number of days elapsed since April 26, 2007, of $36.25 multiplied by 8% per annum, per share; and

(2)   Approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

(3)   Transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock at the close of business on [             ], 2006 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the merger agreement requires the approval of the holders of 60% of the combined voting power of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. Whether or not you plan to attend the special meeting, we urge you to vote your shares by completing, signing, dating and returning the proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card; such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other custodian, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

The Company’s stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,
Robert V. Cahill
Corporate Secretary
[ ], 2006

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

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SUMMARY

This summary highlights selected information from the proxy statement and may not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the proposed transaction. The Agreement and Plan of Merger by and among Umbrella Holdings, LLC (the “Buyer”), Umbrella Acquisition, Inc. (the “Acquisition Sub”) and Univision Communications Inc. (“Univision” or the “Company”), dated as of June 26, 2006 (as it may be amended from time to time, the “Merger Agreement”), is attached as Appendix A to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the parties’ agreement pursuant to which the Buyer will acquire the Company in a cash merger (the “Merger”). Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (See “The Parties to the Merger” on page 16)

Univision is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the United States reaching 98% of United States “Hispanic Households” (defined as those with a head of household who is of Hispanic descent or origin, regardless of the language spoken in the household); TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of United States Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major United States Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 United States Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle and a 50% interest in Mexico-based Disa Records as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the United States located at www.univision.com. Univision also has a 50% interest in TuTV, a joint venture with an affiliate of Televisa formed to broadcast Televisa’s pay television channels in the United States, and a non-voting 14.9% interest in Entravision Communications Corporation (“Entravision”), a public Spanish-language media company. Univision is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

The Buyer is a newly formed Delaware limited liability company. The Buyer was formed by Madison Dearborn Capital Partners IV, L.P., Madison Dearborn Capital Partners V-A, L.P., Providence Equity Partners V L.P., SCG Investments II, LLC, Thomas H. Lee Equity Fund VI, L.P. and TPG Partners V, L.P. solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement.

The Acquisition Sub is a newly organized Delaware corporation wholly-owned by the Buyer. The Acquisition Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including related financing transactions. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement.

The Merger (See “The Merger Agreement” on page 45)

You are being asked to vote to adopt the Merger Agreement. The Merger Agreement provides that the Acquisition Sub will be merged with and into the Company, and each outstanding share of the Class A common stock, Class P common stock, Class T common stock and Class V common stock, each par value $0.01 per share, of the Company (“Company common stock”) (other than (i) shares held in the treasury of the Company immediately prior to the Effective Time, (ii) shares owned by the Acquisition Sub or the Buyer immediately prior to the Effective Time and (iii) shares held by a stockholder who properly demands statutory appraisal rights), will be converted into the right to receive $36.25 in cash, without interest. In addition, if the Merger becomes effective (the “Effective Time”) after April 26, 2007, you will also receive an amount equal to the pro rata portion, based upon the number of days elapsed since April 26, 2007, of $36.25 multiplied by 8% per annum, per share, so long as all of the conditions for closing of the Merger have been satisfied or waived (other than those that by their nature can only be satisfied at closing) as of April 26, 2007, except the condition with respect to the receipt of approval by the Federal Communications Commission (“FCC”) to transfer control of the Company’s FCC licenses to the Buyer (the “FCC Consents”). The total amount paid per share of Company common stock is referred to in this proxy statement as the “Merger Consideration.”

The Special Meeting of Stockholders (See “The Special Meeting of Stockholders” on page 17)	Place, Date and Time. The special meeting will be held at [ ] [local time], on [day of week], [ ], 2006 at [ ].

Vote Required For Adoption of the Merger Agreement.   The adoption of the Merger Agreement requires the approval of the holders of 60% of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. The failure to vote has the same effect as a vote against the adoption of the Merger Agreement. Stockholders who together own approximately 11.5% of the outstanding shares of Company common stock (which percentage excludes 1,804,000 shares held by such stockholders that are subject to vested employee stock options) have agreed to vote (and have granted the Buyer a proxy to vote) all their shares in favor of the adoption of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms. See “The Voting Agreement” beginning on page 65 of this proxy statement.

Vote Required For Adjournment.   Whether or not a quorum exists, holders of a majority of the shares of the Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. For the purposes of adjournment of the special meeting, the holders of Class A, Class T and Class V common stock will have one vote per share, and the holders of Class P common stock will have 10 votes per share.

Who Can Vote at the Special Meeting.   You may vote at the special meeting all of the shares of Company common stock you own of record as of [           ], which is the record date for the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares on your behalf or obtain an authorization from them to vote the shares yourself at the special meeting. As of the close of business on [           ], there were [                      ] shares of Company common stock outstanding held by approximately [      ] holders of record.

Procedure for Voting.   You may vote your shares by attending the special meeting and voting in person or you may submit a proxy by telephone, the Internet or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise Innisfree M&A Incorporated (“Innisfree”), the Company’s proxy solicitor, in writing, that you are revoking your proxy and deliver a new proxy dated after the date of the earlier proxy being revoked, or submit a later-dated proxy by Internet or telephone at or before the special meeting, before your shares of Company common stock have been voted at the special meeting, or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares are held in “street name” by your broker, please follow the directions provided by your broker in order to instruct your broker as to how to vote your shares. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Timing and Likelihood of Closing (See “The Merger Agreement” on page 45)

We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed in the Spring of 2007, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including receipt of certain regulatory approvals and the conclusion of the Marketing Period (as defined below under “The Merger Agreement—Effective Time; The Marketing Period”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, including the conditions described below under “The Merger Agreement—Conditions to the Merger,” the Merger Agreement may terminate as a result.

Board Recommendation (See “Recommendation of the Board of Directors” on page 30)	After careful consideration, our board of directors (the “Board of Directors”), by the unanimous vote of the directors elected by the holders of the Class A common stock and Class P common stock:
• has determined that the Merger Agreement is advisable, fair to and in the best interests of the Company and its stockholders;
• has approved, adopted and authorized in all respects the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and
• recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

Each of the director elected by the holders of Class T common stock (the “Class T Director”) and the director elected by the holders of Class V common stock (the “Class V Director”) voted against the approval of the Merger Agreement.

In considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Board of Directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30.

Fairness Opinion (See “Opinion of the Company’s Financial Advisor” on page 36)

UBS Securities LLC (“UBS”) delivered its opinion to the Board of Directors that, as of June 26, 2006 and based upon and subject to the various assumptions made, matters considered and limitations described therein, the Merger Consideration to be received by holders of the Company’s Class A common stock (other than affiliates of Univision and affiliates of and holders of beneficial interests in the Buyer to the extent they are holders of our Class A common stock) in the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of UBS, dated June 26, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D to this proxy statement. UBS provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The UBS opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the Merger.

Shares Held by Directors and Executive Officers (See “Security Ownership By Certain Beneficial Owners and Management” on page 66)

As of [record date], 2006, the directors and executive officers of the Company beneficially owned approximately 20.5% of the shares of Company common stock entitled to vote at the special meeting, assuming the Company’s outstanding warrants are not exercised. The Company’s Chairman and Chief Executive Officer is a party to the Voting Agreement pursuant to which he, and certain other stockholders affiliated with him, have agreed to vote their shares of Company common stock, which collectively represent approximately 11.5% of the outstanding shares of Company common stock (which percentage excludes 1,804,000 shares held by such stockholders that are subject to vested employee stock option), in favor of the Merger and the adoption of the Merger Agreement. Affiliates of Televisa, which own approximately 9.9% (which percentage is excluded in the 20.5% beneficially owned by directors and officers), elect the Class T Director who has voted against the adoption of the Merger Agreement. Affiliates of Venevision, which own approximately 5.8% of the Company common stock (which percentage is included in the 20.5% beneficially owned by directors and officers), elect the Class V Director who has voted against the adoption of the Merger Agreement.

Material United States Federal Income Tax Consequences (See “Material United States Federal Income Tax Consequences” on page 43)

The Merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock generally will result in you recognizing gain or loss measured by the difference, if any, between the cash you receive in the Merger and your tax basis in your shares of Company common stock. You should consult your own tax advisor for a full understanding of the Merger’s tax consequences that are particular to you.

Dissenter’s Rights of Appraisal (See “Dissenter’s Rights of Appraisal” on page 69)

The Delaware General Corporation Law (“DGCL”) provides you with appraisal rights in the Merger. This means that if you are not satisfied with the amount you are receiving in the Merger, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the Merger Agreement is voted on at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

FINANCING AND RELATED TRANSACTIONS (PAGE 34)

In connection with the execution and delivery of the Merger Agreement, the Acquisition Sub has obtained commitments (the “Debt Commitment Letters”) from Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Island Branch, Deutsche Bank Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, The Royal Bank of Scotland PLC, RBS Securities Corporation, Lehman Brothers Inc. and Lehman Commercial Paper Inc. (the “Lender Parties”) to provide up to $10.25 billion in debt financing (not all of which is expected to be drawn at closing) consisting of: (1) a senior secured term loan facility, senior bridge loan facility and senior subordinated bridge loan facility in an aggregate principal amount of up to $9.05 billion to finance, in part, the payment of the aggregate consideration to be paid to holders of Company common stock, options, warrants and restricted stock units in the Merger (the “Aggregate Merger Consideration”) and to pay fees and expenses in connection therewith, (2) a senior secured delayed draw term loan facility in an aggregate principal amount of up to $450 million which is available from time to time to repay or prepay the existing senior notes, and (3) a senior secured revolving credit facility in an aggregate amount of up to $750 million to pay fees and expenses in connection with the Merger and for working capital and other general corporate purposes.

In addition, the Buyer has received equity commitment letters from each of Madison Dearborn Capital Partners V-A, L.P., Providence Equity Partners V L.P., SCG Investments II, LLC, Thomas H. Lee Equity Fund VI, L.P. and TPG Partners V, L.P., (the “Investors”), pursuant to which, subject to the conditions contained therein, the Investors have agreed to make or cause to be made a cash capital contribution to the Buyer of up to $3.9 billion.

INTERESTS OF THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 30)

In considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. Such interests include the treatment of stock options, warrants and restricted stock units held by such directors and officers, as well as indemnification and insurance arrangements with officers and directors and change in control severance benefits that may become payable to certain officers. These interests, to the extent material, are described below under “The Merger - Interests of the Company’s Directors and Executive Officers in the Merger.” The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

PROCEDURE FOR RECEIVING MERGER CONSIDERATION (PAGE 48)

The Buyer will appoint a paying agent reasonably acceptable to us to coordinate the payment of the applicable portion of the Aggregate Merger Consideration following the Merger. Promptly after the Effective Time, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates in exchange for the applicable portion of the Aggregate Merger Consideration. Please do not send in your share certificates now.

NO SOLICITATION OF ALTERNATIVE PROPOSALS (PAGE 56)

The Merger Agreement contains certain restrictions on the Company’s ability to solicit or engage in discussions or negotiations with any third party relating to a Competing Proposal (as defined below under “The Merger Agreement—No Solicitation of Alternative Proposals”). The Company has agreed that neither it nor any subsidiary of the Company will, and it will use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, the “Company Representatives”) not to, directly or indirectly: (1) solicit, initiate, knowingly facilitate or encourage any Competing Proposal; (2) participate in any negotiations or furnish any material nonpublic information in connection with any Competing Proposal; (3) engage in discussions with respect to any Competing Proposal; (4) approve or recommend any Competing Proposal; or (5) enter into any letter of intent or similar document or any agreement or commitment providing for a Competing Proposal.

However, if the Company receives any bona-fide written Competing Proposal which did not result from a breach by the Company of the restrictions on its ability to solicit or engage in discussions or negotiations relating to a Competing Proposal and which either constitutes a Superior Proposal (as defined below under “The Merger Agreement—No Solicitation of Alternative Proposals”) or which the Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result in a Superior Proposal, then the Company may engage in discussions or negotiations with the third party with respect to the Competing Proposal and furnish nonpublic information to the third party making such Competing Proposal, so long as the Company has received from the third party an executed confidentiality agreement.

CONDITIONS TO COMPLETING THE MERGER (PAGE 60)

Before we can complete the Merger, a number of conditions must be satisfied. These conditions include:

•       adoption of the Merger Agreement by our stockholders;

•       no governmental entity having enacted any law or regulation, or issued any judgment, order, writ, decree or injunction, that prohibits the completion of the Merger;

•       the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•       the receipt of the FCC Consents;

•       the performance, in all material respects, by all parties to the Merger Agreement of their respective agreements and covenants in the Merger Agreement, and the representations and warranties of the Company, the Buyer and the Acquisition Sub in the Merger Agreement being true and correct, subject to various materiality qualifications; and

•       the non-occurrence of any change, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, subject to certain exceptions.

TERMINATION OF THE MERGER AGREEMENT (PAGE 61)

The Company and the Buyer may agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in certain other circumstances, including (in each case subject to certain limitations and exceptions):

•       by either the Buyer or the Company, if:

•        the closing has not occurred on or before March 26, 2007, except that under certain conditions such date may be extended by the Buyer or the Company to June 26, 2007, and by the Buyer until August 26, 2007;

•        any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action is final and non-appealable;

•        the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof;

•        there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement that would result in the failure of certain closing conditions and cannot be cured on or before a specified date;

•       by the Company, if, prior to the adoption of the Merger Agreement at the special meeting, the Board of Directors has concluded in good faith, after consultation with outside legal and financial advisors, that an unsolicited Competing Proposal is a Superior Proposal, but only after the Company has provided the Buyer with written notice regarding the Superior Proposal and provided the Buyer with at least a five (5) business day period, during which time, the Company negotiates and cooperates with the Buyer to enable the Buyer to make a revised offer that would make the unsolicited Competing Proposal no longer a Superior Proposal, and only if the Company concurrently pays to the Buyer the company termination fee described below under “The Merger Agreement—Termination Fees” and the Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; provided that in the event of any material change in the material terms of such

Superior Proposal, the five (5) business day period referenced above is, in each case, extended for an additional twenty-four hours;

•       by the Buyer, if the Board of Directors changes, qualifies, withdraws or modifies in a manner adverse to the Buyer its recommendation that the Company’s stockholders approve and adopt the Merger Agreement;

•       by the Buyer, if the Board of Directors fails to reconfirm the recommendation of the Board of Directors within fifteen (15) business days of receipt of a written request from the Buyer; provided that the Buyer shall only be entitled to one (1) such request; and

•       by the Buyer, if the Board of Directors fails to include in the proxy statement distributed to the stockholders of the Company its recommendation that the Company’s stockholders approve and adopt the Merger Agreement.

TERMINATION FEES (PAGE 62)

The Merger Agreement provides that, upon termination of the Merger Agreement under certain specified circumstances, including, among other things, if the Board of Directors (1) changes its recommendation to the Company’s stockholders that they approve and adopt the Merger Agreement, (2) fails to reconfirm its recommendation, (3) fails to include its recommendation in this proxy statement or (4) determines in good faith that it has received an unsolicited bona fide Superior Proposal and, after considering any revised proposal the Buyer may make, concurrently with the termination of the Merger Agreement enters into a definitive agreement with respect to such Superior Proposal, the Company will be required to pay the Buyer a termination fee of $300 million.

If the Company terminates the Merger Agreement due to the Buyer’s failure to receive the requisite regulatory approvals prior to a specified date and all other conditions to Buyer’s obligations to consummate the Merger Agreement have been satisfied, then the Buyer will be required to pay the Company a termination fee equal to $500 million. Alternatively, if the Company terminates the Merger Agreement due to the Buyer’s failure to effect the closing because of a failure to receive adequate proceeds from one or more of the financings contemplated by the financing commitments and if all other conditions to Buyer’s obligation to consummate the Merger have been satisfied, then the Buyer will be required to pay the Company a termination fee equal to $300 million.

LIMITATION ON BUYER DAMAGES (PAGE 64)

Neither the Buyer nor the Acquisition Sub will have any liability for intentional breach of the Merger Agreement in excess of $300 million in damages less any termination fee previously paid in respect of the Company’s termination of the Merger Agreement.

THE VOTING AGREEMENT (PAGE 65)

In connection with the Merger Agreement, A. Jerrold Perenchio and certain stockholders of the Company affiliated with Mr. Perenchio (the “Voting Stockholders”), who collectively own beneficially approximately 11.5% of the outstanding shares of Company common stock (which percentage excludes 1,804,000 shares held by such stockholders that are subject to vested employee stock options) entered into a Voting and Proxy Agreement (the “Voting Agreement”) pursuant to which the Voting Stockholders have agreed to vote: (1) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not recommended by the Board of Directors (2) against any Competing Proposal or other proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger, (3) against any agreement, amendment of any agreement or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by the Voting Agreement or the Merger

Agreement, and (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement. The Voting Stockholders have delivered an irrevocable proxy to the Buyer for the purpose of voting such shares.

The Voting Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. The full text of the Voting Agreement is attached to this proxy statement as Appendix B. We encourage you to read the full text of the Voting Agreement in its entirety.

THE LIMITED GUARANTEE (PAGE 64)

In connection with the Merger Agreement, each of the Investors (each an affiliate of the Buyer) and the Company entered into a Limited Guarantee pursuant to which, among other things, each of the Investors is providing the Company a guarantee of payment (as described above in “Termination Fees”) of its pro rata portion of the Buyer termination fees or certain damages resulting from the Buyer’s intentional breach of the Merger Agreement in favor of the Company with respect to the payment obligations of each of the Buyer and the Acquisition Sub, respectively. The full text of a form of Limited Guarantee is attached to this proxy statement as Appendix C. We encourage you to read the full text of the form of the Limited Guarantee in its entirety.

THE COMPANY’S STOCK PRICE (PAGE 66)

The Company’s Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “UVN.” On February 7, 2006 which was the trading day immediately prior to the date on which we announced that the Board of Directors was exploring possible strategic alternatives for the Company to enhance stockholder value, the Company’s Class A common stock closed at $30.54 per share. On June 26, 2006, which was the last trading day before we announced the approval of the Merger Agreement by the Board of Directors, the Company’s Class A common stock closed at $32.03 per share. On [            ], 2006, which was the last trading day before this proxy statement was printed, the Company’s Class A common stock closed at $[        ] per share.

QUESTIONS

If you have additional questions about the Merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Innisfree M&A Incorporated, at:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Stockholders Call Toll-Free: (877) 456-3422
Banks and Brokers Call Collect: (212) 750-5833

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Univision Communications Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Company,” “we,” “our,” “ours,” and “us” refer to Univision Communications Inc. and its subsidiaries, unless the context otherwise requires.

Q:             What is the proposed transaction?

A:             The proposed transaction is the acquisition of the Company pursuant to the Merger Agreement by the Buyer, an entity formed by Madison Dearborn Capital Partners IV, L.P., Madison Dearborn Capital Partners V-A, L.P., Providence Equity Partners V L.P., SCG Investments II, LLC, Thomas H. Lee Equity Fund VI, L.P. and TPG Partners V, L.P. solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. If the Merger Agreement is adopted by the Company’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, the Acquisition Sub, a wholly-owned subsidiary of the Buyer, will merge with and into the Company. Pursuant to the Merger Agreement, the Company will be the surviving corporation in the Merger (the “surviving corporation”) and will become a wholly-owned subsidiary of the Buyer and shares of its common stock will not be publicly traded after the Merger.

Q:             What will I receive for my shares of Company common stock in the Merger?

A:             Upon completion of the Merger, you will receive $36.25 in cash, without interest, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will receive $3,625 in cash in exchange for your shares of Company common stock. In addition, if the completion of the Merger occurs after April 26, 2007, you will also receive an additional amount equal to the pro rata portion, based upon the number of days elapsed since April 26, 2007, of $36.25 multiplied by 8% per annum, per share, so long as all of the conditions for closing have been satisfied or waived (other than those that by their nature can only be satisfied at closing), except the condition with respect to the receipt of the FCC Consents. You will not own shares in the surviving corporation.

Q:             How will Company stock options be treated in the Merger?

A:             Each outstanding Company stock option that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company stock option and (b) the number of shares of Class A common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive a cash payment, if any.

Q:             How will Company warrants be treated in the Merger?

A:             Each Company warrant will be canceled in exchange for cash in an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company warrant and (b) the number of shares of Company common stock issuable upon the exercise of such Company warrant. As of the Effective Time, Company warrants will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company warrants, except the right to receive a cash payment, if any.

Q:             How will Company restricted stock units be treated in the Merger?

Except as otherwise described below, each restricted stock unit that remains outstanding as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the Merger Consideration. All restricted stock units that are issued following the date on which the Merger Agreement was signed that remain outstanding as of the Effective Time will vest pro rata based on the portion of such restricted stock unit’s four-year vesting schedule that has lapsed from the grant date to the Effective Time provided that no fewer than one-eighth of such restricted stock units will vest at the Effective Time.

As of the Effective Time, all such restricted stock units, vested and unvested, will no longer be outstanding and will automatically cease to exist, and the holders thereof, including our directors and executive officers, will no longer have any rights with respect to such restricted stock units, except the right to receive a cash payment equal to the Merger Consideration in respect of each vested restricted stock unit, provided, however, restricted stock units issued under the Company’s Change in Control Retention Bonus Plan will remain outstanding at the Effective Time and the payment described above will be made on the earlier of 90 days following the Effective Time if the holder of such restricted stock units is employed by the surviving corporation and termination of the employment of such holder without cause or resignation for good reason after a change in control. The Company may establish a trust, which it will fund in the amount necessary to make payments in respect of the restricted stock units issued under the Company’s Change in Control Retention Bonus Plan.

Q:             Where and when is the special meeting?

A:             The special meeting will be held at [        ] [local time], on [            ], [         ], 2006 at [                                            ].

Q:             Are all Company stockholders as of the record date entitled to vote at the special meeting?

A:             Yes. All stockholders who own Company common stock at the close of business on the record date will be entitled to receive notice of the special meeting and to vote the shares of Company common stock that they hold on that date at the special meeting, or any adjournments or postponements of the special meeting.

Q:             Are all Company stockholders as of the record date entitled to attend the special meeting?

A:             All Company stockholders as of the record date, or their legally authorized proxies named in the proxy card, may attend the special meeting. Seating, however, is limited. Cameras, recording devices, and other electronic devices will not be permitted at the meeting. If you plan to attend the special meeting, please bring your admission card, which is attached to the back of your proxy card. An admission card is required for admission to the special meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Q:             What vote of the Company’s stockholders is required to adopt the Merger Agreement?

A:             For us to complete the Merger, stockholders holding at least 60% of the outstanding shares of Company common stock at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement, with each share having a single vote for these purposes. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the Merger Agreement. Stockholders representing approximately 11.5% of the outstanding shares of Company common stock (which percentage excludes 1,804,000 shares held by each stockholder that are subject to vested employee stock options) have entered into the Voting Agreement with the Buyer, pursuant to which they have agreed to vote (and have granted the Buyer a proxy to vote) all their shares in favor of the adoption of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms.

Q:             Does our Board of Directors recommend that our stockholders vote “FOR” the adoption of the Merger Agreement?

A:             Yes. After careful consideration, the Board of Directors, by a unanimous vote of the directors elected by the holders of the Class A common stock and the Class P common stock, recommends that you vote:

•        “FOR” the adoption of the Merger Agreement. You should read “The Merger—Reasons for the Merger” beginning on page 27 of this proxy statement for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the Merger Agreement.

Each of the Class T Director, elected by the holders of the Class T common stock, and the Class V Director, elected by the holders of the Class V common stock, voted against approval of the Merger Agreement.

In considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Board of Directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30

Q:             What do I need to do now?

A:             We urge you to read this proxy statement carefully, including its appendices and the information incorporated by reference, and to consider how the Merger affects you. If you are a stockholder as of the record date, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and returning each proxy card in the postage-paid envelope provided or submitting your proxy by telephone or the Internet prior to the special meeting.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the Merger.

Q:             How do I revoke or change my vote?

A:             You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Company in writing or by submitting a later-dated new proxy by telephone, the Internet or by mail to Univision, c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:             What does it mean if I get more than one proxy card or vote instruction card?

A:             If your shares are registered differently and are in more than one account, you will receive more than one card. Please sign, date and return all of the proxy cards you receive (or submit your proxy by telephone or the Internet) to ensure that all of your shares are voted.

Q:             When do you expect the Merger to be completed?

A:             We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed in the Spring of 2007, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, including receipt of certain regulatory approvals and the conclusion of the Marketing Period (as defined below under “The Merger Agreement—Effective Time; The Marketing Period”), the exact timing of the completion of the Merger and the likelihood of the consummation thereof cannot be predicted. If any of the conditions in the Merger Agreement are not satisfied, the Merger Agreement may terminate as a result, including the conditions described below under “The Merger Agreement - Conditions to the Merger” beginning on page 60 of this proxy statement.

Q:             Who will bear the cost of this solicitation?

A:             The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will, upon request reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

Q:             Will a proxy solicitor be used?

A:             Yes. The Company has engaged Innisfree to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay Innisfree a fee of approximately $100,000. The Company has also agreed to reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree against certain losses, costs and expenses. In addition, the Buyer has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Buyer will pay any costs associated with the engagement of MacKenzie Partners, Inc.

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the applicable portion of the Aggregate Merger Consideration. You should use the letter of transmittal to exchange stock certificates for the applicable portion of the Aggregate Merger Consideration to which you are entitled as a result of the Merger. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Q:             Who can help answer my other questions?

A:             If you have more questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Innisfree, toll-free at telephone: (877) 456-3422. Banks and brokers may call collect at (212) 750-5833. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. There are “forward looking” statements throughout this proxy statement, including, among others, under the headings “Summary,” “Questions and Answers About the Special Meeting and the Merger,” “The Merger,” “Opinion of the Company’s Financial Advisor,” and “Regulatory Approvals” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•       Financial performance of the Company through the completion of the Merger.

•       Satisfaction of the closing conditions set forth in the Merger Agreement, including the approval of the Company’s stockholders and regulatory approvals.

•       The occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement.

•       The outcome of any legal proceedings instituted against the Company and others in connection with the proposed Merger.

•       The failure of the Merger to close for any reason.

•       Business uncertainty and contractual restrictions during the pendency of the Merger.

•       A significant delay in the expected completion of the Merger.

•       Regulatory review, approvals and restrictions.

•       Diversion of management’s attention from ongoing business concerns.

•       A negative outcome in our litigation with Televisa Internacional S.A. de C.V. (“Televisa”), which provides a significant amount of our network programming.

•       Cancellations or reductions of advertising.

•       Negative events in the markets in which the U.S. Hispanic population is concentrated, due to our sensitivity to economic conditions in those particular markets.

•       Our ability to successfully respond to rapid changes in technology, services and standards to remain competitive.

•       New laws or regulations that eliminate or limit the scope of “must carry” rights or failures could significantly reduce our ability to obtain cable carriage, on which many of our television stations rely.

•       The need to allocate significant amounts of our cash flow to make payments on our indebtedness, which in turn could reduce our financial flexibility and ability to fund other activities.

•       Competition with many companies that have greater resources and are more diversified.

•       The potential that we may never realize the full value from the significant amount of our goodwill and other intangible assets.

REGULATORY APPROVALS

Hart-Scott-Rodino

Under the HSR Act and the rules promulgated thereunder, the Company cannot complete the Merger until it notifies and furnishes information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. It is possible that any of the governmental entities with which filings have been made may seek additional regulatory concessions or states or private parties may commence litigation to prevent the completion of the Merger. There can be no assurance that:

•       the Buyer and the Company will be able to satisfy or comply with such conditions; or

•       such litigation, if any, will be resolved favorably by the Buyer and the Company.

FCC Regulations

Under the Communications Act of 1934, as amended (the “Communications Act”), the Company and the Buyer may not complete the Merger unless they have first obtained the approval of the FCC to transfer control of the Company’s FCC licenses to the Buyer. FCC approval is sought through the filing of applications with the FCC, which are subject to public comment and objections from third parties. The timing or outcome of the FCC approval process cannot be predicted.

THE PARTIES TO THE MERGER

Univision Communications Inc.

Univision Communications Inc., together with its wholly-owned subsidiaries, is the leading Spanish-language media company in the United States. In 2005, the Company operated in four business segments:

•       Television:   The Company’s principal business segment is television, which consists primarily of the Univision and TeleFutura national broadcast networks, the Company’s owned and/or operated television stations, and the Galavisión cable television network. For the year ended December 31, 2005, the television segment accounted for approximately 70% of the Company’s net revenues.

•       Radio   Univision Radio is the largest Spanish-language radio broadcasting company in the United States. Univision Radio owns and/or operates 69 radio stations in 16 of the top 25 United States Hispanic markets and 4 stations in Puerto Rico. For the year ended December 31, 2005, the radio segment accounted for approximately 18% of the Company’s net revenues.

•       Music:   The Company’s music recording and music publishing business, launched in April 2001, includes the Univision Records label, the Fonovisa Records label, SGZ Records label, La Calle label and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies. For the year ended December 31, 2005, the music segment accounted for approximately 11% of the Company’s net revenues.

•       Internet:   Univision Online, Inc. operates the Company’s Internet portal, Univision.com, which provides Spanish-language content directed at Hispanics in the United States, Mexico and Latin

America. For the year ended December 31, 2005, the Internet segment accounted for approximately 1% of the Company’s net revenues.

The Company also has an approximate 14.9% non-voting ownership interest on a fully converted basis in Entravision, a diversified Spanish-language media company that owns and operates the majority of the Company’s non-owned full-power broadcast affiliates and a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the United States.

Umbrella Holdings, LLC

Umbrella Holdings, LLC, the Buyer, is a Delaware limited liability company organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. The Buyer’s principal executive offices are located at 767 Fifth Avenue, 25th Floor, New York, New York 10153 and its telephone number is (212) 310-6777. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Umbrella Holdings, LLC may be converted to a Delaware corporation prior to the Effective Time.

Umbrella Acquisition, Inc.

Umbrella Acquisition, Inc., the Acquisition Sub, is a Delaware corporation wholly-owned by the Buyer, with its principal executive offices located at 767 Fifth Avenue, 25th Floor, New York, New York 10153. The Acquisition Sub’s telephone number is (212) 310-6777. The Acquisition Sub was organized solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement, including related financing transactions. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, the Acquisition Sub will merge with and into the Company. The Company will survive the Merger and the Acquisition Sub will cease to exist.

The Buyer and the Acquisition Sub are newly-formed affiliates of Madison Dearborn Capital Partners V-A, L.P., Providence Equity Partners, V L.P., SCG Investments II, LLC, Thomas H. Lee Equity Fund VI, L.P. and TPG Partners V, L.P. The members of the investor group have the right to transfer a portion of their respective interests in the Buyer in certain circumstances, provided that any such transfer will not release the members of the investor group of their obligations under the limited guarantees and the equity commitment letters. As a result, the investor group may ultimately include additional equity participants.

THE SPECIAL MEETING OF THE STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at a special meeting to be held at [10:00, local time], on [            ], [                   ], 2006 at [                        ] located at [                  ], or at any postponement or adjournment thereof. The purpose of the special meeting is to consider and vote on the proposal to adopt the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Appendix A.

Who Can Vote at the Special Meeting

The holders of record of Company common stock as of the close of business on [record date], which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the special meeting. On [the record date], there were [                ] shares of Company common stock outstanding held by approximately [      ] holders of record, and such shares consisted of:

•       [            ] shares of Class A common stock;

•       36,962,390 shares of Class P common stock;

•       13,593,034 shares of Class T common stock; and

•       17,837,164 shares of Class V common stock.

Vote Required for Adoption of the Merger Agreement

The adoption of the Merger Agreement requires the approval of the holders of at least 60% of the outstanding shares of Company common stock entitled to vote thereon, with each share having a single vote for these purposes. In accordance with the Company’s bylaws, because both the Class T Director and the Class V Director voted against the Merger, each share of Class A, Class P, Class T and Class V common stock outstanding will have only one vote. The failure to vote has the same effect as a vote against adoption of the Merger Agreement. Stockholders who together own approximately 11.5% of the outstanding shares of Company common stock (which percentage excludes 1,804,000 shares held by such stockholders that are subject to vested employee stock options) have agreed to vote (and have granted the Buyer a proxy to vote) all their shares in favor of the adoption of the Merger Agreement. See “The Voting Agreement” beginning on page 65 of this proxy statement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” adoption of the Merger Agreement.

The holders of a majority of the outstanding shares of Company common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

Voting By Proxy

This proxy statement is being sent to you on behalf of the Board of Directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the special meeting by proxies voted by telephone, the Internet or properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board of Directors. After careful consideration, the Board of Directors, by a unanimous vote of all of the directors elected by the holders of the Class A common stock and the Class P common stock, recommends a vote “FOR” adoption of the Merger Agreement. Each of the Class T Director, elected by the holders of the Class T common stock, and the Class V Director, elected by the holders of the Class V common stock, voted against approval of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Board of Directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30.

The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. The Company does not know of any matter to be presented at the special meeting other than the proposal to adopt the Merger Agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies).

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either send a signed written notice to Innisfree revoking your proxy, submit a proxy by telephone, the Internet or mail dated after the date of the earlier proxy you wish to change or attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of your earlier proxy.

If your shares of Company common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” adoption of the Merger Agreement.

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company has retained Innisfree to assist in its solicitation of proxies in connection with the special meeting. Innisfree may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. The Company has agreed to reimburse Innisfree for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay it customary fees in connection with the proxy solicitation. The Company will also, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. In addition, the Buyer has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Buyer will pay any costs associated with the engagement of MacKenzie Partners, Inc.

Submitting Proxies Via the Internet or by Telephone

Our stockholders of record and many of our stockholders who hold their shares of Company common stock through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, stockholders of record may submit their proxies:

•       via the Internet by visiting a website established for that purpose at [      ] (with respect to shares of Class A common stock), [      ] (with respect to shares of Class P common stock), [      ] (with respect to shares of Class T common stock), [      ] (with respect to shares of Class V common stock)  and [    ] (with respect to shares of Company common stock subject to the Company’s employee savings plan) and following the instructions on the website; or

•       by telephone by calling the toll-free number [      ]  in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty (30) days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. For the purposes of adjournment of the special meeting, the holders of Class A, Class T and Class V common stock will have one vote per share, and the holders of Class P common stock will have 10 votes per share. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, the Voting Agreement and the form of Limited Guarantee, which are attached to this proxy statement as Appendices A, B and C, respectively. You should read each agreement carefully.

Background of the Merger

In January 2006, Mr. A. Jerrold Perenchio and other senior executives of the Company met with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) and UBS Securities LLC (“UBS”) to discuss ways to maximize stockholder value in light of the Company’s leading position in the television, radio, music and online industries, the highly attractive demographic trends among the Company’s target audience and the current state of the media industry landscape.

On February 8, 2006, at a regularly scheduled meeting of the Board of Directors, attended by Skadden, UBS and the Company’s regular counsel, O’Melveny & Myers LLP (“OM&M”), Mr. Perenchio indicated that the Company’s leading industry position, strong recent stock price performance and the prevailing market conditions were right for a thorough consideration of strategic alternatives, including a possible sale of the Company. The Board of Directors considered a presentation by UBS detailing the process and timetable leading up to a strategic transaction or sale as well as the prevailing conditions of the mergers and acquisitions market, potential strategic and financial buyers who were considered likely to be interested parties and the high likelihood of completing a transaction in the current market environment. Skadden then made a presentation outlining the fiduciary duties of the members of the Board of Directors to protect stockholder interests and maximize stockholder value in the consideration and consummation of any transaction resulting from the process. The members of the Board of Directors asked questions of both UBS and Skadden and discussed the matter thoroughly. During discussion, members of the Board of Directors raised the issue of the special approvals that would be required of the Class T Director and the Class V Director in such a transaction as well as the impact on any potential transaction of the litigation pending between the Company and Televisa. The Class V Director indicated that Venevision was not necessarily opposed to proceeding to explore alternatives. At the time, no Class T Director was present. The previous Class T Director and Class T Alternate Director had resigned in May 2005 and Televisa, as beneficial owner of the Company’s Class T common stock, had not acted to elect any successor.

After thorough discussion and consideration of all relevant issues, the Board of Directors resolved to begin a process to explore strategic alternatives to enhance stockholder value, including but not limited to the raising of capital through the sale of securities or assets of the Company, a recapitalization, strategic acquisitions, and the combination, sale or merger of the Company with another entity. The Board of

Directors authorized the executive management of the Company to review, evaluate and make recommendations to the stockholders of the Company with respect to such alternatives, and authorized the retention of UBS to act as its exclusive financial advisor and Skadden to act as special counsel to the Company in the process. In its announcement of these decisions, the Company stated that no decision had been made to engage in a transaction or transactions resulting from the Board of Directors’ exploration of strategic alternatives, and that there could be no assurance that any transaction would occur.

On February 15, Goldman Sachs, Texas Pacific Group and Thomas H. Lee Partners agreed to investigate jointly pursuing a bid for the Company. On February 15, Goldman Sachs, Texas Pacific Group and Thomas H. Lee Partners also had conversations with Televisa’s advisors regarding the possibility of Televisa jointly pursuing a bid with this consortium, and representatives of this consortium subsequently met with Televisa’s advisors on February 28 in New York. Representatives from Madison Dearborn Partners (“Madison Dearborn”) and Providence Equity Partners (“Providence Equity”) also each met separately with representatives of Televisa and their advisors on that date.

On February 16, eight days after the announcement by the Company that it would begin a process to explore strategic alternatives, Televisa delivered a purported notice of material breach of certain agreements between Televisa and the Company including the Program License Agreement pursuant to which Televisa is obligated to supply programming to the Company through 2017. On March 2, the Company responded to Televisa’s purported notice asserting that the notice was procedurally defective and that Televisa’s breach claims were not, in any event, well-founded.

Between February 8 and March 13, UBS prepared marketing materials and contacted 44 potential buyers (22 strategic and 22 financial) regarding a potential transaction. UBS, working together with Skadden, prepared, negotiated and executed confidentiality agreements on behalf of the Company with 29 interested parties, including Madison Dearborn, Providence Equity, Saban Capital Group (“Saban”), Texas Pacific Group and Thomas H. Lee Partners, who later agreed to work together to submit a proposal for a transaction with the Company (“Consortium 1”). Each of the potential buyers that signed a confidentiality agreement received from the Company or UBS, a confidential information memorandum with internal projections and other non-public information about the Company.

From the end of February 2006 through the first week of May, Madison Dearborn, Providence Equity and Saban had a series of discussions with Televisa and its representatives to explore the terms and conditions under which they might co-invest in an investment vehicle that would make a proposal for a transaction with the Company. During this period, one or more of Bain Capital Partners, LLC, The Blackstone Group, The Carlyle Group, Kohlberg Kravis & Roberts & Co. and Venevision also participated at certain times with Madison Dearborn, Providence Equity and Saban in the discussions with Televisa and its representatives. After discussing their respective levels of interest in pursuing a transaction, and engaging in the preliminary stages of negotiations regarding the major investment terms, including governance rights, Madison Dearborn, Providence Equity and Saban concluded that they would not be able to reach an agreement with Televisa on the terms under which they might work together. During the second week of May, Madison Dearborn, Providence Equity and Saban were informed by a representative of Televisa that Televisa had chosen to work with other private equity firms.

On March 20, UBS sent an initial bid process letter to 26 of the 29 interested parties who had received a confidential information memorandum. The letter set forth a two-phase process involving, first, qualifying discussions to be held with each interested party following review of the confidential information memorandum and, thereafter, selected potential bidders would be invited to attend management presentations, perform due diligence and submit binding final proposals. After UBS conducted such qualifying discussions, the Company gave management presentations and/or provided access to the data room to two (2) strategic buyers and three (3) financial consortiums.

On April 4, after further discussions, Goldman Sachs, Texas Pacific Group and Thomas H. Lee Partners engaged in qualifying discussions with UBS relating to the Company. On April 25, Goldman Sachs, Texas Pacific Group and Thomas H. Lee Partners submitted to Televisa a set of terms under which they would be willing to work with Televisa in pursuit of a final bid for the Company. However, shortly thereafter, Goldman Sachs, Texas Pacific Group and Thomas H. Lee Partners decided that they would not bid jointly with Televisa.

In a Schedule 13D filed on April 19, Televisa stated that it was considering various alternatives to determine what, if any, course of action it would pursue, in light of the Company’s exploration of strategic alternatives, but that no decision had been made as to the course of action Televisa would take. The filing stated further that Televisa would act to designate a Class T Director to the Board of Directors to fill the vacancy created by the resignation in May 2005 of the previous Class T Director pursuant to its rights as holder of shares of the Company’s Class T common stock. On April 21, 2006 the board of directors of Televisa designated Mr. Ricardo Maldonado, Secretary of the board of directors of Televisa, as the Class T Director of the Company.

In a Schedule 13D filed on April 27, Televisa stated that the board of directors of Televisa had held a meeting on April 27 and authorized Emilio Azcarraga, chairman of the board, president and chief executive officer of Televisa, and Alfonso de Angoitia, executive vice president of Televisa, in their judgment to enter into a group with others and to make a plan or proposal for a transaction with the Company which, if successful, would involve an increase in Televisa’s minority shareholding of the Company.

Goldman Sachs, Texas Pacific Group and Thomas H. Lee Partners attended a management presentation with the Company on April 27 along with potential financing sources, including Credit Suisse Securities (USA) LLC (“CS”), Deutsche Bank Securities Inc. (“DB”), Banc of America, Lehman Brothers, Merrill Lynch, Citigroup and Goldman Sachs. Shortly thereafter, on May 7, Goldman Sachs notified Texas Pacific Group and Thomas H. Lee Partners that it would not pursue the proposed transaction. On or around May 8, each of Madison Dearborn, Providence Equity, Texas Pacific Group and Thomas H. Lee Partners contacted UBS to discuss additional private equity firms to work with in pursuit of a final bid for the Company. On or around May 10, principals of Texas Pacific Group and Thomas H. Lee Partners and principals of Madison Dearborn, Providence Equity and Saban had discussions regarding the joint pursuit of a bid for the Company. On May 12, Consortium 1 agreed to work together to pursue a joint bid for the Company. On the following day, representatives of Texas Pacific Group and Thomas H. Lee Partners notified CS that it had been chosen as Consortium 1’s lead financial advisor. On May 22, a second management presentation was held with representatives of Madison Dearborn, Providence Equity, Saban, Texas Pacific Group and Thomas H. Lee Partners as well as CS, DB, Banc of America and Wachovia.

On May 10, the Board of Directors met following the Company’s annual meeting of the stockholders. Representatives of UBS, Skadden and OM&M attended. The Board of Directors discussed, among other things, the status of the strategic alternatives process and the process going forward. Due to Televisa’s participation in the auction process, the Class T Director, Mr. Maldonado, was recused from the meeting prior to discussions with respect to the auction process. The Class V Director, Gustavo Cisneros, chairman and chief executive officer of the Cisneros Group, and the Class V Alternate Director, Alejandro Rivera, managing director and vice president of Venevision, were also recused from such discussions due to the potential that Venevision would become a participant in the auction process. Additionally, a Class A/P director, Alan F. Horn, president and chief operating officer of Warner Bros., was recused from such discussions due to the potential that Time Warner Inc. would become a participant in the auction process. The Board of Directors determined that, due to potential conflicts of interests, neither the Class T Director, the Class V Director, nor their respective alternates, should be included in further discussions of the Board of Directors with respect to the auction process.

On May 12, Televisa filed a Schedule 13D announcing that it had decided to work together with Bain Capital Partners, LLC, The Blackstone Group, The Carlyle Group, Cascade Investment L.L.C, and Kohlberg Kravis Roberts & Co. (including Televisa, “Consortium 2”) for the purpose of making a plan or proposal for a transaction with the Company which, if successful, would involve an increase in Televisa’s minority shareholding of the Company.

On May 18, Consortium 2 along with its potential financing sources attended a management presentation with the Company.

On May 26, initial drafts of the auction merger agreements prepared by Skadden were circulated to representatives for each of the two consortiums, and on May 31, UBS sent a final bid process letter to representatives for each of Consortium 1 and Consortium 2 setting forth the requisite components for the final bids and setting a final deadline of June 20. The two consortiums were requested to submit written bid packages indicating the price per share to be paid for 100% of the capital stock of the Company and consisting of (i) a copy of the auction merger agreement marked with any proposed changes, (ii) a detailed description of financing sources, including commitment letters, (iii) a description of any potential FCC regulatory issues and plans to address those issues, and (iv) a description of any other material conditions or contingencies to be resolved prior to consummation of a transaction. In the letter, UBS also explained that UBS and Skadden would make themselves available to discuss and negotiate key terms and provisions with respect to both the auction merger agreement and potential regulatory issues prior to the June 20 deadline and that the Company strongly encouraged prospective purchasers to avail themselves of the opportunity to negotiate proposed changes to the auction merger agreement and discuss potential regulatory issues prior to the June 20 deadline.

Consortium 2 and its representatives invited the Company and its regulatory counsel to a June 5 meeting at the offices of The Carlyle Group to discuss and negotiate the consortium’s proposed ownership and management structure, and proposed plan for dealing with potential FCC regulatory issues raised by the inclusion of foreign owners (Televisa and Venevision) in the consortium. On June 8, Consortium 2 provided the Company and its representatives with a term sheet setting forth their proposed ownership and management structure. During a June 9 meeting at UBS between the Company and its representatives and Consortium 2 and its regulatory counsel, Skadden, as regulatory counsel to the Company, advised representatives of Consortium 2 that the term sheet raised numerous material concerns with respect to regulatory approval. At that time representatives of Consortium 2 indicated a willingness to revise the term sheet to reduce the potential FCC regulatory issues. Follow-up conference calls were conducted on June 12 and June 13 to further discuss the Company’s concerns with Consortium 2’s proposed ownership and management structure and the potential FCC regulatory issues it created. Consortium 2’s regulatory counsel requested an in-person meeting with Skadden, which was held at Skadden’s Washington, D.C. offices on June 14 and was followed by two further conference calls on June 16 and June 17 during which Skadden emphasized that delays in the FCC approval process arising from regulatory issues with respect to a potential bidder’s proposed ownership or management structure would weigh against any proposed transaction considered by the Board of Directors.

In addition, Consortium 2 was informed that other bidders had met with Skadden, UBS and the Company to discuss and negotiate the terms of the auction merger agreement, but Consortium 2 nonetheless failed to raise any concerns with or otherwise avail themselves of the opportunity to discuss with Skadden any material issues on the auction merger agreement.

On June 8, Consortium 1 provided initial comments on the auction merger agreement and ancillary documents to Skadden, and requested meetings with the Company and its representatives during the week of June 12 to discuss and negotiate material merger agreement issues with respect to corporate and regulatory matters. Between June 13 and June 20, meetings between the executive management of the Company and its representatives and Consortium 1 and its representatives, were held telephonically and in-person at Skadden’s New York offices to negotiate and discuss material terms of the auction merger agreement with respect to corporate and regulatory matters. On Tuesday, June 13, Weil, Gotshal & Manges LLP (“Weil”), as legal representative to Consortium 1, engaged in a full day of negotiations with Skadden in New York on material merger agreement issues. On Thursday, June 15, principals from each of the investors in Consortium 1, CS and DB (as financial advisors to Consortium 1), Weil, Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), as special counsel to Texas Pacific Group, and Hogan & Hartson L.L.P. (“H&H”), as special FCC counsel to Consortium 1, met in Skadden’s New York offices with Skadden, UBS and the executive management of the Company in a series of negotiations lasting all day and including discussions of material merger agreement issues as well as conversations with former FCC chairman and current senior advisor to Providence Equity, Michael K. Powell and regulatory counsel from Skadden, Weil and H&H to plan for resolution of any potential FCC issues. Mr. Powell attended morning meetings at Skadden to present to Skadden and UBS a full analysis of the potential FCC issues that Consortium 1 would face and the means by which Consortium 1 planned to resolve any such issues. Based upon discussions with the executive management of the Company, Skadden provided a revised auction merger agreement to Consortium 1 on June 17 incorporating the progress made in negotiations and discussions during the week.

Prior to the 5:00 pm EST deadline on Tuesday, June 20, Consortium 1 notified UBS that it intended to submit a bid, but that such bid would not be fully prepared until shortly after the deadline. In the early morning hours of Wednesday, June 21, Consortium 1 submitted a definitive proposal to acquire 100% of the capital stock of the Company for $35.50 per share, conditioned on acceptance prior to 9:00 am on Friday, June 23. Consortium 1’s proposal contained no financing conditions, indicated confidence in a swift regulatory approvals process, included assumption of all regulatory risk by the consortium, and was accompanied by debt commitment letters from major lending institutions and the form of equity commitment letters from the Investors in Consortium 1 indicating that Consortium 1 had financing available to consummate its proposal.

A meeting of the Board of Directors was held on Wednesday, June 21, the purpose of which was to discuss and compare the proposals submitted by Consortium 1 and expected to be submitted by Consortium 2. Representatives of UBS, Skadden and OM&M attended. At the meeting, UBS presented to the Board of Directors an overview and analysis of the auction process up to that point. Skadden presented a summary and analysis of the material merger agreement issues raised by Consortium 1’s proposal. The Board of Directors discussed the Consortium 1 proposal and the lack of a proposal from Consortium 2. After careful consideration, the Board of Directors instructed the representatives of the Company to reject Consortium 1’s initial proposal as too low and to request an increased price and further concessions on the merger agreement. The meeting was continued to Sunday, June 25 or at such time as further material developments occurred in the auction process.

Following the meeting of the Board of Directors, UBS placed a phone call to representatives of Consortium 1 to inform the consortium that its initial proposal was too low and that certain material issues on the merger agreement were still not agreeable to the Company. After discussion with the members of Consortium 1, representatives of Consortium 1 quickly rejected the request and informed the Company that it had no intention of increasing its proposed purchase price or changing its position on any material merger agreement issues.

In the early morning hours of Friday, June 23, Consortium 2 submitted a definitive proposal to acquire 100% of the capital stock of the Company for $35.75 per share conditioned on acceptance prior to midnight on Sunday, June 25. Consortium 2’s proposal failed to address many of the material concerns that the Company had previously identified with respect to FCC regulatory risk, foreign ownership and control of the surviving corporation. The proposal further rejected the assumption of regulatory risk by the consortium, and had significant material comments to the auction merger agreement which it had not previously discussed with the Company or its representatives. Consortium 2’s proposal made it evident, as had previously been reported in numerous press accounts, that The Carlyle Group, Kohlberg Kravis

Roberts & Co., The Blackstone Group and Venevision, whom the Company had been led to believe were formerly members of Consortium 2, had dropped out of the consortium, leaving Consortium 2 with only Televisa, Bain Capital Partners, LLC and Cascade Investment L.L.C. Later in the day on Friday, June 23, one of the members of Consortium 2 had a conversation with a representative of the Company, wherein the member of Consortium 2 indicated that Consortium 2 had little if any room to move on value from $35.75.

Late in the evening on Friday, June 23, Consortium 1 informed representatives of the Company that it was prepared to increase the proposed merger price to $36.25 per share, but only on the condition that the Company and its representatives engage in good faith exclusive negotiations over a seventy-two (72) hour period to resolve all outstanding material merger agreement issues and that a definitive agreement be entered into at the end of such seventy-two (72) hour period. After discussion with UBS and Skadden and consideration of the fact that Consortium 2’s proposal had substantial material issues to be resolved with respect to the merger agreement, and was made by a consortium that had lost the majority of its private equity investors, the executive management of the Company agreed to the negotiation period with Consortium 1 with the intent of reaching agreement on the remaining material merger agreement issues prior to the Company’s Board of Directors meeting scheduled for Monday, June 26.

On Saturday, June 24, principals from each of the investors in Consortium 1, Weil, Cleary, H&H and CS met in UBS’ Los Angeles offices with Skadden, UBS and the executive management of the Company in a series of negotiations lasting all day and late into the evening. Such meetings continued on June 25 and included constant discussions between the executive management of the Company and its advisors. At a continuation of the Wednesday, June 21 meeting of the Board of Directors held on Sunday, June 25, executive management, UBS and Skadden provided an update regarding the auction process and the possibility of approving a transaction at the next day’s Board of Directors meeting.

Final agreement on all outstanding material issues regarding the merger agreement and proposal from Consortium 1 was reached on Monday, June 26. During the period leading up to such agreement, no further contact or follow up was attempted or made by Consortium 2 with respect to their proposal other than a telephone conversation between a member of Consortium 2 and a representative of the Company wherein the Company’s representative informed the member of Consortium 2 that the Company was not in a position to engage in discussions with Consortium 2 and a letter received by UBS during the afternoon of Monday, June 26, from Simpson Thacher & Bartlett LLP, counsel to Consortium 2, signed by Televisa, Bain Capital Partners, LLC and Cascade Investments L.L.C, informing the Company that the bid deadline for Consortium 2’s offer had been extended until 11:59 p.m., New York time, on Wednesday, June 28 and further, that Consortium 2 was prepared to discuss the terms of their proposal with the Company.

A meeting of the Board of Directors for which notice had been given seventy-two (72) hours in advance as required by the Company’s bylaws was held on the evening of June 26. Representatives of UBS, Skadden and OM&M attended. In light of the importance of that meeting and the necessity of obtaining the vote of the Class T Director and the Class V Director in order to ascertain the level of stockholder approval required to adopt the Merger Agreement, the Class T Director and the Class V Director and their respective alternates received notice of that meeting and were invited to participate fully in the presentations and deliberations of the Board of Directors. At that meeting, in which both the Class T Director and the Class V Director participated, executive management, UBS and Skadden made presentations with respect to the auction process. UBS presented to the Board of Directors an overview of the auction process and the background of the potential transaction with Consortium 1. UBS discussed a number of valuation metrics, including the historical valuation of the Company’s stock, and presented to the Board of Directors certain precedent transactions relevant to analysis of Consortium 1’s proposal. Skadden presented to the Board of Directors an analysis of the legal terms of Consortium 1’s proposal as well as an overview of material differences between the proposed merger agreements submitted by Consortium 1 and Consortium 2. The Board of Directors also discussed alternatives to the proposals as well as Consortium 1’s requirement that Televisa and Venevision have the ability to “roll” their shares of the Company common stock in connection with the Merger and obtain an ownership interest in the Buyer. Skadden advised the Board of Directors of their fiduciary duties as members of the Board of Directors in consideration of such a transaction. Following the presentations of each of UBS and Skadden, the executive management of the Company recommended to the Board of Directors that they approve the transaction.

In the middle of the meeting, an urgent electronic communication was received from Wachtell, Lipton, Rosen & Katz, counsel to Televisa, from Televisa and Bain Capital Partners, LLC stating that they were surprised that the Company elected not to talk with them prior to the meeting of the Board of Directors and further, that they were prepared to discuss the terms of their proposal with the Company, including the price term. The full text of the letter was read to the Board of Directors for their consideration. The Board of Directors noted that the letter did not represent an increase in the value of the bid made by Consortium 2, did not acknowledge or otherwise address the concerns previously raised by the Company to Consortium 2 in earlier negotiations and was not signed by Cascade Investment, L.L.C. The Board of Directors also noted and discussed, in consultation with their financial and legal advisers, the substantial risk that the failure of the Board of Directors to approve the entrance into a definitive agreement with respect to Consortium 1’s offer would result in the withdrawal of such offer and the forfeiture of its premium.

The Board of Directors then considered and discussed the transaction and asked questions of Skadden, UBS and the executive management. Following such discussions, the confirmation by each of the Class T Director and the Class V Director that they had no further questions and after a careful review of the terms and conditions of the Merger Agreement, including the ability of the Board of Directors to change its recommendation under certain circumstances and the understanding of the Board of Directors, after consulting with their financial and legal advisers, that the termination fee, which amounted to $0.88 per share and 2.44% of the value of the equity interests of the Company on a fully diluted basis, assuming a purchase price of $36.25 a share, in the proposed transaction, to be paid by the Company if the Merger Agreement was terminated under certain circumstances, was reasonable, customary and not preclusive, the Board of Directors, in a unanimous vote of the directors elected by the holders of Class A common stock and Class P common stock, determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, approved the Merger and the Merger Agreement and resolved to recommend to the stockholders of the Company approval of the Merger and approval and adoption of the Merger Agreement. Each of the Class T Director, elected by the holders of the Class T common stock, and the Class V Director, elected by the holders of the Class V common stock, voted against approval of the Merger Agreement.

After the June 26 meeting of the Board of Directors, the Company, Buyer and Acquisition Sub executed the merger agreement and issued a press release announcing the merger.

In a letter dated as of July 5 (and filed on a Schedule 13D on the same date) Televisa advised Consortium 1, as the Buyer, that it would not deliver a conversion notice and none of its shares of the Company would be rolled-over as permitted by the Merger Agreement. Televisa did, however request a discussion with the Buyer regarding the sale of Televisa’s shares of Company common stock as soon as possible based on the present value of the price per share set forth in the Merger Agreement. Representatives of the Buyer and Televisa and its representatives have discussed the roll-over of Televisa’s shares and warrants of the Company into Buyer securities pursuant to the terms of the Merger Agreement, including the potential tax benefits that might be achieved, and the terms and conditions thereof, but the opportunity to roll-over pursuant to the terms of the Merger Agreement expired on July 13, 2006. The Buyer has informed the Company that it may seek to have further discussions with Televisa regarding the acquisition by Televisa of an ownership interest in the Buyer and such discussions may lead to an agreement on the terms of such an acquisition; however, at present, no such agreement has been reached and any such agreement between Televisa and the Buyer which relates to a proposed roll-over of securities held by Televisa pursuant to the Merger Agreement will remain subject to the Company’s consent prior to the Effective Time.

In a Schedule 13D filed on July 5, Televisa pointed out that following a disposition of Televisa’s holdings in the Company pursuant to the Merger Agreement or a sale of such holdings to the Buyer or any other third party, Televisa would no longer be bound by (subject to a limited exception) the Participation Agreement, dated October 2, 1996, by and among the Company, A. Jerrold Perenchio, Televisa, Gustavo A. Cisneros, Ricardo J. Cisneros and Corporacion Venezolana de Television (Venevision) C.A.

The Company responded on July 6 with a press release stating that Televisa’s Schedule 13D has no bearing on the Program License Agreement between Univision and Televisa, which gives Univision exclusive rights through 2017 to broadcast in the US and Puerto Rico all Spanish-language programming produced by and for Televisa and further that the termination of the Participation Agreement referenced in Televisa’s filing will have no impact on the Company’s business or on the Merger Agreement.

Reasons for the Merger

After careful consideration, the Board of Directors, by a unanimous vote of the directors elected by the holders of the Class A common stock and the Class P common stock, has determined that the Merger Agreement is advisable, fair to and in the best interests of the Company and its stockholders, has approved, adopted and authorized in all respects the Merger Agreement and recommends that you vote “FOR” the adoption of the Merger Agreement. Each of the Class T Director, elected by the holders of the Class T common stock, and the Class V Director, elected by the holders of the Class V common stock, voted against approval of the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Board of Directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30. In reaching the decision to approve, adopt and authorize the Merger, the Merger Agreement, and the other transactions contemplated under the Merger Agreement, our Board of Directors consulted with senior management and Univision’s financial and legal advisors, and considered a number of factors, including, but not limited to, those set forth below, in reaching its decision.

•       The Board of Directors’ familiarity with the business, financial condition, results of operations, prospects and competitive position of Univision, including the industry challenges faced by the company, the pendency of the lawsuit brought by Televisa against Univision and the other risks inherent in achieving our plans.

•       The fact that Univision, with the assistance of its advisors, had conducted a wide ranging process to solicit indications of interest in a transaction, including (1) the public announcement on February 8, 2006 of its intention to evaluate strategic alternatives, (2) contacting forty-four (44) potentially interested parties, (3) the execution of twenty-nine (29) confidentiality agreements, (4) the conduct of discussions and negotiations with four (4) groups and (5) the receipt of two (2) definitive proposals to acquire the Company, as described under “The Merger—Background of the Merger.”

•       The financial presentation and analysis, including the opinion dated June 26, 2006 of UBS, to the Board of Directors, to the effect that as of that date, and based upon and subject to the various assumptions made, matters considered and limitations described therein, the Merger Consideration to be received by holders of the Company’s Class A common stock (other than affiliates of Univision and affiliates of and holders of beneficial interests in the Buyer to the extent they are holders of our Class A common stock) in the Merger was fair, from a financial point of view, to such holders as described under “Opinion of Univision’s Financial Advisor.”  The full text of the UBS opinion is attached to this proxy statement as Appendix D.

•       The premium over the recent historical market prices of our Class A common stock reflected in the $36.25 price per share. The Board of Directors, in its deliberations noted that the $36.25 per share reflected a premium of approximately 18.7% above the closing trading price of Univision Class A common shares on February 7, 2006, the day prior to the announcement of Univision’s decision to consider strategic alternatives.

•       The fact that the $36.25 price per share reflected the highest value received from all parties contacted in soliciting indications of interest under the process discussed above.

•       The judgment of the Board of Directors that continuing the process by entering into negotiations with any other parties, including Consortium 2, would subject Univision to significant additional negotiation and risk, and would endanger the offer received from the Buyer.

•       The Debt Commitment Letters indicated a strong commitment on the part of the lenders with few conditions that would permit the lenders to terminate their commitment.

•       The terms of the Merger Agreement, which among other matters permit Univision to respond to Competing Proposals, and, upon payment of a $300 million fee, to accept an unsolicited proposal that our Board of Directors determines to be superior to the Merger, under certain circumstances as more fully described under “The Merger Agreement—No Solicitation of Alternative Proposals.”

•       The provisions of the Merger Agreement that allow the Board of Directors, under certain circumstances, to change its recommendation that Univision’s stockholders vote in favor of the adoption of the Merger Agreement.

•       The limited conditions applicable to the consummation of the Merger under the Merger Agreement, including the absence of a financing condition and the requirement that any breach by Univision of its representations, warranties, covenants or agreements have a material adverse effect for the related conditions to fail to be met.

•       The terms of the Merger Agreement that provide for the payment to the Company of a fee equal to $500 million if the Merger Agreement is terminated by the Company due to the failure to receive the requisite regulatory approvals prior to a specified date provided that all other conditions to the Buyer’s obligations to consummate the Merger have been satisfied.

•       The terms of the Merger Agreement that provide for the payment to the Company of a fee equal to $300 million if the Merger Agreement is terminated by the Company due to the Buyer’s failure to effect the closing because of a failure to receive adequate proceeds from one or more of the financings contemplated by the financing commitments.

•       The terms of the Merger Agreement that allow the Company to seek damages up to $300 million (less any termination fee previously paid) in the event of an intentional breach by the Buyer of its obligations under the Merger Agreement.

•       The other terms of the Merger Agreement, including the several limited guarantees provided by the Investors and the respective representations, warranties and covenants of the parties.

•       The fact that the consideration to be received in the Merger is all cash.

•       The understanding of the directors, after consulting with their financial and legal advisers, that the termination fee of $300 million to be paid by the Company if the Merger Agreement is terminated under certain circumstances, was reasonable, customary and not preclusive.

•       The availability of appraisal rights to our stockholders.

•       The experience of the Investors in completing acquisitions.

•       The agreement of Mr. Perenchio and certain stockholders of Univision affiliated with Mr. Perenchio holding approximately 11.5% of the Company common stock (which percentage excludes 1,804,000 shares held by such stockholders that are subject to vested employee stock options) to vote the shares held by them in favor of the approval and adoption Merger Agreement.

The Board of Directors also considered the following potentially negative factors in reaching its decision to approve, adopt and authorize in all respects the Merger Agreement, the Merger and the other transactions contemplated under the Merger Agreement:

•       The risk that the financing contemplated by the Debt Commitment Letters for the consummation of the Merger might not be obtained.

•       The fact that the consideration received in the Merger will be taxable to the stockholders of the Company.

•       The fact that by consummating a transaction, the stockholders of the Company will be foregoing the opportunity to participate in the future growth and success of the Company, and any increase in our value.

•       That the terms of the Merger Agreement prohibit the solicitation of other acquisition proposals.

•       That the Class T Director and the Class V Director voted against approval and adoption of the Merger Agreement.

•       That the interests of the directors and officers of the Company may be different in certain respects from the interests of stockholders generally, as described under “Interest of Certain Persons in the Merger.”

•       The restrictions on the conduct of our business prior to the consummation of the Merger, which, subject to specific limitations, may delay or prevent the Company from taking certain actions during the time that the Merger Agreement remains in effect.

•       The requirement that under the terms of the Merger Agreement, the Company would pay the Buyer a termination fee if it were to terminate the Merger Agreement to accept a Superior Proposal for the acquisition of the Company, if the Board of Directors were to change its recommendation concerning the Merger Agreement, or in certain other circumstances (including, in some instances, when stockholders do not vote to approve the Merger and adopt the Merger Agreement), and that our obligation to pay the termination fee might discourage other parties from proposing a business combination with, or an acquisition of, Univision.

•       The fact that the Company is entering into a Merger Agreement with a newly formed limited liability company with essentially no assets and, accordingly, that its remedy in connection with intentional breaches of the Merger Agreement by the Buyer or the Acquisition Sub is limited to $300 million in damages less any termination fees previously paid by the Buyer.

•       The risk that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if approved by our stockholders.

The Board of Directors considered all of the factors as a whole and a majority of the Board of Directors considered the factors in their totality to be favorable to and in support of the decision to approve, adopt and authorize in all respects the Merger Agreement, the Merger and the other transactions contemplated under the Merger Agreement and to recommend that the Company’s stockholders approve and adopt the Merger Agreement.

In view of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors. In addition, each individual director may have given different weights to different factors.

The foregoing discussion of our Board of Directors’ considerations concerning the Merger is forward looking in nature. This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Recommendation of the Board of Directors

After careful consideration, the Board of Directors, by a unanimous vote of the directors elected by the holders of the Class A common stock and the Class P common stock:

•       has determined that the Merger Agreement is advisable, fair to and in the best interests of the Company and its stockholders;

•       has approved, adopted and authorized in all respects the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; and

•       recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

Each of the Class T Director, elected by the holders of the Class T common stock, and the Class V Director, elected by the holders of the Class V common stock, voted against approval of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the Board of Directors have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

New Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the Merger, nor has any executive officer, who has plans or is expected to remain with the surviving corporation, entered into any agreement, arrangement or understanding with the Buyer or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.  Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain after the Merger is completed, which means that such executive officers may, prior to the closing of the Merger, enter into new arrangements with the Buyer or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Treatment of Stock Options

As of the record date, there were [                ] outstanding Company stock options held by our directors and executive officers under the Company’s stock option plans. Of such Company stock options, [            ] have an exercise price below $36.25. Each outstanding Company stock option that remains outstanding and unexercised as of the Effective Time, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company stock option and (b) the number of shares of Class A common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive a cash payment, if any.

Treatment of Warrants

Affiliates of Televisa, which own approximately 9.9% of the Company common stock, elect the Class T Director who has voted against the approval of the Merger Agreement. Affiliates of Venevision, which own approximately 5.9% of the Company common stock, elect the Class V Director who has voted against the approval of the Merger Agreement. In total, Televisa and Venevision own 27,439,700 warrants with an exercise price of $0.032195 and 11,900,000 warrants with an exercise price of $38.261. The Class T and Class V Directors disclaim beneficial ownership of the warrants and the shares underlying such warrants. Each Company warrant will be canceled in exchange for cash in an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company warrant and (b) the number of shares of Company common stock issuable upon the exercise of such Company warrant. As of the Effective Time, Company warrants will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company warrants, except the right to receive a cash payment, if any.

Treatment of Restricted Stock Units

As of the record date, our directors and executive officers held [                ] Company restricted stock units. Except as otherwise described below, each restricted stock unit that remains outstanding as of the Effective Time, including restricted stock units held by our executive officers and directors, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the Merger Consideration. All restricted stock units that are issued following the date on which the Merger Agreement was signed, including restricted stock units issued to our directors and executive officers following the date on which the Merger Agreement was signed, that remain outstanding as of the Effective Time will vest pro rata based on the portion of such restricted stock unit’s four-year vesting schedule that has lapsed from the grant date to the Effective Time, provided that no fewer than one-eighth of such restricted stock units will vest at the Effective Time.

As of the Effective Time, all such restricted stock units will no longer be outstanding and will automatically cease to exist, and such directors and executive officers will no longer have any rights with respect to the restricted stock units, except with respect to the vested restricted stock units, the right to receive a cash payment equal to the Merger Consideration in respect of each vested restricted stock unit; provided, however, that the 400,000 additional restricted stock units issued to certain executive officers under the Company’s Change in Control Retention Bonus Plan will remain outstanding at the Effective Time and the payment described above will be made on the earlier of 90 days following the Effective Time, if the holder of such restricted stock units is employed by the Buyer, and termination of such holder without cause or resignation for good reason after a change of control.

Change in Control Severance Plan

The Company has adopted a Change in Control Severance Plan in which a number of its key employees participate, including its executive officers.  Pursuant to this plan, following termination of employment without cause or for good reason in connection with a change in control of the Company, such executive officer would be entitled to the greater of (a) the amount to which the officer is entitled to receive under a written employment agreement with the Company and (b) three times the sum of (1) his annual base salary plus (2) his “Maximum Annual Bonus” (which is equal to two times his annual base salary). In addition, such executive officer would be entitled to accelerated vesting of his outstanding and unvested options and other equity-based awards (other than restricted stock units granted after June 26, 2007) that were granted to him prior to the Effective Time and which remain outstanding at the time of his termination of employment, continuation of benefits for up to three years, a pro rata annual bonus, and outplacement services and legal fees. The executive officer would be entitled to a gross-up payment from the Company in certain circumstances if his benefits in connection with a change in control would be “excess parachute payments” as defined by Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code. For purposes of the Change in Control Severance Plan, our executive officers have “good reason” to terminate employment if there is a material adverse alteration in the nature or status of the executive’s responsibilities with the Company, there is a reduction in the executive’s salary or target bonus opportunity, the executive’s commute to work is increased by at least 50 miles, or the executive is no longer employed in the same position with a New York Stock Exchange publicly traded company that has publicly traded equity float in excess of $5 billion.

Rabbi Trust

Pursuant to the terms of the Merger Agreement, the Board of Directors has the authority to adopt and fund a “rabbi” trust to satisfy the Company’s obligations to our executive officers under the Change of Control Severance Plan and each of the restricted stock unit agreements entered into with the executive officers in connection with the Company’s Change in Control Retention Bonus Plan.

Estimated Payments

Set forth below is (a) an estimation of the severance benefits payable to each of the executive officers assuming that such officer is terminated immediately following the Effective Time (excluding any gross-up payment as described above) and (b) an estimated prorated bonus payment that each of the executive officers would be entitled to receive upon termination of employment assuming that the Effective Time occurs on March 26, 2007 and assuming that such officer is terminated immediately following the Merger:

Name	Estimated Cash Severance Amount	Estimated Pro Rata Bonus Amount
Robert Cahill	$6,750,000	$375,000
Andrew Hobson	$7,650,000	$425,000
Douglas Kranwinkle	$6,300,000	$350,000
Ray Rodriguez	$9,000,000	$500,000

Set forth below is the number of vested and unvested stock options (excluding options where the exercise price of such options exceeds $36.25) held by our executive officers as of July 10, 2006 and the dollar value of the accelerated options (calculated assuming a purchase price of $36.25 per share):

Name	Number of Vested Options Held as of July 10, 2006	Number of Unvested Options Held as of July 10, 2006	Payment in Respect of Unvested Stock Options
Robert Cahill	875,000	100,000	$466,000
Andrew Hobson	1,475,000	133,300	$621,178
Douglas Kranwinkle	520,000	100,000	$466,000
Ray Rodriguez	1,350,000	133,300	$621,178

Set forth below is (a) the number of restricted stock units held by each of our executive officers as of July 10, 2006 that were granted prior to the signing of the Merger Agreement that will vest in full as of the Effective Time, (b) the number of restricted stock units held by each of our executive officers as of July 10, 2006 that were granted following the signing of the Merger Agreement that will vest on a pro rata basis as described above, and (c) the number of restricted stock units held by each of our executive officers that were granted pursuant to the Company’s Change in Control Retention Bonus Plan. Also set forth below is an estimation of the amount that would become payable to the executive officers upon cancellation of the restricted stock units assuming that the Effective Time occurs on March 26, 2007 and assuming that such officer is terminated immediately following the Merger:

Name	Number of Pre-Signing Restricted Stock Units Held as of July 10, 2006	Number of Post- Signing Restricted Stock Units Held as of July 10, 2006(a)	Number of Restricted Sock Units Granted under the Change in Control Retention Bonus Plan	Estimated Payment in Respect Restricted Stock Units
Robert Cahill	16,700	0	50,000	$2,417,875
Andrew Hobson	22,300	0	150,000	$6,245,875
Douglas Kranwinkle	16,700	0	50,000	$2,417,875
Ray Rodriguez	42,300	0	150,000	$6,970,875

(a)    As of July 10, 2006, no post-signing restricted stock units have been granted to these executive officers, however such units may be granted to such executive officers prior to the Effective Time.

Indemnification and Insurance

Under the terms of the Merger Agreement, the Buyer and the Acquisition Sub have generally agreed to indemnify current and former officers and directors of the Company for acts or omissions in their capacity as an officer or director occurring on or before the Effective Time and provide for liability insurance, in each case, for a period of six years from and after the Effective Time, subject to certain conditions.

In addition, the Company or the Buyer will obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time. The terms of the policies will be no less favorable than the existing policy of the Company, unless the cost of the policies would exceed 300% of the current policy’s annual premium, in which case the coverage will be the greatest amount available for an amount not exceeding 300% of the current premium.

FINANCING

The Company and the Investors estimate that the total amount of funds necessary to complete the Merger and the related transactions is anticipated to be approximately $[      ] billion, which includes approximately $[      ] to be paid out to the Company’s stockholders and holders of equity-based interests in the Company and $[      ] estimated to be applied to pay fees and expenses in connection with the Merger, the financing arrangements and the related transactions (including refinancing the Company’s existing $[      ] billion credit facility). These payments are expected to be funded by the Buyer and the Acquisition Sub in a combination of equity contributions by affiliates of the Investors and other investors in the Buyer, debt financing and to the extent available, cash of the Company. The Buyer and the Acquisition Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

After giving effect to contemplated draws by the Company under the Debt Commitments Letters, assuming the expected repayment of the Company’s existing 2.875% Senior Notes due 2006 at maturity in October 2006 and taking into account the $950 million aggregate principal amount of the Company’s existing 7.85% Senior Notes due 2011, 3.5% Senior Notes due 2007 and 3.875% Senior Notes due 2008 that the Company and the Buyer intend to keep outstanding after completion of the Merger, the Buyer currently expects total debt outstanding at the closing of the Merger will be approximately $10 billion, which amount may be increased to the extent additional borrowings are made under the revolving facility described below on the closing date to pay fees and expenses in connection with the Merger and for working capital purposes.

Equity Financing

The Investors have collectively agreed to cause up to $3.9 billion of cash to be contributed to the Buyer, which will constitute the equity portion of the Merger financing. Each of Madison Dearborn Capital Partners V-A, L.P., Providence Equity Partners V, L.P., Thomas H. Lee Equity Fund VI, L.P., and TPG Partners V, L.P. has delivered an equity commitment letter for approximately $914 million, and SCG Investments II, LLC has delivered an equity commitment letter for $250 million, to the Buyer. Subject to certain conditions, each of the Investors may assign a portion of its equity commitment obligation to affiliated entities. In addition, subject to certain conditions agreed to with the other Investors, each Investors’ commitment to purchase up to 49% of the equity interests in the Buyer may be assigned to other non-affiliated investors so long as each such investor agrees to be bound by the obligations of the applicable Investor.

Each of the equity commitments is generally subject to the satisfaction of the conditions to the Buyer’s and the Acquisition Sub’s obligations to effect the closing under the Merger Agreement. Each of the equity commitment letters will terminate upon the termination of the Merger Agreement.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, the Acquisition Sub has obtained Debt Commitment Letters from the Lender Parties to provide up to $10.25 billion in debt financing (not all of which is expected to be drawn at closing) consisting of (1) a senior secured term loan facility, a senior bridge loan facility and a senior subordinated bridge loan facility in an aggregate principal amount of up to $9.05 billion to finance the payment of the Aggregate Merger Consideration and to pay, in part, fees and expenses in connection therewith, (2) a senior secured delayed draw term loan facility in an aggregate principal amount of up to $450 million which is available from time to time to repay or prepay the Company’s existing senior notes, and (3) a senior secured revolving credit facility in an aggregate amount of up to $750 million to pay fees and expenses in connection with the Merger and for working capital and other general corporate purposes. The senior bridge loan facility and the senior subordinated bridge loan facility are expected to be utilized to the extent the Acquisition Sub is not able to complete on or prior to the Effective Time one or more offerings of notes in an aggregate amount equal to commitments under those facilities. Any such offering of notes is not expected to be registered under the Securities Act and may not be made absent such registration or exemption therefrom.

The facilities contemplated by the Debt Commitment Letters are conditioned on the Merger being consummated prior to September 26, 2007, as well as other customary conditions including:

•       the execution of satisfactory definitive documentation;

•       the receipt by the Acquisition Sub of cash equity contributions which, together with any rollover equity, constitute an aggregate amount equal to at least 20% of the total funds necessary to consummate the Merger;

•       the absence of any amendments or waivers to the Merger Agreement which are materially adverse to the lenders and which have not been approved by the arrangers;

•       the absence of a Company Material Adverse Effect (as defined below);

•       the receipt of financial statements, pro forma statements and other financial data of the type required under Regulations S-X and S-K of the Securities Act of 1933 and of the type and form customarily included in offering memoranda, prospectuses and similar documents to consummate the offering of the notes;

•       the creation of security interests;

•       with respect to the senior bridge loan facility and senior subordinated bridge loan facility, (i) the preparation of an offering memorandum relating to the issuance of the notes suitable for use in a customary high yield road show and in a form that would enable an investment bank to obtain customary comfort letters from the Company’s independent public accountants and (ii) the allowance to affiliates of the lender parties a period of at least 15 business days following receipt of such documentation to place the notes; and

•       the payment of fees and expenses due to the arrangers and the lenders.

The Buyer has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letters and the Merger Agreement. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, the Buyer must use its reasonable efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and other transactions contemplated by the Merger Agreement on terms no more adverse to the Company as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period.

Although the debt financing described in this proxy statement is not subject to due diligence or a typical “market out” provision (i.e. a provision allowing lenders not to fund their commitments if certain conditions in the financial markets prevail) such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Term Loan Facility and Delayed Draw Term Loan Facility.   The commitment to provide the term loan facility and the delayed draw term loan facility was issued by Deutsche Bank AG New York Branch, Bank of America, N.A., Credit Suisse, Wachovia Bank, National Association, The Royal Bank of Scotland PLC and Lehman Brothers, Inc. Borrowings under the delayed draw term loan facility may be made from time to time to repay or prepay the existing senior notes.

Revolving Facility.   The commitment to provide the revolving facility was issued by Deutsche Bank AG New York Branch, Bank of America, N.A., Credit Suisse, Wachovia Bank, National Association, and The Royal Bank of Scotland PLC and Lehman Brothers Inc. The Acquisition Sub may borrow under the revolving facility on the closing date up to $200 million for purposes of paying fees and expenses in connection with the Merger and related transactions (including the additional per share consideration payable under the Merger Agreement under certain circumstances if the Merger closes after April 26, 2007). Borrowings under the revolving facility (which shall include a sublimit to be agreed for swingline loans and letters of credit) may be made from time to time from and after the closing date until the date that is the seventh anniversary of the closing date.

Bridge Facilities.   Credit Suisse, Banc of America Bridge LLC, Deutsche Bank AG Cayman Islands Branch, Wachovia Investment Holdings, LLC, RBS Securities Corporation and Lehman Commercial Paper Inc. have committed to provide $1.54 billion in loans under a senior unsecured bridge facility and $460 million in loans under a senior subordinated bridge facility. Borrowings under the bridge facilities will be used, if necessary, by the Buyer to cause the closing to occur no later than the last day of the Marketing Period.

Existing Senior Notes.   As of March 31, 2006, the Company had $1.2 billion aggregate principal amount of unsecured senior notes. This debt is comprised of $500 million principal amount of 7.85% Senior Notes due 2011, $250 million principal amount of 2.875% Senior Notes due 2006, $200 million principal amount of 3.5% Senior Notes due 2007 and $250 million principal amount of 3.875% Senior Notes due 2008. The Company expects to repay the 2.875% Senior Notes due 2006 at maturity in October 2006. The Buyer’s financing arrangements contemplate that all senior notes outstanding at the time of the Merger will remain outstanding after completion of the Merger and will be equally and ratably secured by the assets constituting the collateral for the senior secured term loan facility, the senior secured delayed draw term loan facility and the senior secured revolving credit facility described above to the extent required pursuant to the terms of the indenture governing the existing senior notes.

OPINION OF THE COMPANY’S FINANCIAL ADVISOR

On June 26, 2006, UBS delivered its opinion to our Board of Directors to the effect that, as of June 26, 2006, and based upon and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration of $36.25 per share of the Class A common stock to be received by holders of the Company’s Class A common stock (other than affiliates of Univision and affiliates of and holders of beneficial interests in the Buyer to the extent they are holders of our Class A common stock) in the Merger was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Appendix D to this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, of the per share consideration to be received in the Merger by holders of our Class A common stock (other than affiliates of Univision and affiliates of and holders of beneficial interests in the Buyer to the extent they are holders of our Class A common stock) and does not address the fairness of the per share consideration to any class of Univision’s common stock other than the Class A common stock or any other aspect of the Merger. The opinion also does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to us or any underlying business decision of ours in connection with the Merger or any other matter. The opinion does not constitute a recommendation to any holder of Company common stock as to how such stockholder should vote or act with respect to any matters relating to the Merger. Holders of the Company’s Class A common stock are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS has, among other things:

•       reviewed certain publicly available business and historical financial information relating to Univision;

•       reviewed certain internal financial information and other data relating to the Company’s business and financial prospects that we provided to UBS and that were not publicly available, including financial forecasts and estimates prepared by our management for the periods through December 31, 2008;

•       conducted discussions with members of our senior management concerning our business and financial prospects;

•       reviewed publicly available financial and stock market data with respect to certain other publicly traded companies UBS believed to be generally relevant;

•       compared the financial terms of the Merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•       reviewed current and historical market prices of the Company’s Class A common stock;

•       reviewed a draft of the Merger Agreement dated June 26, 2006; and

•       conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with our consent, relied on that information being complete and accurate in all material respects. In addition, with our consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Univision, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at our direction, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Univision as to the future performance of Univision. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of its opinion. At our request, UBS contacted third parties to solicit indications of interest in a possible business combination with us and held discussions with certain of these parties prior to the date of UBS’ opinion.

At our direction, UBS was not asked to and did not offer any opinion as to the terms (other than the per share consideration payable to the holders of our Class A common stock to the extent expressly specified in such opinion), of the Merger Agreement or any related documents or the form of the Merger. In rendering the opinion, UBS also assumed, with our consent, that (1) the final executed form of the Merger Agreement did not differ in any material respect from the draft dated June 26, 2006, (2) the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement, and (3) the Merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Univision and/or the Merger. Except as described above, we imposed no other limitations on UBS with respect to the investigation made or procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses. The material analyses are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion.

The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

Accordingly, UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion. Rather, UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the Merger Consideration from a financial point of view as of the date of UBS’ opinion to the holders of our Class A common stock (other than affiliates of Univision and affiliates of and holders of beneficial interests in the Buyer to the extent they are holders of our Class A common stock).

The forecasts and estimates of our future performance provided by our management in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

The Merger Consideration was determined through negotiation between Univision and the Buyer and the decision to enter into the Merger Agreement was solely that of our Board of Directors. UBS’ opinion and financial analyses were only one of many factors considered by our Board of Directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of our Board of Directors with respect to the Merger and the Merger Consideration.

The following is a summary of the material financial analyses performed by UBS and reviewed by our Board of Directors in connection with UBS’ opinion relating to the proposed Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Analysis of Selected Publicly Traded Broadcasting and Media Companies

UBS reviewed and compared selected financial information, ratios and public market values of Univision to corresponding financial information, ratios and public market values of the following selected publicly traded broadcasting and media companies:

•       Spanish Language Broadcasting

•        Entravision Communications Corp.

•        Spanish Broadcasting System, Inc.

•       Television Broadcasting

•        Gray Television, Inc.

•        Hearst-Argyle Television Inc.

•        Lin TV Corp.

•        Nexstar Broadcasting Group, Inc.

•        Sinclair Broadcast Group, Inc.

•       Radio Broadcasting

•        Citadel Broadcasting Corp.

•        Clear Channel Communications Inc.

•        Cox Radio Inc.

•        Cumulus Media Inc.

•        Entercom Communications Corp.

•        Radio One Inc.

•       Diversified Media

•       CBS Corporation

•       News Corporation

•        Time Warner Inc.

•        Viacom Inc.

•        Walt Disney Co.

Although none of the selected companies was directly comparable to Univision, the companies involved were chosen because they are publicly traded companies with certain businesses, end markets and operations that, for purposes of analysis, could be considered similar to certain businesses, end markets and operations of Univision.

UBS reviewed the total enterprise values, or “TEV”, of the selected companies as a multiple of earnings before interest, taxes, depreciation and amortization, or “EBITDA”, for calendar year 2005 and estimated calendar years 2006 and 2007. Enterprise value is the value of common equity, calculated using the per share price and diluted shares outstanding, plus net debt, calculated as the book value of total debt less cash and cash equivalents, plus the book value of minority interests. Financial data for the selected companies were based on publicly available information, including SEC filings, median estimates provided by the Institutional Brokerage Estimate System, or “IBES” (a data service that compiles estimates issued by securities analysts), and, in certain instances, the mean of estimates contained in a selection of publicly available equity research reports, available as of the date of UBS’ opinion. Financial data for Univision were based on the mean of EBITDA estimates contained in a selection of publicly available equity research reports UBS compiled. UBS calculated the multiples for the selected companies using the public trading market closing price on June 23, 2006, and the multiples for Univision using the public trading market closing price on February 7, 2006 (the last trading day before public disclosure of the Board of Director’s determination to explore strategic alternatives), and the consideration to be received by holders of our Class A common stock upon consummation of the Merger. This analysis indicated the following high, low, mean and median enterprise value multiples for the selected groups of companies and the multiples for the Company derived from our public trading market closing price on February 7, 2006 and from the consideration to be received by holders of our Class A common stock upon consummation of the Merger:

	Total Enterprise Value /
	LTM		2006E		2007E		Long-Term EPS
Company Name	EBITDA (x)		EBITDA(x)		EBITDA (x)		Growth Rate (%)
Spanish-Language Broadcasting
High	14.0	x	13.1	x	12.2	x	21.0%
Low	12.3	x	11.8	x	11.4	x	20.0%
Mean	13.2	x	12.5	x	11.8	x	20.5%
Median	13.2	x	12.5	x	11.8	x	20.5%
Television Broadcasting
High	11.5	x	10.1	x	11.3	x	15.0%
Low	9.7	x	8.7	x	9.3	x	8.0%
Mean	10.7	x	9.4	x	10.7	x	10.5%
Median	11.0	x	9.2	x	11.1	x	8.5%
Radio Broadcasting
High	11.9	x	11.9	x	11.4	x	18.7%
Low	10.1	x	9.9	x	9.4	x	4.2%
Mean	10.8	x	10.9	x	10.6	x	10.5%
Median	10.5	x	10.8	x	10.8	x	9.1%
Diversified Media
High	12.2	x	10.6	x	9.6	x	17.7%
Low	8.2	x	7.7	x	7.5	x	9.7%
Mean	10.2	x	9.2	x	8.4	x	14.1%
Median	9.6	x	8.9	x	8.0	x	13.2%
Univision
Pre-Announcement Price	18.0	x	14.8	x	13.1	x	20.3%
Univision at $36.25 Offer	19.4	x	16.7	x	15.1	x	20.3%

Analysis of Selected Television and Radio Broadcasting Transactions

UBS analyzed certain information in three selected television and radio broadcasting transactions and two selected Spanish-language broadcasting transactions, each of which was announced since the beginning of 2001. Although none of the selected transactions nor the companies involved in them was directly comparable to the merger or Univision, the transactions were chosen because they involved companies with certain businesses, end markets and operations that, for purposes of analysis, could be considered similar to certain businesses, end markets and operations of Univision.

UBS reviewed the total enterprise values in the selected transactions as a multiple of EBITDA for the latest twelve months publicly reported prior to the announcement of each respective transaction and the one-year forward estimated EBITDA contemporaneous with the date of the announcement for each respective transaction. Financial data for the companies in the selected transactions were based on publicly disclosed information as of the respective announcement dates including each target company’s most recent quarterly SEC filings and estimates contained in a selection of publicly available Wall Street equity research reports, available at or around the time of the respective transactions. Financial data for Univision were based on financial data for the twelve months ended March 31, 2006 and on the mean of EBITDA estimates contained in a selection of publicly available equity research reports UBS compiled. UBS calculated the EBITDA multiples for the selected transactions using the information publicly available at or around the respective announcement dates, and the EBITDA multiples for the Company using the public trading market closing price on February 7, 2006 (the last trading day before public disclosure of the Board of Director’s determination to explore strategic alternatives), and the consideration to be received by holders of our Class A common stock upon consummation of the Merger.

This analysis indicated the following implied ratios for the selected transactions as compared to the implied ratios for the acquisition of Univision by the Buyer:

			Total Enterprise Value/
Announcement Date	Target	Acquiror	EBITDA		Forward EBITDA
Television and Radio Broadcasting
2/6/2006	ABC Radio Networks, Inc.	Citadel Broadcasting Corp.	13.2	x	12.7	x
10/31/2005	Susquehanna Radio Corp.	Cumulus Media Partners, LLC	14.2	x	na
8/25/2005	Liberty Corporation	Raycom Media, Inc.	13.7	x	10.9	x
		Television and Radio Broadcasting Transactions
		High	14.2	x	12.7	x
		Low	13.2	x	10.9	x
		Mean	13.7	x	11.8	x
		Median	13.7	x	11.8	x
Spanish-Language Broadcasting
6/12/2002	Hispanic Broadcasting Corporation	Univision Communications Inc.	44.7	x	41.6	x
10/11/2001	Telemundo Communications Group, Inc.	National Broadcasting Company (NBC)	31.0	x	na
		Spanish-Language Broadcasting Transactions
		High	44.7	x	41.6	x
		Low	31.0	x	41.6	x
		Mean	37.9	x	41.6	x
		Median	37.9	x	41.6	x
Univision at $36.25 Offer			19.4	x	16.7	x

Benchmarking Review

In addition, UBS reviewed historical trading multiples for certain of the Radio Broadcasting, Television Broadcasting and Spanish-Language Broadcasting companies used in the Analysis of Selected Publicly Traded Broadcasting and Media Companies described above at the time of the announcement of the two Spanish Language Broadcasting precedent transactions considered in the Analysis of Selected Precedent Television and Radio Broadcasting Transactions (i.e. NBC’s acquisition of Telemundo in 2001 and Univision’s acquisition of Hispanic Broadcasting Corporation in 2002) and compared these historical trading multiples to the current trading multiples of the selected publicly traded Spanish-Language Broadcasting, Radio Broadcasting, and Television Broadcasting companies. In particular, UBS observed that the median current trading multiples for the Spanish-Language Broadcasting and Radio Broadcasting companies were significantly below the median historical trading multiples for these companies at the times of the NBC/Telemundo and Univision/Hispanic Broadcasting Corporation transactions.

	Total Enterprise Value /
	Historical LTM EBITDA		Historical Forward EBITDA		Current LTM EBITDA
	NBC/Telemundo Announced 10/11/01		Univision/Hispanic Broadcasting Corp Announced 6/12/02		As of June 23, 2006
Spanish-Language Broadcasting
Median	22.9	x	30.6	x	13.2	x
Television Broadcasting
Median	10.5	x	12.9	x	11.0	x
Radio Broadcasting
Median	16.9	x	21.3	x	10.5	x

Other Factors

In rendering its opinion, UBS also reviewed and considered other information and data, including:

•       certain transaction-related events, including the publicly announced auction process in connection with the sale of Univision, the solicitation and evaluation of bids received by Univision and the discussions and negotiations with the Buyer;

•       the closing price of our common stock on February 7, 2006 (the last trading day before public disclosure of the Board of Director’s determination to explore strategic alternatives) and average closing prices over specified periods preceding February 7, 2006 and calculated the premium of the offered Merger Consideration over these historical prices; and

•  selected purchase price per share premiums paid in mergers and acquisitions greater than $5.0 billion announced and completed since 2003.

Miscellaneous

Under the terms of UBS’ engagement, we have agreed to pay UBS a fee for its services, a portion of which is payable in connection with rendering its fairness opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS against liabilities relating to or arising out of its engagement as our financial advisor. UBS and its affiliates have in the past provided services unrelated to the Merger to us and to one or more of the holders of beneficial interests of the Buyer or to one or more of their respective portfolio companies or other affiliates, for which services UBS and its affiliates have received compensation.

We selected UBS as our financial advisor in connection with the Merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Univision and, accordingly, may at any time hold a long or short position in such securities. As of July 10, 2006, UBS AG, an affiliate of UBS, was the beneficial owner of 14,289,188 shares of the Company’s Class A common stock (See “Security Ownership by Certain Beneficial Owners and Management” on page 66).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the Merger relevant to beneficial holders of Company common stock whose shares are converted to cash in the Merger and who will not own (actually or constructively) any shares of Company common stock after the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Company common stock. The discussion is based on current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder, and rulings, administrative pronouncements and judicial decisions as in effect on the date hereof, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Company common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company or hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). In addition, except as specifically discussed below, this discussion does not consider the effect of any state, local or foreign tax laws. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes: a citizen or individual resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia); an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Company common stock that is an individual, corporation or other entity treated as a corporation for U.S. federal income tax purposes, trust or estate, that in each case is not a U.S. holder.

U.S. Holders

The receipt of cash for Company common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the Merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the Merger unless one of the following applies:

(1)   The gain is effectively connected with a non-U.S. Holder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. Holder’s U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the Merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax; or

(2)   A non-U.S. holder who is an individual holds Company common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the Merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by certain U.S. capital losses.

Backup Withholding

Certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the Merger. Backup withholding will not apply, however, to a beneficial owner who (1) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form, (2) provides a certification of foreign status on Form W-8 or successor form, or (3) is otherwise exempt from backup withholding.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, HER OR IT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

REGULATORY APPROVALS

Hart-Scott-Rodino

Under the HSR Act and the rules promulgated thereunder, the Company cannot complete the Merger until it notifies and furnishes information to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. It is possible that any of the governmental entities with which filings have been made may seek additional regulatory concessions, or states or private parties may commence litigation to prevent the completion of the Merger. There can be no assurance that:

•       the Buyer and the Company will be able to satisfy or comply with such conditions; or

•       such litigation, if any, will be resolved favorably by the Buyer and the Company.

FCC Regulations

Under the Communications Act, the Company and the Buyer may not complete the Merger unless they have first obtained the approval of the FCC to transfer control of the Company’s FCC licenses to the

Buyer. FCC approval is sought through the filing of applications with the FCC, which are subject to public comment and objections from third parties. The timing or outcome of the FCC approval process cannot be predicted.

Pursuant to the Merger Agreement, the Buyer and the Company filed applications for the FCC Consents on July 18, 2006.

The parties have agreed that if the FCC has not granted the FCC Consents as of December 26, 2006, then if the Company’s and the Buyer’s respective special communications regulatory counsel, in their professional judgment, jointly determine that a Divestiture is required to obtain the FCC Consents, they will provide notice of such determination to the Buyer and the Buyer has agreed promptly, and in any event within thirty (30) days, to implement the Divestiture. In the event that the FCC Consents have not been granted as of March 26, 2007 and the Company’s special communications regulatory counsel, in the exercise of his sole professional judgment, determines that a Divestiture is required to obtain the FCC Consents, then Buyer has agreed promptly, and in any event within thirty (30) days, to implement the Divestiture.

Under the terms of the Merger Agreement, a “Divestiture” of any asset or business means (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing or contemplated governance structure of the Buyer or the Company or contemplated contractual or governance rights of the Buyer or the Company.

LITIGATION

On June 27, 2006 and June 28, 2006, respectively, two putative class action complaints were filed in the California Superior Court, Los Angeles County, naming Univision and its directors (and, in one complaint, its Vice Chairman and Secretary of the Board) as defendants. The actions, L A Murphy v. Univision Communications Inc., et al., No. BC 354589 and Spencer Abrams v. Univision Communications Inc., et al., No. BC 354650, challenge the Merger Agreement and related transactions. The complaints allege, among other things, that our directors breached their fiduciary duties (and, in one complaint, engaged in self-dealing) in connection with the proposed Merger. The complaints seek a determination that the class action status is proper, an enjoinment of the Merger, and the payment of compensatory damages and other fees and costs. We believe that the allegations contained in the complaints are without merit, and we intend to vigorously contest these matters.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about the Company, the Buyer, the Acquisition Sub or their affiliates.

Effective Time; The Marketing Period

The Effective Time will occur at the time that the Company, the Buyer and the Acquisition Sub file a Certificate of Merger with the Secretary of State of the State of Delaware on the closing date of the Merger or such later time as provided in the Certificate of Merger and agreed to by the Buyer and the

Company. The closing date will occur as soon as practicable, but in no event later than on the second business day, after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived, or such other date as the Buyer and the Company may agree. If all of the conditions have been satisfied but the Marketing Period has not expired, then the Buyer is not required to effect the closing until the earlier of:

•       a date during the Marketing Period specified by the Buyer on no less than three (3) business days’ written notice to the Company; and

•       the final day of the Marketing Period, or at such other time, date or place as is agreed to in writing by the Buyer, the Acquisition Sub and the Company.

The “Marketing Period” is defined in the Merger Agreement as the first period of thirty (30) consecutive business days commencing on the later of:

•       the delivery of the 2006 audited consolidated financial statements of the Company and its consolidated subsidiaries; and

•       February 15, 2007,

throughout which time the mutual conditions to the obligations of each party and the conditions to the obligations of the Buyer (other than those conditions that, by their own terms, cannot be satisfied until the closing) have been and remain satisfied.

The purpose of the Marketing Period is to provide the Buyer a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the Merger. The Buyer has agreed:

•       to use reasonable best efforts to arrange the financing on the terms and conditions described in the financing commitments, and to consummate the financing no later than the Effective Time; and

•       if any portion of the financing becomes unavailable on the terms and conditions contemplated in such commitments, to use reasonable best efforts to arrange to obtain alternative financing from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto.

In addition, if all or any portion of the debt financing has not been consummated and certain conditions have been satisfied or waived, then the Buyer must use the proceeds of the bridge financing to replace the debt financing to cause the closing to occur no later than the last day of the Marketing Period. The Buyer and the Acquisition Sub are not required to consummate the Merger until the expiration of the Marketing Period.

The Structure

At the Effective Time, the Acquisition Sub will merge with and into the Company. The separate existence of the Acquisition Sub will cease, and the Company will survive the Merger and continue to exist after the Merger as a wholly-owned subsidiary of the Buyer. All of the Company’s and the Acquisition Sub’s properties, rights, privileges, powers and franchises, and all of their claims, obligations, debts, liabilities, and duties, will become those of the surviving corporation. Following completion of the Merger, the Company common stock will be delisted from the NYSE, deregistered under the Exchange Act, and no longer publicly traded. Therefore, the current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company following the Effective Time.

Rollover by Strategic Stockholders

Under the Merger Agreement, certain stockholders of the Company (each, a “Strategic Stockholder”) and the Buyer were permitted to provide a written notice to the Company on or prior to July 13, 2006, stating that the Buyer and the Strategic Stockholder had agreed to convert some or all of the shares of Company common stock or some or all of the Company warrants held by such Strategic Stockholder into common stock or warrants of the surviving corporation in lieu of receiving the applicable portion of the Aggregate Merger Consideration in cash; provided that such Strategic Stockholder also executed a Strategic Stockholder Voting Agreement obligating all of the voting securities of the Strategic Stockholder to be voted in favor of the Merger Agreement.

Treatment of Stock and Other Securities

Company Common Stock

At the Effective Time, each share of Class A, Class P, Class T and Class V common stock of the Company issued and outstanding immediately prior to the Effective Time will automatically be converted into the right to receive $36.25 in cash, without interest, other than shares of Company common stock:

•       held in the Company’s treasury or owned by the Acquisition Sub or the Buyer immediately prior to the Effective Time, which shares will automatically be canceled, retired and will cease to exist without conversion or consideration; and

•       held by stockholders who do not vote in favor of adoption of the Merger Agreement and who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to only such rights as are granted by Delaware law.

Each share of Company common stock to be converted into the right to receive $36.25 in cash, without interest, when so converted, will automatically be canceled, and will cease to exist. After the Effective Time, each outstanding stock certificate or book-entry share representing shares of Company common stock converted in the Merger will represent only the right to receive the Merger Consideration with respect to each share of Company common stock.

In addition, if the Effective Time occurs after April 26, 2007, then under certain circumstances each holder of shares of Company common stock will also receive an amount equal to the pro rata portion, based upon the number of days elapsed since April 26, 2007, of $36.25 multiplied by 8% per annum, per share. For example, if the Effective Time occurs on July 26, 2007, the amount of consideration to be paid per share would be approximately $36.965.

Conversion of Acquisition Sub Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the surviving corporation and constitute the only outstanding shares of capital stock of the surviving corporation.

Company Stock Options

At the Effective time, each outstanding Company stock option that remains outstanding and unexercised, whether vested or unvested, will automatically become fully vested and convert into the right to receive a cash payment equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company stock option and (b) the number of shares of Class A common stock issuable upon exercise of such Company stock option. As of the Effective Time, Company stock options will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company stock options, except the right to receive a cash payment, if any.

Company Warrants

At the Effective Time, each Company warrant will be canceled in exchange for cash in an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company warrant and (b) the number of shares of Company common stock issuable upon the exercise of such Company warrant. As of the Effective Time, Company warrants will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the Company warrants, except the right to receive a cash payment, if any.

Company Restricted Stock Units

Except as otherwise described below, each restricted stock unit that remains outstanding as of the Effective Time, whether vested or unvested, will automatically become fully vested and converted into the right to receive a cash payment equal to the Merger Consideration. All restricted stock units that are issued following the date on which the Merger Agreement was signed that remain outstanding as of the Effective Time will vest pro rata based on the portion of the unit’s four-year vesting schedule that has lapsed from the grant date to the Effective Time, provided that no fewer than one-eighth of such restricted units will vest at the Effective Time. As of the Effective Time, all restricted stock units will no longer be outstanding and will automatically cease to exist, and the holders thereof will no longer have any rights with respect to the restricted stock units, except the right to receive a cash payment equal to the Merger Consideration in respect of each vested restricted stock unit; provided, however, restricted stock units issued under the Company’s Change in Control Retention Bonus Plan will remain outstanding at the Effective Time and the payment described above will be made on the earlier of 90 days following the Effective Time, if the holder of such restricted stock units is employed by the surviving corporation, and termination of such holder without cause or resignation for good reason after a change in control. The Company may establish a trust that it will fund in an amount necessary to make payments in respect of the restricted stock units issued under the Company’s Change in Control Retention Bonus Plan.

Exchange and Payment Procedures

Immediately prior to or simultaneously with the filing of the certificate of Merger with the Delaware Secretary of State, the Buyer shall deposit with a paying agent (“Paying Agent”) selected by the Buyer and reasonably acceptable to the Company, for holders of shares of Company common stock, options, warrants and restricted stock units (other than:  (1) shares held in the treasury of the Company immediately prior to the Effective Time, (2) shares owned by the Acquisition Sub or the Buyer immediately prior to the Effective Time and (3) shares held by a stockholder who properly demands statutory appraisal rights), a cash amount sufficient to pay the Aggregate Merger Consideration to be paid in the Merger in exchange for such shares, options, warrants and restricted stock units.

Appropriate transmittal materials will be provided to the holders of Company common stock certificates or book-entry shares promptly following the Effective Time by the Paying Agent, informing such holders of the effectiveness of the Merger and the procedure for surrendering Company common stock share certificates or book-entry shares to the Paying Agent. After holders of certificates surrender such certificates or book-entry shares and properly complete and execute transmittal materials to the Paying Agent, the surrendered certificates will be canceled and such holders will be entitled to receive in exchange therefor a cash amount equal to the Merger Consideration for each share of Company common stock represented by such surrendered and canceled certificates. The Paying Agent will deliver the Merger Consideration contemplated to be paid per outstanding share upon surrender of the certificates representing such securities. In addition, as promptly as practicable following the Effective Time, the

Paying Agent will mail to each holder of a Company stock option, warrant and restricted stock unit, a check in an amount due and payable to such holder in the appropriate amounts, as set forth in the Merger Agreement.

After the Effective Time, there will be no further transfers of Company common stock. After the Effective Time, any certificate presented to the surviving corporation or the Paying Agent for transfer (other than those certificates representing dissenting shares) will be canceled and exchanged for the Merger Consideration with respect to each share of Company common stock represented by such certificate.

Any portion of the funds deposited with the Paying Agent that remain undistributed to holders of certificates, book-entry shares, options, warrants or restricted stock units for one year after the Effective Time will be delivered to the surviving corporation, together with interest and other income received by the Paying Agent. Holders of Company common stock who at such time have not yet complied with the exchange procedures outlined above shall thereafter look only to the surviving corporation, as general creditors of the surviving corporation, for delivery of any Merger Consideration that may be payable upon due surrender of their respective share certificates. None of the Buyer, the Acquisition Sub, the Company, the surviving corporation or the Paying Agent will be liable for any amount properly delivered to a public official under any applicable abandoned property, escheat or similar law.

The Paying Agent will invest any cash included in the funds made available by the Buyer as directed by the Buyer or, after the Effective Time, the surviving corporation, provided that (1) no such investment shall relieve the Buyer or the Paying Agent from making the payments required under the Merger Agreement, and following any losses the Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company common stock, options, warrants and restricted stock units in the amount of such losses, and (2) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the surviving corporation or the Buyer, as the Buyer directs.

The Buyer, the surviving corporation and the Paying Agent shall be entitled to deduct and withhold from any payment pursuant to the Merger Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other applicable law.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the Merger Agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (1) they were made only as of the date of the Merger Agreement or a prior, specified date, (2) in some cases they are subject to qualifications with respect to materiality and knowledge, and (3) they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in the Company’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Company Material Adverse Effect (as defined below)). Our representations and warranties relate to, among other things:

•       our and our subsidiaries’ due incorporation, valid existence, good standing and qualification to do business;

•       our certificate of incorporation and bylaws;

•       our capitalization, including in particular the number of issued and outstanding shares of Company common stock, stock options, warrants and restricted stock units outstanding;

•       our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•       the approval, adoption and recommendation of the Merger Agreement, and the approval of the Merger and the other transactions contemplated by the Merger Agreement by the Board of Directors;

•       the absence of certain specified violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•  the required consents and approvals of governmental entities in connection with consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•  compliance with applicable laws and permits, including FCC licenses;

•  our SEC forms, documents, registration statements and reports since December 31, 2004, including the financial statements contained therein;

•  our disclosure controls and procedures and internal controls over financial reporting;

•  the absence of a Company Material Adverse Effect and certain other changes or events related to the Company or its subsidiaries since December 31, 2005;

•  the absence of certain undisclosed liabilities;

•  the absence of legal proceedings and governmental orders against us;

•  employment and labor matters affecting the Company or its subsidiaries, including matters relating to the Company or its subsidiaries’ employee benefit plans;

•  intellectual property;

•  taxes;

•  tangible personal property and real property and title to assets;

•  material contracts;

•  the receipt by the Board of Directors of a fairness opinion from UBS Investment Bank;

•  the inapplicability to the Merger Agreement and the Merger of restrictions imposed on business combinations by Section 203 of the DGCL;

•  the required vote of our stockholders in connection with the adoption of the Merger Agreement;

•  the absence of undisclosed brokers’ fees; and

•  compliance with FCC and the Communications Act regulations regarding digital television service.

For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole. However, any change, effect or circumstance relating to or resulting from the following matters will not be taken into account in determining whether there has been a Company Material Adverse Effect and will not constitute a Company Material Adverse Effect:

•       changes in general economic conditions or securities markets in general;

•       any events, circumstances, changes or effects that affect the general television or radio broadcasting, music or internet industries, except if the Company and its subsidiaries are disproportionately affected thereby;

•       the case entitled Televisa, S.A. de C.V. v. Univision Communications Inc., (first filed in the United States District Court for the Central District of California on June 16, 2005), including any settlement, compromise or consent made in compliance with the terms of the Merger Agreement or any claims of material breach to any programming agreements by and between Televisa and Univision Communications Inc. (the “TV Litigation”);

•       any changes in laws after the date of the Merger Agreement applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets, except if the Company and its subsidiaries are disproportionately affected by these changes;

•       any outbreak or escalation of hostilities or war or any act of terrorism; or

•       the announcement or the existence of, or compliance with, the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement also contains various representations and warranties made jointly and severally by the Buyer and the Acquisition Sub that are subject, in some cases, to exceptions and qualifications (including exceptions that do not create a Buyer Material Adverse Effect (as defined below)). The representations and warranties relate to, among other things:

•       their due incorporation, valid existence and good standing;

•       their certificate of incorporation, bylaws and other organizational documents;

•       the absence of any certain specified violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•       the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•       their power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•       their qualification under the Communications Act to hold FCC licenses;

•       the absence of litigation and government orders against the Buyer and the Acquisition Sub;

•       the Buyer’s ability to secure financing for the Merger;

•       the delivery of the limited guarantee of certain of the obligations of the Buyer and the Acquisition Sub executed by affiliates of each of the Investors;

•       the capitalization of the Buyer and the Acquisition Sub;

•       the absence of any undisclosed material agreements to which the Buyer, the Acquisition Sub or any Investor is a party relating to the programming or operation of the Company’s television or radio networks or any television or radio broadcast stations currently licensed to the Company; and

•       the absence of undisclosed broker’s fees.

For purposes of the Merger Agreement, a “Buyer Material Adverse Effect” means any change, effect or circumstance that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Buyer, the Acquisition Sub and the Buyer’s subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer or any of its subsidiaries to consummate the Merger and the other transactions contemplated by the Merger Agreement.

The representations and warranties in the Merger Agreement of each of the Company, the Buyer and the Acquisition Sub will terminate at the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms.

Conduct of the Company’s Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, between June 26, 2006 and the completion of the Merger, unless the Buyer gives its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned):

•       the Company and its subsidiaries will conduct business in, and will not take any action, except in the ordinary course of business and consistent with past practice in all material respects; and

•       the Company and its subsidiaries will use reasonable best efforts to preserve substantially intact the Company’s business organizations and to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted.

The Company has also agreed that, during the same time period, subject to certain exceptions, neither the Company nor any of its subsidiaries will take any of the following actions, unless the Buyer gives its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned):

•       amend the Company’s certificate of incorporation or bylaws or the organizational documents of its subsidiaries;

•       issue additional shares of, or take certain other actions that would encumber, its capital stock or issue any options, warrants, convertible securities or other rights;

•       declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company;

•       increase the compensation or other benefits payable to current or former directors or executive officers exceeding 10% or to other employees except in the ordinary course of business; grant any severance or termination pay to, or enter into any severance agreement with any current or former director, executive officer or employee of the Company or any of its subsidiaries; enter into any employment agreements; or enter into any collective bargaining agreement or similar arrangement;

•       grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan;

•  acquire any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $100,000,000 in the aggregate;

•  create, incur or assume any indebtedness for borrowed money, issue any note, bond or other security or guarantee any indebtedness for any person (other than a Company subsidiary), except for indebtedness incurred under the Company’s existing credit facilities, incurred under agreements prior to the execution of the Merger Agreement, as required in the ordinary course of business consistent with past practice or otherwise in an aggregate principal amount not to exceed $100,000,000;

•  enter into, modify or amend any contract providing for the payment to or by the Company or any of its subsidiaries of more than $25,000,000 in any 12 month period, except, in the case of payments to the Company, in the ordinary course of business consistent with past practice;

•  enter into any new, extend the term of, materially amend or materially modify any music distribution agreement;

•       enter into, modify or amend any carriage agreement involving in excess of 500,000 subscribers and with a term beyond December 31, 2008;

•       make any material change to its methods of accounting in effect at December 31, 2005, except as required by GAAP, Regulation S-X of the Exchange Act or a governmental authority or as otherwise required by law, or as disclosed in the Company’s SEC filings prior to the execution of the Merger Agreement;

•       sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien or otherwise dispose of any material asset or any material portion of its properties or assets with a sale price in excess of $100,000,000 in the aggregate;

•       adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of Company common stock, subject to certain exceptions pursuant to the terms of a Company benefit plan;

•       adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than the Merger);

•       except as required by law, as would not result in material additional taxes or as otherwise is in the ordinary course of business consistent with past practice make any material change in any method of tax accounting or any annual tax accounting period; make, change or rescind any material tax election; settle or compromise any material tax liability, audit claim or assessment; surrender any right to claim for a material tax refund; file any amended tax return involving a material amount of additional taxes; enter into any closing agreement relating to material taxes; or waive or extend the statute of limitations in respect of material taxes other than pursuant to extensions obtained in the ordinary course of business;

•       take any action that would be reasonably likely to cause a material delay in the satisfaction of the conditions to the Merger (as described below) or the consummation of the Merger;

•       take any action that would cause, individually or in the aggregate, a Company Material Adverse Effect;

•       settle or compromise any material claim, suit, action, arbitration or other proceeding whether administrative, civil or criminal, in law or in equity, including the TV Litigation, except that the Company may settle any claim (except claims relating to the TV Litigation) that consists solely of monetary damages in an amount not to exceed $250,000 individually or $2,000,000, in the aggregate;

•       make any capital expenditures other than in accordance with the Company’s budget consistent with past practice, except for capital expenditures that do not exceed the Company’s budget by $25,000,000, in the aggregate;

•       redeem, repurchase, acquire, defease or otherwise retire, or offer to redeem, repurchase, acquire, defease or otherwise retire any of the Company’s outstanding senior notes, unless (1) requested in writing by the Buyer or (2) mandatorily required to effect or offer such redemption, repurchase, defeasance or other retirement; or

•       authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

FCC Matters

Until the Effective Time, the Company has agreed to: (1) use its reasonable best efforts to comply with all material and applicable requirements of the FCC applicable to the Company’s television and radio stations; (2) promptly deliver to the Buyer copies of any material reports, applications or responses filed with the FCC; (3) promptly notify the Buyer of any relevant inquiry or proceeding initiated by the FCC; (4) not make or revoke any election with the FCC that would result in a Company Material Adverse Effect and (5) use reasonable best efforts to complete construction and conduct digital operation of the Company’s television stations by the relevant deadlines established by the FCC.

Stockholders’ Meeting

Unless the Merger Agreement is terminated, the Company is required to establish a record date for, give notice of and hold the special meeting to consider the proposal to adopt the Merger Agreement and approve the Merger as promptly as reasonably practicable following June 26, 2006. The Company is required to recommend that the Company’s stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement, except that the Company will not be obligated to recommend to its stockholders the adoption of the Merger Agreement if the Board of Directors, in accordance with the Merger Agreement, changes, qualifies, withdraws or modifies in any manner adverse to the Buyer its recommendation that the stockholders vote in favor of the adoption of the Merger Agreement.

Appropriate Actions

The parties agreed in the Merger Agreement to use their respective best efforts to consummate the Merger, including, (1) obtaining all necessary actions, approvals and consents from, and making all necessary registrations and filings with, governmental authorities or other persons, and taking all reasonable steps to avoid an action or proceeding by any governmental authority or other persons as necessary to consummate the Merger, (2) defending lawsuits or legal proceedings challenging the Merger, including seeking to have any stay or temporary restraining order vacated or reversed, (3) executing and delivering any additional instruments necessary to consummate the Merger, and (4) using reasonable best efforts to obtain any other third party consents necessary or advisable to consummate the Merger.

Pursuant to the Merger Agreement, the Buyer and the Company filed applications for the FCC Consents on July 18, 2006.

In certain markets, the Company’s interests in radio and television stations, together with the interests in newspapers and radio stations of certain of the Investors, will result in attributable interests in newspapers, radio stations and/or television stations that exceed FCC limits on such interests. As part of the applications for the FCC Consents, the Buyer requested six-month waivers, commencing at the consummation of the merger, of (i) the daily newspaper-broadcast cross-ownership rule in the Phoenix, Arizona, Fresno-Visalia, California, Los Angeles, California, Harlingen-Weslaco-Brownsville-McAllen, Texas, and Odessa-Midland, Texas, markets and (ii) the radio-television cross-ownership rule and the local radio ownership rule in the San Francisco, California, Dallas-Fort Worth, Texas, and Houston-Galveston, Texas, markets. Additionally, the Buyer requested the reauthorization of the Company’s existing satellite exemptions from the multiple ownership rules for stations WFTY-TV, Smithtown, New York, and WSUR-TV, Ponce, Puerto Rico. Furthermore, the Company was granted a permanent waiver of the FCC’s network representation rule in 1990. In the applications for the FCC Consents, the Buyer requested that the FCC, to the extent such action might be deemed necessary, reauthorize the permanent waiver of the network representation rule to the Company as controlled by the Buyer.

The Buyer has agreed that if it seeks one or more waivers of the FCC’s multiple ownership rules, it will (1) use reasonable best efforts to diligently pursue and prosecute each waiver request, (2) regularly consult with the Company with respect to its waiver requests, and (3) not seek a waiver except for a temporary waiver for a period not to exceed six months from the Effective Time; and that the failure to obtain any waiver shall not limit the Buyer’s obligations to effect a Divestiture.

The Buyer has agreed to take any and all steps necessary to eliminate every impediment and obtain all consents under any antitrust, competition or communications or broadcast law, that may be required by any governmental authority to enable the parties to consummate the Merger as promptly as practicable, including committing to or effecting, by consent decree, hold separate order, trust or otherwise, the Divestiture of such assets or businesses as are required to be divested in order to obtain the FCC Consents or to avoid the entry of, or to effect the dissolution of or vacate or lift any order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger. The parties have also agreed that if the FCC has not granted the FCC Consents as of December 26, 2006, then if the parties’ respective special communications regulatory counsel, in their professional judgment, jointly determine that a Divestiture is required to obtain the FCC Consents, they will provide notice of such determination to the Buyer and the Buyer will promptly, and in any event within thirty (30) days, implement the Divestiture. In the event that the FCC Consents have not been granted as of March 26, 2007 and the Company’s special communications regulatory counsel, in the exercise of his sole professional judgment, determines that a Divestiture is required to obtain the FCC Consents, then upon written notice thereof, the Buyer shall promptly, and in any event within thirty (30) days, implement the Divestiture.

For the purposes of the Merger Agreement, a “Divestiture” of any asset or business means (1) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (2) the termination or amendment of any existing or contemplated governance structure of the Buyer or the Company or contemplated contractual or governance rights of the Buyer or the Company.

Access to Information

Until the Effective Time, on reasonable notice and subject to applicable law, the terms of the confidentiality agreement among the parties and certain exceptions, the Company has agreed to afford the Buyer and its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, the “Buyer Representatives”), including its financing sources, reasonable access to the Company’s properties, books, contracts and records and other information as the Buyer may reasonably request and to furnish promptly to the Buyer such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as the Buyer or the Buyer Representatives may reasonably request. In addition, the Company will give the Buyer notice of any material developments relating to the TV Litigation.

No Solicitation of Alternative Proposals

Prior to the Effective Time, we have agreed that the Company and its subsidiaries will not, and will use our reasonable best efforts to cause the Company Representatives not to, directly or indirectly:

•       solicit, initiate or knowingly facilitate or encourage any Competing Proposal;

•       participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, any Competing Proposal;

•       engage in discussions with any person with respect to any Competing Proposal;

•       approve or recommend any Competing Proposal; or

•       enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

We have further agreed that as of the date of the Merger Agreement, the Company shall cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by the Company or any of its subsidiaries or any of their respective representatives with respect to any Competing Proposal.

For purposes of the Merger Agreement, a “Competing Proposal” is any proposal or offer relating to:

•       any direct or indirect acquisition or purchase of 20% or more of the fair market value of the assets, issued and outstanding Company common stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole;

•       any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of the Company common stock; or

•       any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire 20% or more of the fair market value of the assets, issued and outstanding Company common stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole.

Prior to adoption of the Merger Agreement by our stockholders, if the Company receives a bona fide written Competing Proposal that did not result from a breach by the Company of its non-solicitation obligations described above, and which:

•       constitutes a Superior Proposal; or

•       the Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result in a Superior Proposal after taking the actions described above;

then, the Company may (i) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement no less restrictive of the other party than the confidentiality agreement between the Investors and the Company and (ii) engage in discussions or negotiations with the third party with respect to the Competing Proposal.

Additionally, neither the Board of Directors nor any committee thereof shall change, qualify, withdraw or modify in a manner adverse to the Buyer, or publicly propose to change, qualify, withdraw or modify in a manner adverse to Buyer its recommendation that the Company’s stockholders approve and adopt the Merger Agreement (a “Change of Recommendation”); provided, that prior to adoption of the Merger Agreement by our stockholders, the Board of Directors may effect a Change of Recommendation if the Board of Directors has concluded in good faith, after consultation with outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law.

We have also agreed to promptly advise Buyer of any Competing Proposal or any inquiry, request for information or request for discussions with respect to, or that would reasonably be expected to lead to, any Competing Proposal, the identity of the person making any such Competing Proposal or inquiry or request and shall provide Buyer with a copy (if in writing) and summary of the material terms of any such Competing Proposal or inquiry or request. In addition, we have agreed to keep Buyer informed of the status of any such Competing Proposal or inquiry or request and to not enter into, nor allow our subsidiaries to enter into, any confidentiality agreement or other agreement with any person subsequent to the date of the Merger Agreement which prohibits the Company from providing such information to Buyer. We have also agreed to enforce and not to terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which the Company or any of its subsidiaries is a party.

For purposes of the Merger Agreement, “Superior Proposal” means any offer or proposal made by a third party (including any stockholder of the Company) to acquire (when combined with such party’s ownership of securities of the Company held immediately prior to such offer or proposal) at least two-thirds of the issued and outstanding Company common stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, an issuance of securities by the Company, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation of such proposal), is on terms that are more favorable from a financial point of view to the holders of the Company common stock than the terms set forth in the Merger Agreement or terms of any other proposal made by the Buyer after the Board of Directors’ receipt of a notice of a Superior Proposal.

Additionally, the Company may:

•       disclose to the stockholders a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act; and

•       make such other disclosures to the Company’s stockholders, if the Board of Directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with any applicable law.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the Effective Time as well as insurance coverage covering his or her service to the Company as a director or officer.

Under the terms of the Merger Agreement, the Buyer and the Acquisition Sub have agreed to indemnify current and former officers and directors of the Company for acts or omissions in their capacity as an officer or director occurring on or before the Effective Time and provide for liability insurance, in each case, for a period of six years from and after the Effective Time, subject to certain conditions.

In addition, the Company or the Buyer will obtain insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance that provides coverage for events occurring on or before the Effective Time of the Merger. The terms of the policies will be no less favorable than the existing policy of the Company, unless the annual premiums of the policies would exceed 300% of the current policy’s premium, in which case the coverage will be the greatest amount available for an amount not exceeding 300% of the current premium.

Employee Benefit Plans

Under the Merger Agreement, the Buyer has agreed that it will, and will cause the surviving corporation to:

•       for one year following the closing of the Merger, provide the surviving corporation and its subsidiaries’ employees compensation and employee benefits (other than any equity-based benefits) that, in the aggregate, are no less favorable than the compensation and employee benefits for such employees immediately prior to the closing of the Merger;

•       provide to Company employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees upon a similar termination of employment immediately prior to the Effective Time;

•       honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under the Change in Control Severance Plan, the Change in Control Retention Bonus Plan and the Restricted Stock Unit Award Agreements with our executive officers, dated May 18, 2006;

•       credit all service with the Company and its subsidiaries for purposes of eligibility and vesting and for accrual of vacation, other paid time off and severance benefits under any employee benefit plan applicable to employees of the surviving corporation or its subsidiaries after the closing of the Merger to the extent recognized by us under a corresponding benefit plan; and

•       honor collective bargaining agreements.

Financing

The Buyer has agreed:

•       to use reasonable best efforts to arrange the financing on the terms and conditions described in the financing commitments, and to consummate the financing no later than the Effective Time; and

•       if any portion of the financing becomes unavailable on the terms and conditions contemplated in such commitments, to use reasonable best efforts to arrange to obtain alternative financing from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto.

In addition, if all or any portion of the debt financing has not been consummated and certain conditions have been satisfied or waived, then the Buyer must use the proceeds of the bridge financing to replace the debt financing to cause the closing to occur no later than the last day of the Marketing Period. The Buyer and the Acquisition Sub are not required to consummate the Merger until the expiration of the Marketing Period (see “The Merger Agreement—Effective Time; The Marketing Period” above for a discussion of the Marketing Period).

The Buyer is required to keep us informed on a reasonably current basis of the status of its efforts to arrange the debt financing and to provide us with copies of all documents related to the debt financing (other than ancillary documents subject to confidentiality agreements).

We have agreed to, and have agreed to cause our subsidiaries and the Company Representatives to, cooperate in connection with the arrangement of the financing as may be reasonably requested in advance, by written notice to the Company provided by the Buyer, provided that such requested cooperation does not unreasonably interfere with our ongoing operations or those of our subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company. The Buyer shall promptly upon request by the Company following termination of the Merger Agreement reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company and the Buyer shall indemnify the Company and its subsidiaries against any and all losses incurred in connection with such cooperation other than in respect of information provided by the Company or its subsidiaries.

Restructuring

Prior to the Effective Time, the Buyer may request in writing that the Company engage in certain restructuring or organizational transactions as may be required to consummate the Merger or the Financing. The Company will not be required to engage in any such transaction that (1) would violate or would reasonably be expected to violate or constitute a breach or default under the Company’s or its subsidiaries’ organizational documents or any contract or agreement to which the Company or any subsidiary is a party and any and all actions taken by the Company at the direction of the Buyer under this provision of the Merger Agreement will not constitute a breach of any representation or warranty of the Company under the Merger Agreement or (2) would reasonably be expected to result in the incurrence of any liabilities, losses, taxes or other penalties by any Company stockholder. Furthermore, the Buyer shall reimburse and indemnify the Company, its subsidiaries and its stockholders for any expenses or losses, respectively, incurred in connection with such transactions.

Conduct of the Buyer’s Business Pending the Merger

Under the Merger Agreement, the Buyer and the Acquisition Sub have agreed that, subject to certain exceptions, between June 26, 2006 and Effective Time, unless the Company gives its written consent (which consent will not be unreasonably withheld, delayed or conditioned), they will not:

•       amend or otherwise change any of the Buyer’s organizational documents that would be likely to prevent or materially delay the consummation of the Merger and related transactions;

•       amend or propose to amend or otherwise change any of their agreements relating to the television or radio broadcast stations currently licensed to the Company;

•       enter into any material new agreement relating in any way to the programming or operation of either any of the Company’s television or radio networks or any television or radio broadcast stations currently licensed to the Company;

•       acquire or make any investment in any corporation, partnership, limited liability company, other business organization or any division thereof that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would delay, impede or prevent receipt of FCC consent to the transfer of control or assignment to the Buyer of required FCC authorizations;

•       take any action that would be reasonably likely to cause a material delay in the satisfaction of certain specified conditions contained in the Merger Agreement or the consummation of the Merger; and

•       enter into any definitive agreement for the acquisition of any business or person or take any other action which in either case would reasonably be expected to materially interfere with its ability to make available to the Paying Agent immediately prior to the Effective Time, funds sufficient for the satisfaction of obligations under the Merger Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses or otherwise would reasonably be expected to result in a Buyer Material Adverse Effect.

Conditions to the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•       Stockholder Approval.   The adoption of the Merger Agreement by the Company’s stockholders.

•       HSR Act Approvals.   Any applicable waiting period under the HSR Act relating to the Merger will have expired or been terminated.

•       No Law or Orders.   No governmental authority will have enacted or issued any law or order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

•       FCC Consents.   The FCC Consents will have been obtained.

The obligations of the Buyer and the Acquisition Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•     Representations and Warranties.   The truth and correctness of the Company’s representations and warranties as of the date of the execution of the Merger Agreement and as of the Effective Time (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties (in general, without giving effect to materiality qualifiers) to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

•     Performance of Obligations.   The performance or compliance, in all material respects, by the Company of its agreements and covenants in the Merger Agreement.

•     Closing Certificate.   The Company’s delivery to the Buyer at the closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•       No Material Adverse Affect.   There will not have occurred, since June 26, 2006, any Company Material Adverse Effect.

The obligation of the Company to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•       Representations and Warranties.   The truth and correctness of the Buyer and the Acquisition Sub’s representations and warranties as of the date of execution of the Merger Agreement and as of the Effective Time (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date or time), except where the failure of such representations and warranties (in general, without giving effect to materiality qualifiers)  to be so true and correct would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

•       Performance of Obligations.   The performance or compliance, in all material respects, by the Buyer and the Acquisition Sub of their agreements and covenants in the Merger Agreement.

•       Solvency Certificate.   The Buyer’s delivery to the Company at the closing of a solvency certificate.

•       Closing Certificate.   The Buyer’s delivery to the Company at the closing of a certificate with respect to the satisfaction of the conditions relating to the Buyer’s representations, warranties, covenants and agreements.

Termination

The Company and the Buyer can jointly agree to terminate the Merger Agreement without completing the Merger at any time. The Merger Agreement may also be terminated in each of the following circumstances:

•       by either the Buyer or the Company, if:

•        the closing has not occurred on or before March 26, 2007, except that under certain conditions such date may be extended to June 26, 2007 by the Company or the Buyer and to August 26, 2007 by the Buyer (such date, as extended, the “Termination Date”);

•        any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is final and non-appealable;

•        the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment of the special meeting;

•        there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions would not be satisfied by the Termination Date and such breach has not been cured within 30 days following delivery of written notice by the terminating party;

•       by the Company, if, prior to the adoption of the Merger Agreement by the stockholders of the Company, the Board of Directors has concluded in good faith, after consultation with outside legal and financial advisors, that an unsolicited Competing Proposal is a Superior Proposal, but only after the Company has provided the Buyer with written notice regarding the Superior Proposal and provided the Buyer with at least a five (5) business day period, during which time, the Company negotiates and cooperates with the Buyer to enable the Buyer to make a revised offer that would make the unsolicited Competing Proposal no longer a Superior Proposal, and only if the Company concurrently pays to the Buyer the company termination fee described below under “The Merger Agreement—Termination Fees” and the Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; provided that in the event of any material change in the material terms of such Superior Proposal, the five (5) business day period referenced above is, in each case, extended for an additional twenty-four (24) hours;

•       by the Buyer, if the Board of Directors effects a Change of Recommendation;

•       by the Buyer, if the Board of Directors fails to reconfirm the recommendation of the Board of Directors within fifteen (15) business days of receipt of a written request from the Buyer; provided that the Buyer shall only be entitled to one (1) such request; and

•       by the Buyer, if the Board of Directors fails to include in the proxy statement distributed to the stockholders of the Company its recommendation that the Company’s stockholders approve and adopt the Merger Agreement.

In some cases, termination of the Merger Agreement may require us to pay a termination fee to the Buyer, or require the Buyer to pay a termination fee to us, as described below under “The Merger Agreement—Termination Fees.”

Termination Fees

Company Termination Fee

The Company must pay to the Buyer a termination fee of $300 million in cash if the Merger Agreement is terminated:

•       by the Company or the Buyer, if the Effective Time has not occurred on or before the Termination Date;

•       by the Buyer, if the Company’s stockholders do not adopt the Merger Agreement at the special meeting or any postponement or adjournment thereof; or

•       by the Buyer, if the Buyer is not in material breach of its obligations under the Merger Agreement and, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and such breach results in failure to meet certain conditions of Merger Agreement that can not be cured before the Termination Date and the Buyer has provided the Company with written notice at least thirty (30) days prior to any such termination and the Company has not cured such breach or failure within such thirty (30) day period;

and, in each case above, one of the following has also occurred:

•        within nine (9) months after the termination, the Company enters into, recommends or submits to the stockholders of the Company for adoption or acceptance an Affiliate Competing Proposal (as defined below) or any agreement with respect to an Affiliate Competing Proposal or an Affiliate Qualifying Transaction (as defined below) is consummated, in which case such termination fee will be paid upon the earlier of entering into the agreement with respect to or consummation of an Affiliate Qualifying Transaction; or

•        a Competing Proposal is publicly proposed or publicly disclosed and not publicly withdrawn prior to the termination of this Agreement and within nine (9) months after such termination (1) the Company consummates a Qualifying Transaction, or (2) the Company enters into, recommends or submits to the stockholders of the Company for adoption or acceptance an agreement with respect to a Qualifying Transaction, in which case such termination fee will be paid upon consummation of the Qualifying Transaction.

In addition, the Company must pay to the Buyer a termination fee of $300 million in cash if the Merger Agreement is terminated:

•       by the Buyer, due to the Board of Directors making a Change of Recommendation; such termination fee to be paid within five (5) days of the termination of the Merger Agreement;

•       by the Buyer, if the Board of Directors fails to reconfirm its recommendation in favor of the Merger Agreement; such termination fee to be paid within five (5) days of the termination of the Merger Agreement;

•       by the Buyer, if the Company fails to include the recommendation of the Board in this proxy statement; such termination fee to be paid within five (5) days of the termination of the Merger Agreement; and

•       by the Company, prior to adoption of the Merger Agreement by our stockholders, in order to enter into a definitive agreement relating to a Superior Proposal; such termination fee to be paid concurrently with termination of the Merger Agreement.

For purposes of the Merger Agreement, a “Qualifying Transaction” is any proposal or offer relating to:

•       any direct or indirect acquisition or purchase of 30% or more of the fair market value of the assets, issued and outstanding Company common stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole;

•       any tender offer or exchange offer that if consummated, would result in any person or group beneficially owning 50% or more of the Company common stock; or

•       any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire 20% or more of the fair market value of the assets, issued and outstanding Company common stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole.

For the purposes of the Merger Agreement, an “Affiliate Qualifying Transaction” is any transaction with respect to an Affiliate Competing Proposal whereby any of Televisa, Venevision, Kohlberg Kravis Roberts & Co., Bain Capital Partners, LLC, Cascade Investment, L.L.C., The Carlyle Group or The Blackstone Group, or any of their respective affiliates (1) acquires the Company by merger or business combination transaction; (2) acquires 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or (3) acquires 20% or more of the outstanding Company common stock; provided, that in the case of clause (3) above, if Televisa or Venevision or any person in which Televisa or Venevision is, in the aggregate, a direct or indirect owner of more than 10% of the equity interests, participates in such transaction (except for a transaction whereby Televisa or Venevision sells shares of Class A common stock in connection with a tender offer) as either buyer or seller or otherwise, then reference to “20% or more” shall be deemed a reference to “35% or more.”

For the purposes of the Merger Agreement, an “Affiliate Competing Proposal” is a Competing Proposal from, or directly or indirectly made by, any of Televisa, Venevision, Kohlberg Kravis Roberts & Co., Bain Capital Partners, LLC, Cascade Investment, L.L.C., The Carlyle Group or The Blackstone Group, or any of their respective affiliates or any person or group in which one of the foregoing is, in the aggregate, a direct or indirect owner of more than 10% of the equity interests of such person or group.

Buyer Termination Fee

The Buyer must pay to the Company a termination fee within two (2) business days after the termination of the Merger Agreement if such agreement is terminated as follows:

•       by the Company, if the Effective Time has not occurred on or before the Termination Date;

•       by the Company, if the Company is not in material breach of its obligations under the Merger Agreement, if the Buyer has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and such breach results in failure to meet certain conditions of Merger Agreement that can not be cured before the Termination Date and the Company has provided the Buyer with written notice at least thirty (30) days prior to any such termination and the Company has not cured such breach or failure within such thirty (30) day period; or

•       by the Company or the Buyer if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action is final and non-appealable;

and, in each case above, one of the following has also occurred:

•       all conditions to the Buyer’s obligation to consummate the Merger have been satisfied and the Buyer or its subsidiaries have not received funds pursuant to the financing sufficient to consummate the Merger, in which case the Buyer will pay to the Company a termination fee of $300 million in cash; or

•       all conditions to the Buyer’s obligation to consummate the Merger have been satisfied, other than conditions relating to the expiration or termination of any applicable waiting period under the HSR Act, the receipt of all required approvals from the FCC, or the absence of any other law or order enacted by a governmental authority that prohibits the consummation of the Merger, or except insofar as any condition requires the delivery of officer’s certificates, in which case the Buyer will pay to the Company a termination fee of $500 million in cash.

Limitation on Buyer Damages

Neither the Buyer nor the Acquisition Sub shall have any liability for intentional breach of the Merger Agreement in excess of $300 million in damages less any termination fee previously paid in respect of the Company’s termination of the Merger Agreement.

Amendment and Waiver

The Merger Agreement may be amended by mutual written agreement of the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. However, after the adoption of the Merger Agreement by the Company’s stockholders, the Merger Agreement can not be amended if such amendment would require further approval by the stockholders.

The Merger Agreement also provides that, at any time prior to the Effective Time, any party may, by written agreement:

•       extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement;

•       waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•       waive compliance with any of the agreements or conditions contained in the Merger Agreement which may be legally waived.

The Limited Guarantee

In connection with the Merger Agreement, each of the Investors (each an affiliate of the Buyer) and the Company entered into a Limited Guarantee pursuant to which, among other things, each of the Investors is providing the Company a guarantee of payment (as described above in “The Merger Agreement—Termination Fees—Buyer Termination Fee”) of its pro rata portion of the Buyer termination fees or certain damages resulting from the Buyer’s intentional breach of the Merger Agreement in favor of the Company with respect to the payment obligations of each of the Buyer and the Acquisition Sub, respectively.  A form of the Limited Guarantee is attached to this proxy statement as Appendix C.

THE VOTING AGREEMENT

In connection with the Merger Agreement, and concurrently with the execution of the Merger Agreement, A. Jerrold Perenchio and certain stockholders of the Company affiliated with Mr. Perenchio (the “Voting Stockholders”), who collectively own beneficially approximately 11.5% of the outstanding Company common stock (which percentage excludes 1,804,000 shares held by stockholders are subject to vested employee stock options), as of June 26, 2006, entered into the Voting Agreement, pursuant to which the Voting Stockholders have agreed to vote their shares of Company common stock in favor of the Merger. The following is a summary of the material provisions of the Voting Agreement and is qualified in its entirety by reference to the complete text of the Voting Agreement, attached as Appendix B to this proxy statement.

Voting

Under the Voting Agreement, the Voting Stockholders irrevocably and unconditionally agreed that, at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called or in connection with any written consent of the Company’s stockholders, the Voting Stockholders will vote (1) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, (2) against any Competing Proposal (without regard to any recommendation of the Board of Directors to stockholders concerning such Competing Proposal or the terms of any Competing Proposal or any proposal against the Merger), (3) against any agreement, amendment of any agreement or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by the Voting Agreement or the Merger Agreement and (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

Irrevocable Proxy

In addition, the Voting Stockholders revoked any and all previous proxies granted with respect to their shares of Company common stock and irrevocably appointed the Buyer or its designee as the Voting Stockholders’ agent, attorney and proxy, to vote (or cause to be voted) their shares, if the Voting Stockholders fail to vote, as the Voting Stockholders have agreed to vote (as described above).

Restrictions on Transfer

Under the Voting Agreement, the Voting Stockholders agreed that, for the duration the Voting Agreement is in effect, the Voting Stockholders will not (with only limited exceptions) sell, transfer, pledge or dispose of any shares of the Company common stock owned by the Voting Stockholders.

No Shop

Except as permitted under the Merger Agreement, the Voting Stockholders agreed not to, and to use reasonable best efforts to cause their representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (2) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, such proposal, (3) engage in discussions with respect to any Competing Proposal, (4) approve or recommend any Competing Proposal, or (5) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

In addition, the Voting Stockholders agreed to promptly advise (1) the Buyer of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal and (2) the identity of any person making the Competing Proposal or inquiry, proposed offer or request.

Termination

The Voting Agreement terminates the earlier of (1) the Effective Time and (2) the date of termination of the Merger Agreement in accordance with its terms.

MARKET PRICE OF COMPANY COMMON STOCK

	High			Low
2004
First Quarter		$40.05			$32.00
Second Quarter		$36.79			$28.38
Third Quarter		$35.22			$28.38
Fourth Quarter		$32.94			$27.30
2005
First Quarter		$30.20			$25.80
Second Quarter		$28.48			$25.00
Third Quarter		$29.55			$25.15
Fourth Quarter		$31.15			$23.52
2006
First Quarter		$35.65			$29.30
Second Quarter		$33.70			$33.37
Third Quarter (through , 2006)	$	[	]	$	[	]

On February 7, 2006 which was the trading day immediately prior to the date on which we announced that the Board of Directors was exploring possible strategic alternatives for the Company to enhance stockholder value, the Company common stock closed at $30.54 per share. On June 26, 2006, which was the last trading day before we announced the Merger Agreement, the Company common stock closed at $32.03 per share. On                , 2006, which was the last trading day before this proxy statement was printed, the Company common stock closed at $[      ] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares.

As of [record date], there were [          ] shares of Company common stock outstanding held by approximately [     ] holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Univision’s voting securities as of July 10, 2006 by (1) each person who we know beneficially owns 5% or more of the outstanding shares of any class of Univision’s voting securities, (2) each director and each of our executive officers, and (3) all directors and alternate directors and the executive officers as a group. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all shares of securities shown as beneficially owned by them, subject to community property laws where applicable.

Please see the footnotes below for the disclosure required by the Exchange Act, for each of the parties listed below. Because the Class P, Class T and Class V common stock can be converted to Class A common stock at any time, we are presenting the information below based on such conversions. We obtained the information presented below for stockholders other than executive officers and directors from Form 13Fs, Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of the dates indicated in the Form 13Fs, Schedule 13Gs or amendments thereto.

Our Chairman and Chief Executive Officer is also a party to the Voting Agreement. See “The Voting Agreement.”

Name and Address(a)	Title of Class of Common Stock	Number of Shares of Class A Common Stock Beneficially Owned (b)(c)		Percent of Class A Common Stock Beneficially Owned (c)	Percent of Class A Common Stock Beneficially Owned Assuming Warrants are Exercised (d)
A. Jerrold Perenchio	Class A and Class P	37,087,384	(e)(l)	12.1%	10.7%
Televisa Av. Vasco de Quiroga No. 2000, Edificio A, Piso 4 Colonia Santa Fe 01210,Mexico, DF	Class A and Class T	30,187,534	(f)	9.9%	11.4%
Venevision c/o Finser Corporation 550 Biltmore Way, Suite 900 Coral Gables, Florida 33134	Class A and Class V	17,837,164	(f)(g)	5.8%	13.9%
Citadel Investment Group LLC 131 S. Dearborn Street, 32nd Floor Chicago, IL 60603	Class A	12,128,662	(h)	4.0%	3.5%
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005	Class A	12,403,671	(i)	4.1%	3.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	Class A	12,783,279	(j)	4.2%	3.7%
PRIMECAP Management Company 225 South Lake Street Suite 400 Pasadena, CA 91101	Class A	9,717,000	(k)	3.2%	2.8%
Robert V. Cahill	Class A	2,361,000	(l)(m)	*	*
Anthony B. Cassara	Class A	75,000	(m)	*	*
Harold Gaba	Class A	431,000	(m)	*	*
Andrew W. Hobson	Class A	1,628,708	(m)	*	*
Alan F. Horn	Class A	465,000	(m)	*	*
Michael O. Johnson	Class A	1,000		*	*
C. Douglas Kranwinkle	Class A	630,000	(m)	*	*
John G. Perenchio	Class A	468,000	(l)	*	*
Ray Rodriguez	Class A	1,550,740	(l)(n)	*	*
McHenry T. Tichenor, Jr.	Class A	3,035,704		*	*
Ricardo Maldonado Yañez	N/A	0	(o)	*	*
Gustavo Cisneros	Class A and Class V	17,862,164	(f)(g)(m)	5.8%	13.9%
Alejandro Rivera c/o Finser Corporation 550 Biltmore Way, Suite 900 Coral Gables, Florida 33134	Class A	315,000	(m)	*	*
All directors and executive officers as a group (16 persons)	Class A, Class P, and Class V	64,106,700	(f)	20.5%	29.4%

(a)              Unless otherwise indicated, the address of each executive officer, director and nominee is 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067.

(b)             A. Jerrold Perenchio and his affiliates beneficially own 100% of the Class P common stock, Televisa beneficially owns 100% of the Class T common stock, and Venevision beneficially owns 100% of the Class V common stock.

(c)              Assumes that the Class P, Class T and Class V common stock outstanding are converted into Class A common stock on a share for share basis since this may be done at any time in accordance with their respective terms. Excludes the shares issuable upon exercise of the 39,339,700 warrants that are outstanding (see footnote (f) below).

(d)             Assumes that the Class P, Class T and Class V common stock outstanding are converted into Class A common stock on a share for share basis since this may be done at any time in accordance with their respective terms. Assumes exercise of all warrants held by Televisa and Venevision; however, these warrants to purchase Class A, Class T or Class V common stock are subject to certain exercise restrictions because they may be exercised by the holder only if the aggregate shares owned by Televisa, Venevision and all non-U.S. aliens represent no more than 25% of the outstanding stock. See “Certain Relationships and Related Transactions—Warrants.”

(e)              Such shares are owned by A. Jerrold Perenchio or his affiliates and are subject to the Voting Agreement. Includes 885,740 shares of Class P common stock beneficially owned by Margaret Perenchio, Mr. Perenchio’s wife. Mr. Perenchio has the sole power to vote such shares pursuant to a proxy, but Mrs. Perenchio has sole power to dispose of or direct the disposition of such shares. All but 124,994 shares owned directly or indirectly by Mr. Perenchio are shares of Class P common stock. Each share of Class P common stock is convertible at any time into a share of Class A common stock.

(f)               Excludes 9,102,000 shares of Class A common stock or Class T common stock and 30,237,700 shares of Class A common stock or Class V common stock issuable upon exercise of warrants held by Televisa and Venevision, respectively.

(g)              A trust principally for the benefit of the family of Gustavo Cisneros and a trust principally for the benefit of the family of Ricardo Cisneros, or foundations or entities established primarily for the benefit of any one or more of the foregoing persons, each owns a 50% indirect beneficial ownership interest in the equity of Venevision, which owns these shares. These trusts have shared voting and dispositive powers over these shares. Gustavo Cisneros and Ricardo Cisneros disclaim beneficial ownership of such shares.

(h)             Based on a report on Schedule 13G/A dated July 5, 2006, Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Wellington LLC, Citadel Kensington Global Strategies Fund Ltd., Citadel Equity Fund Ltd. and Citadel Derivatives Group LLC (collectively, the “Citadel Group”) have shared voting power and shared dispositive power over all 12,128,662 shares. Based on such Schedule 13G/A, the Citadel Group beneficially owned 5.1% of the Class A common stock outstanding as of June 27, 2006.

(i)                Based on a report on Schedule 13G/A dated July 10, 2006, Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc., had sole voting power over 9,813,991 of such shares and sole dispositive power over all 12,403,671 shares. Based on such Schedule 13G/A, Goldman Sachs Asset Management beneficially owned 5.2% of the Class A common stock outstanding as of June 30, 2006.

(j)                Based on a report on Form 13F dated May 15, 2006, T. Rowe Price Associates, Inc. had sole voting power over 2,055,980 shares and sole dispositive power over all 12,783,279 shares. These securities are owned by various individual and institutional investors including T. Rowe Price Associates, Inc., which T. Rowe Price Associates, Inc. serves as investment advisor with the power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(k)             Based on a report on Form 13F dated May 12, 2006, PRIMECAP Management Company had sole voting power over 2,477,400 shares and sole dispositive power over all 9,717,000 shares.

(l)                Common stock owned by Mr. A. Jerrold Perenchio includes 1,804,000 shares subject to employee stock options that are fully exercisable for Class A common stock and were granted to Mr. Cahill and Mr. John G. Perenchio by one of Mr. A. Jerrold Perenchio’s wholly-owned companies, which options were granted for services to that company. Common stock owned by Mr. Cahill includes 1,336,000 shares of Class A common stock, underlying such fully vested employee stock options. Common stock owned by Mr. John G. Perenchio includes 468,000 shares of Common A common stock, underlying such fully vested employee stock options.

(m)          Includes, as applicable, the following employee or director stock options granted by Univision that are fully exercisable or will vest and become exercisable within 60 days of June 26, 2006: Mr. Cahill—1,025,000; Mr. Cassara—75,000; Mr. Cisneros—25,000; Mr. Gaba—305,000; Mr. Hobson—1,625,000; Mr. Horn—305,000; Mr. Kranwinkle—620,000; Mr. Rivera—315,000; Mr. Rodriguez—1,550,000; and Mr. Tichenor—657,850.

(n)             Includes 200 shares of Class A common stock held in a UTMA account for Mr. Rodriguez’s daughter and 540 shares in an UTMA account for Mr. Rodriguez’s son. Mr. Rodriguez disclaims beneficial ownership of such shares.

(o)             Mr. Maldonado is the Secretario del Consejo de Administración (Secretary of the Board of Directors) of Grupo Televisa, S.A. (“Televisa”). Mr. Maldonado disclaims beneficial ownership of 9,102,000 shares of Class A or Class T Common Stock issuable upon exercise of warrants held by Televisa or 30,187,534 shares of Class T Common Stock held by Televisa and certain of its subsidiaries, except to the extent of any pecuniary interest therein.

*                     Represents less than one percent.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to demand appraisal in connection with the Merger and to receive, in lieu of the Merger Consideration, payment in cash, without interest, for the fair value of your shares of Company common stock as determined by the Delaware Court of Chancery. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix E to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the Merger Agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•       You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•       You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•       You must continuously hold your shares through the Effective Time.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Company common stock as provided for in the Merger Agreement if you are the holder of record at the Effective Time, but you will have no appraisal rights with respect to your shares of Company common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Company’s Secretary at Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Company common stock must be made by or on behalf of, such registered stockholder. The demand should set forth, fully and correctly, the registered stockholder’s name as it appears on his or her stock certificate(s) and should specify the holder’s mailing address and the number of shares registered in the holder’s name. The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for such stockholder’s shares of Company common stock.

Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition if there are dissenting stockholders. Accordingly, it is the obligation of the Company’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the Company’s financial advisors as described in summary fashion under the heading “Opinion of the Company’s Financial Advisor.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

The 2007 annual meeting of stockholders of the Company will be held only if the Merger is not completed. If the 2007 annual meeting is held, stockholders interested in submitting a proposal for inclusion in our Company’s proxy statement for the 2007 annual meeting of stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. In accordance with the SEC’s rules and based on the date of this year’s annual meeting, we must receive proposals of stockholders intended to be presented at the 2007 meeting of stockholders at our principal executive offices not later than November 17, 2006 for inclusion in our proxy statement and form of proxy relating to the annual meeting, and the stockholders proposals must otherwise comply with the requirements of Rule 14a-8.

All notices of proposals by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company and addressed to Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067.

OTHER MATTERS

Other Business at the Special Meeting

Management is not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other business properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed by writing to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY  10022 or by calling Innisfree toll-free at (877) 456-3422. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by writing to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY  10022 or calling Innisfree toll-free at (877) 456-3422. If you would like to request documents, please do so by [            ], 2006, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•       Univision’s Annual Report on Form 10-K for the year ended December 31, 2005;

•       Univision’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•       Current Reports on Form 8-K filed February 1, 2006, March 22, 2006, March 23, 2006, April 25, 2006, May 25, 2006, June 27, 2006 and June 28, 2006; and

•       Univision’s proxy statement relating to its 2006 annual meeting of stockholders.

You may request a copy of these filings, at no cost, by writing or calling Univision at the following address or telephone number: Investor Relations Department, Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067, (310) 556-7676. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [               ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

By and Among

UMBRELLA HOLDINGS, LLC,

UMBRELLA ACQUISITION, INC.

and

UNIVISION COMMUNICATIONS INC.

Dated as of June 26, 2006

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2006 (this “Agreement”), by and among Umbrella Holdings, LLC, a Delaware limited liability company (the “Buyer”), Umbrella Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”),and Univision Communications Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective Boards of Directors of the Company and Acquisition Sub each have approved and deemed advisable, and the Board of Directors of Buyer, as the sole stockholder of Acquisition Sub, has approved this Agreement and the merger of the Acquisition Sub with and into Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Buyer and Acquisition Sub have delivered to the Company the Limited Guarantee (the “Guarantee”) of each of the Investors, dated as of the date hereof, pursuant to which each of the Investors has guaranteed up to the amount set forth on Annex A; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Buyer to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Buyer substantially in the form attached as Exhibit A hereto (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions.   Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Univision Communications Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2   Closing.   Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Los Angeles time, on a date to be specified by the parties hereto, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof (other than conditions that, by their own terms, cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, Buyer shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Buyer on no less than three (3) business days’ written notice to the Company and (b) the final day of the Marketing Period, or at such other time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3   Effective Time.

(a)   Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b)   From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4   Certificate of Incorporation and By-Laws.   Subject to Section 6.8 of this Agreement, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended to read (except with respect to the name of the Company) the same as the certificate of incorporation and by-laws of Acquisition Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable Law or provisions of the certificate of incorporation and by-laws.

Section 2.5   Board of Directors.   Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6   Officers.   From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1   Effect on Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a)   Cancellation of Company Securities.   Each share of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), Class P Common Stock, par value $0.01 per share (the “Class P Common Stock”), Class T Common Stock, par value $0.01 per share (the “Class T Common Stock “), and Class V Common Stock, par value $0.01 per share (the “Class V Common Stock”), (collectively the “Company Common Stock “) held by the Company as treasury stock or held by Buyer or Acquisition Sub immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)   Conversion of Company Securities.   Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted as follows:

(i)    each issued and outstanding share of Class A Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class A Merger Consideration”);

(ii)   each issued and outstanding share of Class P Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class P Merger Consideration”);

(iii)  each issued and outstanding share of Class T Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class T Merger Consideration”);

(iv)  each issued and outstanding share of Class V Common Stock, shall be converted into the right to receive $36.25 plus the applicable Additional Per Share Consideration, if any, in cash, without interest (the “Class V Merger Consideration”).

Each share of Company Common Stock to be converted into the right to receive the applicable merger consideration as provided in this Section 3.1(b) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the applicable merger consideration, without interest thereon.

(c)   Conversion of Acquisition Sub Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d)   Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the applicable merger consideration as provided in Section 3.1(b) shall be equitably adjusted to reflect such change.

Section 3.2   Exchange of Certificates.

(a)   Designation of Paying Agent; Deposit of Exchange Fund.   Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the applicable merger consideration as provided in Section 3.1(b). Immediately prior to or simultaneously with the filing of the Certificate of Merger with the Secretary of State, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to (i) the sum of the Total Class A Merger Consideration plus the Total Class P Merger Consideration plus the Total Class T Merger Consideration plus the Total Class V Merger Consideration plus (ii) the Total Option Cash Payments plus (iii) the Total Warrant Cash Payments plus (iv) the Total Restricted Stock Unit Payments (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the

Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and 3.3(a) - (c), Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (A) held for the benefit of the holders of Company Common Stock, Company Options, Company Warrants and Restricted Stock Units and (B) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)   As promptly as practicable following Effective Time and in any event not later than the second business day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable merger consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the applicable merger consideration in exchange therefor collected, by hand delivery), (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.3(a) hereof in respect of such Company Option, (iii) to each holder of a Company Warrant, a check in an amount due and payable to such holder pursuant to Section 3.3(b) hereof in respect of such Company Warrant and (iv) to each holder of a Restricted Stock Unit, a check in an amount due and payable to such holder pursuant to Section 3.3(c) hereof in respect of such Restricted Stock Unit. If payment of the applicable portion of the Aggregate Merger Consideration is made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (A) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the Aggregate Merger Consideration to a person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the Aggregate Merger Consideration in cash as contemplated by this Section 3.2 without interest thereon.

(c)   Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable merger consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry

Shares on the applicable merger consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares, Company Options, Company Warrants or Restricted Stock Units for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(e)   No Liability.   None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f)    Investment of Exchange Fund.   The Paying Agent shall invest any cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Buyer or the Paying Agent from making the payments required by this Article III, and following any losses Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock, Company Options, Company Warrants and Restricted Stock Units in the amount of such losses, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Buyer, as Buyer directs.

Section 3.3   Stock Options, Warrants and Restricted Stock Units.

(a)   Treatment of Options.   As of the Effective Time, each Company Option, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Class A Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Class A Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment” and the sum of all such payments, the “Total Option Cash Payments”). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.3(a), including, without limitation, providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein.

(b)   Treatment of Warrants.   As of the Effective Time, each Company Warrant that is issued and outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the part of any holder of any Company Warrant, be cancelled and the holder thereof will receive as promptly as reasonably practicable following the Effective Time a cash payment with respect thereto as follows (each payment a “Warrant Cash Payment” and the sum thereof, the “Total Warrant Cash Payments”):

(i)    for each Company Warrant issued in connection with the 1992 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a cash payment in an amount equal to the product of (a) the excess, if any, of the Class T Merger Consideration or Class V Merger Consideration, as applicable, over U.S.$0.032195 multiplied by (b) the number of shares of Class T Common Stock or Class V Common Stock, as applicable, issuable upon exercise of such Company Warrant, without interest;

(ii)   for each Company Warrant issued in connection with the 2001 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a cash payment in an amount equal to the product of (a) the excess, if any, of the Class A Merger Consideration, Class T Merger Consideration or Class V Merger Consideration, as applicable, over U.S.$38.261 multiplied by (b) the number of shares of Class A Common Stock, Class T Common Stock or Class V Common Stock, as applicable, issuable upon exercise of such Company Warrant, without interest;

(iii)  for each Company Warrant issued in connection with the 2002 Warrants (as described in the Company SEC Documents filed prior to the date hereof) and outstanding as of the Effective Time, a cash payment in an amount equal to the product of (a) the excess, if any, of the Class A Merger Consideration over U.S.$38.261 multiplied by (b) the number of shares of Class A Common Stock issuable upon exercise of such Company Warrant, without interest;

As of the Effective Time, all Company Warrants, whether or not exercisable at a price less than the applicable merger consideration as provided for in Section 3.1(b) hereof, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Warrant shall cease to have any rights with respect thereto, except the right to receive the cash payment, if any, as provided for in this Section 3.3(b). Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.3(b), including, without limitation, providing holders of Company Warrants with notice of their rights with respect to any such Company Warrants as provided herein.

(c)   Treatment of Restricted Stock Units.   As of the Effective Time, each Restricted Stock Unit that is issued and outstanding as of the Effective Time, other than any Restricted Stock Unit granted following the date hereof in accordance with Section 6.1(e) of the Company Disclosure Letter (the “Post-Signing RSUs”) and other than any Restricted Stock Unit issued pursuant to the Change in Control Retention Bonus Plan (the “Retention Bonus Plan”), shall by virtue of the Merger and without any action on the part of any holder of any Restricted Stock Unit, become fully vested. Each Post-Signing RSU that is issued and outstanding as of the Effective Time shall by virtue of the Merger and without any action on the part of any holder of any Post-Signing RSU shall vest in accordance with the vesting terms set forth on Section 6.1(e) of the Company Disclosure Letter. Each vested Restricted Stock Unit shall be converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Class A Merger Consideration (the “Restricted Stock Unit Payment” and the sum of all such payments, the “Total Restricted Stock Unit Payments”). As of the Effective Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Restricted Stock Unit shall cease to have any rights with respect thereto, except, with respect to the vested Restricted Stock Units, the right to receive the Restricted Stock Unit Payment; provided, however that each Restricted Stock Unit issued pursuant to the Retention Bonus Plan shall remain outstanding and payment shall be made at the earlier of (x) ninety (90) days following the

Effective Time, provided that the holder of the Restricted Stock Unit is employed by the Surviving Corporation or any of its affiliates on such date or (y) termination of the holder of such Restricted Stock Unit without cause or resignation for good reason (as is defined in the applicable Retention Bonus Plan) in accordance with the terms of the applicable Restricted Stock Unit award agreement.

Section 3.4   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable merger consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5   Dissenting Shares.   Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”), shall not be converted into the right to receive the applicable merger consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable merger consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not the Company, Buyer or Acquisition Sub) and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give Buyer notice of all demands for appraisal and Buyer shall have the right to participate in all negotiations and proceedings with respect to all holders of Dissenting Shares. The Company shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment from any holder of Dissenting Shares.

Section 3.6   Transfers; No Further Ownership Rights.   After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable merger consideration, as provided for in Section 3.1(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.7   Withholding.   Each of the Paying Agent, the Company, Buyer and the Surviving Corporation shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, Company Warrants or Restricted Stock Units, as applicable, such amounts as they are respectively required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Options, Company Warrants and Restricted Stock Units, as applicable, in respect of which such deduction and withholding was made.

Section 3.8   Rollover by Strategic Stockholders.

(a)   Notwithstanding anything to the contrary set forth in this Article III, Buyer and one or more Strategic Stockholders jointly may deliver written notice (the “Conversion Notice”) to the Company prior to the thirteenth (13th) business day after the date hereof stating that Buyer and the Strategic Stockholders executing the Conversion Notice (the “Rollover Stockholders”) have agreed that some or all of the shares of Class A Common Stock, Class T Common Stock, Class V Common Stock, Class T Warrants and/or Class V Warrants (collectively, the “Potential Rollover Securities”) held by such Rollover Stockholders will be converted, subject to the provisions and limitations set forth in subparagraph (b) below, in lieu of receiving the applicable portion of the Aggregate Merger Consideration in cash, into Conversion Shares and/or Conversion Warrants; provided that unless waived by the Company in writing the Conversion Notice shall also contain the Strategic Stockholder Voting Agreement executed by the applicable Strategic Stockholder. The Conversion Notice shall identify the amount of each type of Potential Rollover Securities held by each Rollover Stockholder that will be included in such Rollover Stockholder’s Conversion (for each such Rollover Stockholder, the “Rollover Securities”).

(b)   If Buyer has not delivered to the Company at least two (2) business days prior to the Closing Date written notice that a particular Rollover Stockholder has failed to comply with the terms of the Conversion (the “Non-Compliance Notice”), then at the Effective Time, such Rollover Stockholder shall receive, upon the Surviving Corporation’s receipt of the stock certificates and warrants, as applicable, representing the Rollover Securities, duly endorsed for transfer, (i) the number of Conversion Shares equal to the quotient determined by dividing (x) the Conversion Share Rollover Value by (y) the Conversion Share Value and (ii) a Conversion Warrant exercisable into the number of Conversion Shares equal to the quotient determined by dividing (x) the Conversion Warrant Rollover Value by (y) the Conversion Share Value; provided, however, that in no event shall the Conversion provide the Strategic Stockholders in the aggregate with more than 19.9% of Surviving Corporation’s voting equity or economic equity or provide any Strategic Stockholder with any governance rights in Surviving Corporation that are greater in the aggregate than the governance rights that the Strategic Stockholders have in the Company as of the date hereof. If Buyer delivers to the Company a Non-Compliance Notice in respect of a particular Rollover Stockholder at least two (2) business days prior to the Closing Date, then such Rollover Stockholder shall be deemed to have forfeited its right to receive Conversion Shares and/or Conversion Warrants and such Rollover Stockholder shall only be entitled to receive after the Effective Time its applicable portion of the Aggregate Merger Consideration in cash in accordance with the provisions of this Article III.

(c)   Notwithstanding the foregoing provisions of this Section 3.8, unless waived in writing by the Company, a Strategic Stockholder shall not be entitled to the Conversion provided by this Section 3.8 unless the Strategic Stockholder executes and delivers to Buyer a voting agreement substantially in the form attached hereto as Exhibit B, pursuant to which, among other matters, the Strategic Stockholder agrees to vote all of the Company Common Stock owned by such Strategic Stockholder in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (a “Strategic Stockholder Voting Agreement”). If Buyer fails to deliver a copy of the Strategic Stockholder Voting Agreement to the Company (unless the requirement for a Strategic Stockholder Voting Agreement has been waived by the Company) within ten (10) business days after the delivery of the Conversion Notice related to the Strategic Stockholder, then such Strategic Stockholder shall be deemed to have forfeited its right to receive Conversion Shares and/or Conversion Warrants and shall only be entitled to receive after the Effective Time its applicable portion of the Aggregate Merger Consideration in cash in accordance with the provisions of this Article III.

(d)   As used in this Section 3.8, the following terms shall have the meanings specified below.

“Class T Warrants” means those Company Warrants exercisable into shares of Class T Common Stock.

“Class V Warrants” means those Company Warrants exercisable into shares of Class V Common Stock.

“Conversion” means, with respect to a Rollover Stockholder, the conversion of such Rollover Stockholder’s Rollover Securities for Conversion Shares and/or Conversion Warrants in accordance with the provisions of this Section 3.8.

“Conversion Shares” means, collectively, shares of the Surviving Corporation’s Common Stock, par value of $.001 per share, and shares of the Surviving Corporation’s Series A Participating Preferred Stock, par value of $.001 per share.

“Conversion Share Percentage” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, the percentage of Conversion Shares relative to Conversion Warrants that such Rollover Stockholder will receive in such Conversion.

“Conversion Share Rollover Value” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, an amount equal to the product of (i) the Rollover Value of such Rollover Stockholder’s Rollover Securities and (ii) the Conversion Share Percentage.

“Conversion Share Value” means $1,000.

“Conversion Warrant” means a warrant issued by the Surviving Corporation exercisable into the applicable number of Conversion Shares determined pursuant to this Section 3.8 at an exercise price per Conversion Share equal to $0.001.

“Conversion Warrant Percentage” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, the percentage of Conversion Warrants relative to Conversion Shares that such Rollover Stockholder will receive in such Conversion.

“Conversion Warrant Rollover Value” means, with respect to a Conversion of a Rollover Stockholder’s Rollover Securities, an amount equal to the product of (i) the Rollover Value of such Rollover Stockholder’s Rollover Securities and (ii) the Conversion Warrant Percentage.

“Rollover Value” means, with respect to the Conversion of a Rollover Stockholder’s Rollover Securities, an amount equal to the applicable portion of the Aggregate Merger Consideration that such Rollover Stockholder is entitled to receive in accordance with Sections 3.1(b) and 3.3(b) in respect of such Rollover Stockholder’s Rollover Securities.

“Strategic Stockholder” means Televisa or any of its affiliates or Venevision or any of its affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof, or (ii) as disclosed in the applicable section of the separate disclosure schedule which has been delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that, any information set forth in one Section of the Company Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to the extent such disclosure is made in a way as to make its relevance to such other Section or subsection readily apparent) the Company hereby represents and warrants to Buyer as follows:

Section 4.1   Organization and Qualification; Subsidiaries.   Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2   Certificate of Incorporation and By-Laws.   The Company has made available to Buyer a complete and correct copy of the Amended and Restated Certificate of Incorporation and the By-Laws, each as amended to date, of the Company. The Amended and Restated Certificate of Incorporation and the By-Laws (or equivalent organizational documents) of the Company and each of its subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in material violation of any provision of the Amended and Restated Certificate of Incorporation or the By-Laws (or equivalent organizational documents).

Section 4.3   Capitalization.

(a)   The authorized capital stock of the Company consists of 800,000,000 shares of Class A Common Stock, 96,000,000 shares of Class P Common Stock, 48,000,000 shares of Class T Common Stock, 96,000,000 shares of Class V Common Stock and 10,000,000 shares of the Company’s preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 19, 2006, (i) 237,519,303 shares of Class A Common Stock were issued and outstanding, (ii) 36,962,390 shares of Class P Common Stock were issued and outstanding, (iii) 13,593,034 shares of Class T Common Stock were issued and outstanding, (iv) 17,837,164 shares of Class V Common Stock were issued and outstanding, (v) no shares of Preferred Stock were issued and outstanding; and (vi) no shares of Company Common Stock were held in treasury. As of June 19, 2006 there were 9,844,650 shares of Class A Common Stock authorized and reserved for future issuance under Company Option Plans (including, as of June 19, 2006, 400,000 Restricted Stock Units reserved for issuance in accordance with the Retention Bonus Plan) and outstanding Company Options to purchase 29,672,638 shares of Class A Common Stock with a weighted average exercise price equal to $29.98 per share. As of June 19, 2006, there were outstanding Company Warrants to purchase (i) 6,449,728 shares of Class A Common Stock at an exercise price of $38.261 per share, (ii) 2,000 and 2,725,136 shares of Class T Common Stock at exercise prices of $0.032195 and $38.261 per share, respectively, and (iii) 27,437,700 and 2,725,136 shares of Class V Common Stock at an exercise price of $0.032195 and $38.261 per share, respectively. As of June 19, 2006, there were 816,100 outstanding Restricted Stock Units, payable on a one-for-one basis, in shares of Class A Common Stock. Since June 19, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding, other than or pursuant to Company Options or Restricted Stock Units referred to above that are outstanding as of the date of this Agreement or are hereafter issued without violation of Section 6.1(e) hereof. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Option Plans or Retention Bonus Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)   Except as set forth above and except as not specifically prohibited under Section 6.1 hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. In connection with the Company’s acquisition (the “HBC Acquisition”) of Hispanic Broadcasting Corporation (“HBC”) (formerly, the Heftel Broadcasting Corporation) or the consummation of the transaction contemplated by this Agreement, neither HBC nor the Company nor any of their respective subsidiaries (or any of their successors) is and, after giving effect to the waivers obtained in connection with the HBC Acquisition, was obligated to grant any stock appreciation rights.

Section 4.4   Authority Relative to Agreement.

(a)   The Company has all necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)   The Board of Directors of the Company, at a meeting duly called and held, has (i) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, and (iii) resolved to submit this Agreement to the stockholders of the Company for approval, file the Proxy Statement with the SEC and, subject to Section 6.7 hereof, recommend that the stockholders of the Company approve this Agreement and the Merger.

Section 4.5   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its subsidiaries, pursuant to any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of it subsidiaries or any property or asset of the Company or its subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, any filings, waivers or approvals of the FCC as may be required under the Communications Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6   Permits and Licenses; Compliance with Laws.

(a)   Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses (other than Company FCC Licenses), permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Section 4.6(b) of the Company Disclosure Schedule sets forth all main radio and television station licenses, permits, authorizations, and approvals issued by the FCC to the Company and its subsidiaries for the operation of the Company Stations (“Company FCC Licenses”). The Company FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any material conditions except for conditions applicable to broadcast licenses generally or as otherwise disclosed on the face of the Company FCC Licenses. The Company and its subsidiaries have operated the Company Stations in compliance in all respects with the terms of the Company FCC Licenses and the Communications Act, and the Company and its subsidiaries have timely filed or made all applications, reports and other disclosures required by the FCC to be filed or made with respect to the Company Stations and have timely paid all material FCC regulatory fees with respect thereto, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. There is not, as of the date of this Agreement, pending or, to the Company’s knowledge, threatened before the FCC any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its subsidiaries, or any of the Company Stations, except for any such proceedings, notices, orders, complaints, or investigations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7   Company SEC Documents.

(a)   The Company has filed with the SEC all forms, documents, registration statements and reports required to be filed or furnished by it with the SEC since December 31, 2004 (as amended to date, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)   The consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8   Disclosure Controls and Procedures.   The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. As of December 31, 2005, the Company had concluded, following an evaluation under the supervision and with the participation of the Chief Executive Officer and Chief Financial Officer of the Company of the effectiveness of the Company’s disclosure controls and procedures, that the Company’s disclosure controls and procedures were effective.

Section 4.9   Absence of Certain Changes or Events.   From December 31, 2005, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice and through the date of this Agreement, there has not been a Company Material Adverse Effect.

Section 4.10   No Undisclosed Liabilities.   Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (as restated, or the notes thereto) included in the Company SEC Documents or (b) for liabilities or obligations incurred in the ordinary course of business since the date of such balance sheets, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11   Absence of Litigation.

(a)   There is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   True, accurate and complete copies of each of the following documents, if applicable, have been made available to the Buyer prior to the date hereof: (i) all pleadings, discovery requests, discovery responses, and settlement offers and non-privileged, material correspondence (including non-privileged, material electronic communication) prepared, sent or received by the Company or its subsidiaries, Representatives or affiliates relating to claims, counterclaims and defenses asserted in the litigation entitled Televisa, S.A. de C.V. v. Univision Communications Inc., Case No. CV-05-344 ABC MANx, (first filed in the United States District Court for the Central District of California on June 16, 2005) (the “TV Litigation”) and (ii) all material agreements, commitments or contracts of any kind between the Company or one of its subsidiaries or affiliates, on the one hand, and Grupo Televisa S.A. (“Televisa”) or Venevision Investments LLC (“Venevision”) or any of their respective subsidiaries or affiliates, on the other hand (collectively, “Affiliate Contracts”).

Section 4.12   Employee Benefit Plans.

(a)   A complete copy of each of the following documents, if applicable, has been made available to the Buyer with respect to each Company Benefit Plan: (i) each Company Benefit Plan, including all amendments thereto, (ii) the most recent form 5500, (iii) the most recent actuarial valuation report, (iv) the most recent trust or custody agreement, and (v) a description of the material terms of any Company Benefit Plan that is not set forth in a written document.

(b)   Section 4.12(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Company Benefit Plan or other agreement pursuant to which (i) any current or former employee, director or consultant of the Company or any of its subsidiaries is entitled to any additional payment, any acceleration of payment or vesting of rights (including contingent rights), (ii) any condition or other requisite under such plan or agreement is satisfied, or (iii) there is any requirement to make contributions to or otherwise fund any obligations to any current or former employee, director or consultant of the Company or any of its subsidiaries, in each case by reason of any of the transactions contemplated by this Agreement. None of the compensation payable by the Company or any of its Subsidiaries shall not be deductible by reason of Section 280G of the Code by reason of the transactions contemplated by this Agreement.

(c)   Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.

(e)   Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that has, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(f)    Except for the individuals set forth in Section 4.12(f) of the Company Disclosure Schedule, no participants in the Company’s Change in Control Severance Plan and Change in Control Retention Plan are eligible to resign for “good reason” pursuant to Section 1.13(iv) and Section 2(l)(iv), respectively, of such plans.

Section 4.13   Labor Matters.   A complete and correct copy of each collective bargaining agreement or other similar agreement has been made available to Buyer. There is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such strike or lockout would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14   Trademarks, Patents and Copyrights.

(a)   Except as would not have individually, or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, trade secrets, applications to register, and registrations for, any of the foregoing know-how and other proprietary rights and information (the “Intellectual Property Rights”) used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”) free and clear of all Liens, (ii) neither the Company nor any of its subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property Rights and (iii) to the Company’s knowledge, all Company Intellectual Property Rights are valid, subsisting and enforceable.

(b)   The conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its subsidiaries is a party to or has received, in the past two (2) years, any written charge, complaint, claim, action, demand or notice alleging any infringement, misappropriation or other violation by the Company or any of its subsidiaries (including any claim that the Company or any of its subsidiaries must license or refrain from using any Company Intellectual Property Rights of any other person) that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)   Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Intellectual Property License where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Intellectual Property License is in breach of or default under the terms of any Intellectual Property License where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Intellectual Property License is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.15   Taxes.

(a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its subsidiaries have paid all Taxes that are shown on such Tax Returns to be payable by them; (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of any Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (v) none of the Company or any of its subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) all amounts of Tax required to be withheld by the Company and each of its subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority; (vii) no deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (ix) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes); (x) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and (xi) the Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 4.16   Title to Properties; Assets.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a)   Each of the Company and its subsidiaries has good and valid fee simple title to its owned properties and assets or good and valid leasehold interests in all of its leasehold properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such properties and assets, other than properties and assets in which the Company or any of its subsidiaries has a leasehold interest, are free and clear of all Liens other than Permitted Liens.

(b)   Each of the Company and its subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all property which it owns, and all such leases and deeds are in full force and effect. Each lease material to the business of the Company and its subsidiaries taken as a whole has been made available to Buyer. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all leases that are material to the business of the Company and its subsidiaries taken as a whole and there are no existing defaults by the Company beyond any applicable grace periods under such leases.

(c)   The assets of the Company and each of its subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its subsidiaries.

Section 4.17   Material Contracts.

(a)   As of the date hereof, except with respect to Intellectual Property Licenses, neither the Company nor any of its subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 4.17, being referred to herein as a “Company Material Contract”).

(b)   Neither the Company nor any subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, is in full force and effect, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. True, accurate and complete copies of all agreements, commitments or contracts of any kind pursuant to which the execution of this Agreement or the consummation of the Merger would give rise to or trigger any rights of a party thereto under any “change of control” or similar provision contained therein and which would result in (x) any material financial liability or (y) result in a termination right with respect to any Company Material Contract, have been made available to Buyer prior to the date hereof.

Section 4.18   Opinion of Financial Advisors.   The Board of Directors of the Company has received the written opinion of UBS on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the applicable merger consideration as provided in Section 3.1(b) payable to each holder of outstanding Company Common Stock is fair to the holders of the Class A Common Stock from a financial point of view.

Section 4.19   Anti-takeover Statutes.   The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the Delaware Law, and such action is effective as of the date hereof. No other state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation under any applicable Law is applicable to the Merger or any of the transactions contemplated by this Agreement.

Section 4.20   Vote Required.   The affirmative vote of the holders of outstanding Company Common Stock, voting together as a single class, representing at least sixty percent (60%) of all shares outstanding entitled to vote (treating all shares as having a single vote per share) thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.21   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and UBS previously provided to Buyer.

Section 4.22   Digital Television.   Each full-power Company Station (other than radio stations) (i) has tentatively been assigned a channel by the FCC for the provision of digital television service (“DTV”) and (ii) has constructed and is operating a DTV facility on its assigned digital channel pursuant to, and in accordance with, a DTV authorization issued by the FCC and the Communications Act, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Except as disclosed in the separate disclosure schedule which has been delivered by Buyer to the Company prior to the execution of this Agreement (the “Buyer Disclosure Schedule”), Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1   Organization and Qualification; Subsidiaries.   Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2   Certificate of Incorporation, By-Laws, and Other Organizational Documents.   Buyer has made available to the Company a complete and correct copy of the certificate of incorporation, the by-laws (or equivalent organizational documents), and other operational documents, agreements or arrangements, each as amended to date, of Buyer, Acquisition Sub and any individual or entity owning, of record or beneficially, Buyer Shares (other than the Investors) and any such documents, agreements or arrangements among any individuals or entities owning (other than the Investors), of record or beneficially, Buyer Shares (collectively, “Buyer Organizational Documents”). The Buyer Organizational Documents are in full force and effect. Neither Buyer, Acquisition Sub nor to the knowledge of Buyer, the other parties thereto, are in violation of any provision of Buyer Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.3   Authority Relative to Agreement.   Each of Buyer and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, including the Financing. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby, including the Financing, have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder, such consent attached hereto as Exhibit A), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, including the Financing (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4   No Conflict; Required Filings and Consents.

(a)   The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)   The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement, including the Financing, will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, any filings, approvals or waivers of the FCC as may be required under the Communications Act, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5   FCC Matters.   Each of Buyer and Acquisition Sub is legally and financially qualified under the Communications Act to hold the Company FCC Licenses. There are no facts or circumstances pertaining to Buyer or any of its subsidiaries which, under the Communications Act would (x) result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent. No waiver of, or exemption from, any provision of the Communications Act or the rules, regulations and policies of the FCC is necessary to obtain the FCC Consent.

Section 5.6   Absence of Litigation.   There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, as would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.7   Available Funds.

(a)   Section 5.7(a) of Buyer Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters from Deutsche Bank AG New York Branch, Deutsch Bank AG Cayman Island Branch, Deutsche Bank Securities Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC, Wachovia Capital Markets, LLC, The Royal Bank of Scotland PLC, and RBS Securities (as the same may be amended and replaced in accordance with Section 6.13(a), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement ( the “Debt Financing”). Section 5.7(a) of Buyer Disclosure Schedule sets forth true, accurate and complete copies of executed commitment letters (collectively, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Financing Commitments”) from Providence Equity Partners V L.P., Madison Dearborn Capital Partners V-A, L.P., SCG Investments II, LLC, TPG Partners V, L.P., and Thomas H. Lee Equity Fund VI, L.P., (the “Investors”) pursuant to which the Investors have committed to invest the amounts set forth therein subject to the terms therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b)   As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Buyer and Acquisition Sub and the other parties thereto. Except as set forth in the Financing Commitments, there are no (i) conditions precedent to the respective obligations of the Investors to fund the Equity Financing, (ii) conditions precedent to the respective obligations of the lenders specified in the Debt Commitment Letters to fund the Debt Financing or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Financing Commitments to which the Buyer or any of it affiliates is a party that would permit the lenders specified in the Debt Commitment Letters or the Investors providing the Equity Commitment Letters to reduce the total amount of the Financing, or that would materially affect the availability of the Debt Financing or the Equity Financing. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or Acquisition Sub under any term or condition of the Financing Commitments, and neither Buyer nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Buyer and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required to be provided by Buyer for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Buyer’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the Company required in connection therewith).

Section 5.8   Guarantee.   Concurrently with the execution of this Agreement, Buyer and Acquisition Sub have delivered to the Company the Guarantee of each of the Investors, dated as of the date hereof, with respect to certain matters on the terms specified therein, in an amount up to the amount set forth on Annex A.

Section 5.9   Capitalization of Buyer.   The authorized membership interests of Buyer consists solely of the number and class of interests described in Section 5.9 of Buyer Disclosure Schedule (the “Buyer Shares”). As of the date hereof, the Buyer Shares are held of record and beneficially by the individuals and entities, and in the amounts, as set forth on Section 5.9 of Buyer Disclosure Schedule. The authorized membership interests of Buyer and the direct and indirect owners of Buyer Shares, and the amount and class of shares of capital stock of Buyer’s direct and indirect parent company (if any), may be converted or modified as described in Section 5.9 of Buyer Disclosure Schedule. Except as provided in the Equity Commitment Letters, there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Buyer Shares or any capital stock equivalent or other nominal interest in Buyer or Acquisition Sub (“Buyer Equity Interests”), pursuant to which Buyer or Acquisition Sub is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Buyer Equity Interests. Except as provided in the Equity Commitment Letters, there are no contracts or commitments to which Buyer or Acquisition Sub is a party relating to the issuance, sale or transfer of any equity securities or other securities of Buyer or Acquisition Sub. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.10   Capitalization of Acquisition Sub.   As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of shares, par value U.S.$0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Buyer or a direct or indirect wholly-owned subsidiary of Buyer. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.11   Operational Agreements.   As of the date hereof, Section 5.11 of the Buyer Disclosure Schedule contains a true, accurate and complete copy of any material agreement to which Buyer, Acquisition Sub or any Investor is a party relating in any way to the programming or operation of (i) any of the Company’s television or radio networks or (ii) any of the television or radio broadcast stations currently licensed to the Company, including without limitation agreements that may take effect after the Effective Time (“Buyer Operational Agreements”).

Section 5.12   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

Section 5.13   Disclaimer of Other Representations and Warranties.   Buyer and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1   Conduct of Business by the Company Pending the Merger.   The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to, or required under, this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business organization (except that any of its wholly-owned subsidiaries may be merged with or into, or be consolidated with any of its other wholly-owned subsidiaries or may be liquidated into the Company or any of its subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Buyer that, except as set forth in Section 6.1 of the Company Disclosure Schedule or as may be consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned (unless otherwise provided below)), the Company shall not, and shall not permit any subsidiary to:

(a)   amend or otherwise change the Amended and Restated Certificate of Incorporation or By-Laws of the Company or such equivalent organizational documents of any of its subsidiaries;

(b)   except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, or as otherwise permitted in Section 6.1(e) of this Agreement with respect to options or restricted stock units of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock (or equivalent securities); provided, however, that (i) the Company may issue shares upon exercise of any Company Option or Company Warrant or payment of any Restricted Stock Unit outstanding as of the date hereof or as may be granted after the date hereof in accordance with this Section 6.1, and (ii) the Company may only issue up to 100,000 shares in the aggregate of Company Common Stock upon exercise of Company Options (or issuance of any Restricted Stock Units in lieu thereof) as required by existing employment agreements;

(c)   declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company;

(d)   except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to (x) current or former directors or executive officers of the Company or any of its subsidiaries exceeding ten percent (10%) on an annualized basis or (y) other employees except in the ordinary course of business consistent with past practices, (ii) grant any severance or termination pay to, or enter into any severance agreement with any current or former director, executive officer or employee of the Company or any of its subsidiaries, except as are required in accordance with any Company Benefit Plan or existing employment agreement, and other than in the ordinary course of business consistent with past practice, (iii) enter into any employment agreement with any director, executive officer or employee of the Company or any of its subsidiaries, except (A) employment agreements to the extent necessary to replace a departing executive officer or employee upon substantially similar terms, (B) employment agreements with on-air talent, (C) new employment agreements entered into in the ordinary course of business providing for compensation not in excess of $250,000 annually and with a term of no more than two (2) years, or (D) extension of employment agreements in the ordinary course of business consistent with past practice or (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

(e)   grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of any unexercisable options outstanding on the date hereof), except (i) as may be required under employment agreements executed prior to the date hereof, (ii) for customary grants of stock options made to employees at fair market value, as determined by the Board of Directors of the Company, in the ordinary course of business consistent with past practice, and (iii) restricted stock units to be granted to current employees of the Company in accordance with the Company’s customary past practices of granting such equity awards covering up to 1,000,000 shares of Class A Common Stock in accordance with terms and conditions set forth in Section 6.1(e) of the Company Disclosure Schedule;

(f)    acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $100,000,000 in the aggregate; provided, that without Buyer’s consent (which consent may not be unreasonably withheld), the Company shall not acquire or make any investment (or agree to acquire or to make any investment) in any entity that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC; provided, that it shall be deemed unreasonable to withhold consent for an acquisition or investment that would not be reasonably likely to delay, impede or prevent receipt of the FCC Consent;

(g)   create, incur or assume any indebtedness for borrowed money, issue any note, bond or other security or guarantee any indebtedness for any person (other than a Company subsidiary) except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, copies of which have been available to Buyer, (iii) as otherwise required in the ordinary course of business consistent with past practice or (iv) other than as permitted pursuant to this Section 6.1(g), in an aggregate principal amount not to exceed $100,000,000; provided, however, that no such indebtedness described in clauses (i), (ii), (iii) or (iv) has any prepayment penalties, change of control premiums or other similar premiums or penalties;

(h)   (a) enter into, modify or amend any Contract providing for the payment to or by the Company or any of its subsidiaries of more than $25,000,000 in any twelve (12) month period, except, in the case of payments to the Company, in the ordinary course of business consistent with past practice, (b) enter into any new, extend the term of, materially amend or materially modify any music distribution agreement or (c) enter into, modify or amend any carriage agreements involving in excess of 500,000 subscribers and with a term beyond December 31, 2008; provided that the Company shall not modify or amend in any manner, or waive any rights under any Affiliate Contracts or enter into any Contract with any affiliate;

(i)    make any material change to its methods of accounting in effect at December 31, 2005, except (i) as required by GAAP, Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required by a change in applicable Law or (iii) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j)    except for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material asset or any material portion of its properties or assets with a sale price in excess of $100,000,000 in the aggregate, and except pursuant to existing agreements in effect prior to the execution of this Agreement, copies of which have been made available to Buyer;

(k)   adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Company Common Stock tendered by employees or former employees in connection with a cashless exercise of Company Options or in order to pay taxes in connection with the exercise of Company Options or the lapse of restrictions in respect of Restricted Stock Units, in each case, pursuant to the terms of a Company Benefit Plan);

(l)    adopt or enter into a plan of restructuring, recapitalization or other reorganization (other than the Merger);

(m)  except (a) as required by Law or the Treasury Regulations promulgated under the Code, or (b) as would not result in the incurrence of a material amount of additional taxes, or (c) as otherwise is in the ordinary course of business and in a manner consistent with past practice (i) make any material change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (ii) make, change or rescind any material Tax election, (iii) settle or compromise any material Tax liability, audit claim or assessment, (iv) surrender any right to claim for a material Tax refund, (v) file any amended Tax Return involving a material amount of additional Taxes, (vi) enter into any closing agreement relating to material Taxes, or (vii) waive or extend the statute of limitations in respect of material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(n)   (i) take any action that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section 7.1 or 7.2 or the consummation of the Merger; or (ii) take any action that would cause, individually or in the aggregate, a Company Material Adverse Effect;

(o)   settle or compromise any material claim, suit, action, arbitration or other proceeding whether administrative, civil or criminal, in law or in equity, including the TV Litigation, provided that the Company may settle any claim (except claims relating to the TV Litigation) that consists solely of monetary damages in an amount not to exceed $250,000 individually or $2,000,000, in the aggregate;

(p)   make any capital expenditures other than in accordance with the Company’s budget consistent with past practice, except for such capital expenditures as do not exceed the Company’s budget by $25,000,000, in the aggregate;

(q)   redeem, repurchase, acquire, defease or otherwise retire, or offer to redeem, repurchase, acquire, defease or otherwise retire any of the Company’s outstanding 7.85% Senior Notes due 2011, 2.875% Senior Notes due 2006, 3.5% Senior Notes due 2007 and 3.875% Senior Notes due 2008, unless (i) requested in writing by Buyer or (ii) mandatorily required to effect or offer such redemption, repurchase, defeasance or other retirement; or

(r)    authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2   FCC Matters.   During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its subsidiaries to: (i) use its reasonable best efforts to comply with all material requirements of the FCC applicable to the operation of the Company Stations; (ii) promptly deliver to Buyer copies of any material reports, applications or responses filed with the FCC; (iii) promptly notify Buyer of any inquiry, investigation or proceeding initiated by the FCC relating to the Company Stations which, if determined adversely to the Company, would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) not make or revoke any election with the FCC if such election or revocation would have, individually or in the aggregate, a Company Material Adverse Effect; and (v) use reasonable best efforts to complete construction and conduct digital operation of the Company Stations by the relevant deadlines established by the FCC, as they may be extended (including meeting all interim build out deadlines and replication/maximization requirements for interference protection), and consult with Buyer about, and keep Buyer reasonably informed of, the progress of construction of the Company Stations’ digital facilities, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 6.3   Proxy Statement.

(a)   Covenants of the Company with Respect to the Proxy Statement.   As promptly as practicable following the date of this Agreement, subject to Section 6.7 hereof, the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include, except to the extent provided in Section 6.7, the text of this Agreement and the recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Buyer upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Buyer prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement, and shall provide Buyer with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. None of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)   Covenants of Buyer with Respect to the Proxy Statement.   None of the information with respect to Buyer or its subsidiaries specifically provided in writing by Buyer or any person authorized to act on its behalf for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)   Cooperation.   The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.

(d)   Mailing of Proxy Statement; Amendments.   As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall promptly (but in any event within three (3) business days after the date thereof), mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading (determined in accordance with Rule 14a-9(a) of the Exchange Act). All documents that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the NYSE.

Section 6.4   Stockholders’ Meetings.   Unless this Agreement has been terminated pursuant to Section 8.1, the Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting. The Company shall recommend to its stockholders the adoption of this Agreement and approval of the Merger in the Proxy Statement and at the Stockholders’ Meeting (the “Company Recommendation”); provided, however, that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or approval of the Merger at its Stockholders’ Meeting to the extent that the Board of Directors of the Company makes a Change of Recommendation. Unless the Company makes a Change of Recommendation, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or the applicable Law to obtain such approvals; provided that the Company, in its reasonable judgment and following consultation with Buyer, shall determine the length of any period for the solicitation of proxies from its stockholders. The Company shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer.

Section 6.5   Appropriate Action; Consents; Filings.

(a)   The parties hereto will use their respective best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) in the case of Buyer, the obtaining of all necessary approvals under any applicable communication or broadcast Laws required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, including any Divestiture (as defined below) commitments by Buyer in accordance with Section 6.5(b); provided, however, that in connection with the Merger, Buyer shall not seek a waiver of the FCC Multiple Ownership Rules except for a temporary waiver of subsections (a), (c), and (d) thereof for a period not to exceed six (6) months from the Effective Time; provided, further, that failure to obtain any waiver shall not limit Buyer’s obligations pursuant to Section 6.5(b), (ii) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each of the parties hereto shall promptly (in no event later than fifteen (15) business days following the date that this Agreement is executed) make its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated hereby. Buyer and the Company shall cooperate to prepare such applications as may be necessary for submission to the FCC in order to obtain the FCC Consent (the “FCC Applications”). Buyer and the Company shall promptly (in no event later than fifteen (15) business days following the date that this Agreement is executed) file the FCC Applications with the FCC, and the parties shall diligently take, or cooperate in the taking of, all necessary, desirable and proper actions, and provide any additional information, reasonably required or requested by the FCC. Each of Buyer and the Company agrees not to, and shall not permit any of their respective subsidiaries to, take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Consent. Buyer further agrees that in the event that it seeks one or more waivers pursuant to this Section 6.5(a), Buyer will (i) use its reasonable best efforts to diligently pursue and prosecute before the FCC each such request for waiver; and (ii) regularly consult with the Company with regard to its waiver requests and consider in good faith the views of the Company with respect thereto.

(b)   Buyer and Acquisition Sub agree to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust, competition or communications or broadcast Law (including the FCC Multiple Ownership Rules) that may be required by any U.S. federal, state or local antitrust or competition Governmental Authority, or by the FCC or similar Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the Divestiture (as defined below) of such assets or businesses as are required to be divested in order to obtain the FCC Consent, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 6.5, if the FCC has not granted the FCC Consent as of the date that is six (6) months following the date hereof, then, if the respective special communications regulatory counsel to the Company and the Buyer, in consultation with each other and in the exercise of their professional judgment, jointly determine that a Divestiture (as defined below) is required to obtain the FCC Consent, they shall provide written notice of such determination to Buyer and the Company (the “Divestiture Notice”). Upon receipt of the Divestiture

Notice, Buyer shall promptly, and in any event within thirty (30) days, implement or cause to be implemented a Divestiture; provided, however, that if the FCC Consent has not been granted as of the date that is nine (9) months following the date hereof and the Company’s special communications regulatory counsel, in the exercise of his sole professional judgment, determines that a Divestiture (as defined below) is required to obtain the FCC Consent, then, upon receipt of written notice thereof, Buyer shall promptly, and in any event within thirty (30) days, implement or cause to be implemented a Divestiture. For purposes of this Agreement, a “Divestiture” of any asset or business shall mean (i) any sale, transfer, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing or contemplated Buyer’s or Company’s governance structure or contemplated Buyer’s or Company’s contractual or governance rights. Further, and for the avoidance of doubt, Buyer will take any and all actions necessary in order to ensure that (x) no requirement for any non-action, consent or approval of the FTC, the Antitrust Division of the United States Department of Justice, any authority enforcing applicable antitrust, competition, communications or broadcast Laws, any State Attorney General or other governmental authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or any communications or broadcast Law, would preclude consummation of the Merger by the Termination Date.

(c)   Each of Buyer and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Buyer and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

(d)   In order to avoid disruption or delay in the processing of the FCC Applications, Buyer and the Company agree, as part of the FCC Applications, to request that the FCC apply its policy permitting license assignments and transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Buyer and the Company agree to make such representations and undertakings as necessary or appropriate to invoke such policy, including undertakings to assume the position of applicant with respect to any pending license renewal applications, and to assume the risks relating to such applications.

Section 6.6   Access to Information; Confidentiality.

(a)   From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as otherwise prohibited by applicable Law or the terms of any contract entered into prior to the date hereof or as would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege (it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), the Company shall (i) provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s properties, books, contracts and records and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries, (ii) permit Buyer to make copies and inspections thereof as Buyer may reasonably request and (iii) furnish promptly to Buyer such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Buyer or its Representatives may reasonably request.

(b)   The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.7   No Solicitation of Competing Proposal.

(a)   From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, the Company agrees that neither it nor any subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal. On the date hereof, the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by the Company or any of its subsidiaries or any of their respective Representatives with respect to any Competing Proposal. The Company shall promptly (and in any event within two (2) business days) request that all confidential information previously furnished to any third party be returned promptly and shall deny access to any virtual data room containing any such information to any third party (other than Buyer and its Representatives).

(b)   Notwithstanding the limitations set forth in Section 6.7(a), from the date hereof and prior to the receipt of Requisite Stockholder Approval, if the Company receives any bona-fide written Competing Proposal which did not result from a breach of Section 6.7(a), (i) which constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may, subject to compliance with Section 6.7(d), take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that the Company shall promptly provide Buyer any non-public information concerning the Company or any of its subsidiaries that is provided to the person making such Competing Proposal or its Representatives which was not previously provided to Buyer.

(c)   Neither the Board of Directors of the Company nor any committee thereof shall change, qualify, withdraw or modify in any manner adverse to Buyer, or publicly propose to change, qualify, withdraw or modify in a manner adverse to Buyer, the Company Recommendation (a “Change of Recommendation”). Notwithstanding the foregoing and notwithstanding the limitations set forth in Section 6.7(a), the Board of Directors of the Company may, prior to receipt of the Requisite Stockholder Approval, effect a Change of Recommendation if the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law.

(d)   The Company promptly (and in any event within 24 hours) shall advise Buyer orally and in writing of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal, the identity of the person making any such Competing Proposal or inquiry, proposal, offer or request and shall provide Buyer with a copy (if in writing) and summary of the material terms of any such Competing Proposal or inquiry, proposal or request. The Company shall keep Buyer informed of the status (including any change to the terms thereof) of any such Competing Proposal or inquiry, proposal or request. The Company agrees that it shall not and shall cause the Company’s subsidiaries not to, enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Buyer. The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its subsidiaries is a party and that it and its subsidiaries shall enforce the provisions of any such agreement.

(e)   Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that disclosures under this Section 6.7(e) shall not be a basis, in themselves, for Buyer to terminate this Agreement pursuant to Section 8.1(f).

(f)    As used in this Agreement, “Competing Proposal” shall mean any proposal or offer (including any proposal from or to the Company’s stockholders) from any person or group other than Buyer relating to: (i) any direct or indirect acquisition or purchase, in any single transaction or series of related transactions, by any such person or group acting in concert, of 20% or more of the fair market value of the assets, issued and outstanding Company Common Stock or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole; (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 20% or more of the Company Common Stock or (iii) any merger, consolidation, business combination, recapitalization, issuance of or amendment to the terms of outstanding stock or other securities, liquidation, dissolution or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire assets, securities or businesses described in clause (i) above.

(g)   As used in this agreement, “Superior Proposal” shall mean any offer or proposal made by a third party (including any stockholder of the Company) to acquire (when combined with such party’s ownership of securities of the Company held immediately prior to such offer or proposal) at least two-thirds of the issued and outstanding Company Common Stock or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, an issuance of securities by the Company, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation of such proposal), is on terms that are more favorable from a financial point of view to the holders of the Company Common Stock than the terms set forth in this Agreement or the terms of any other proposal made by Buyer after Buyer’s receipt of a Notice of Superior Proposal.

Section 6.8   Directors’ and Officers’ Indemnification and Insurance.

(a)   Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the

Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. Buyer and the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Amended and Restated Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries or other applicable contract as in effect on the date of this Agreement.

(b)   Without limiting the provisions of Section 6.8(a), during the period ending on the sixth anniversary of the Effective Time, Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.8(b) or elsewhere in this Agreement, neither Buyer nor the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.8(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)   At the Company’s election in consultation with Buyer, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time, at a cost that does not exceed 300% of the annual premium currently paid by the Company for D&O Insurance (as defined below) or (ii) if the Company shall not have obtained such tail policy, Buyer will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Buyer and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Buyer or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)   The Indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8. The provisions of this Section 6.8 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e)   Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.8.

Section 6.9   Notification of Certain Matters.   The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.10   Public Announcements.   Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Buyer or the Company is a party.

Section 6.11   Employee Matters.

(a)   During the one-year period commencing at the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its subsidiaries (“Company Employees”) compensation and benefits that are in the aggregate, no less favorable than the compensation and benefits (excluding for purposes of calculating a Company Employee’s level of compensation and benefits immediately prior to the Effective Time, options, restricted stock units and other equity-based compensation, and any retention or other change in control related compensation) being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans.

(b)   Without limiting paragraph (a) of this Section 6.11, during the one-year period commencing at the Effective Time Buyer shall provide or shall cause the Surviving Corporation to provide to Company employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees upon a similar termination of employment immediately prior to the Effective Time. During the period specified above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the base salary or hourly wage rate paid to Company Employees and used to determine severance benefits.

(c)   Buyer shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its subsidiaries’ obligations under any Company Benefit Plan set forth on Section 6.11(c) of the Company Disclosure Schedule, without any amendment or change that is adverse to any participant therein.

(d)   For purposes of eligibility and vesting under the Employee Benefit Plans of Buyer, the Company, the Company subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the same extent as under the applicable Company Benefit Plan, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)   Following the Effective Time, Buyer shall cause the Surviving Corporation and its subsidiaries to honor all collective bargaining agreements by which the Company or any of its subsidiaries is bound in accordance with their terms.

Section 6.12   Conduct of Business by Buyer Pending the Merger.   Buyer and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Buyer and Acquisition Sub, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)   shall not amend or otherwise change any of the Buyer Organizational Documents that would be likely to prevent or materially delay the consummation of the transactions contemplated hereby;

(b)   shall not (i) amend or propose to amend or otherwise change any of the Buyer Operational Agreements or (ii) enter into any material new agreement relating in any way to the programming or operation of (A) any of the Company’s television or radio networks or (B) any television or radio broadcast stations currently licensed to the Company;

(c)   shall not acquire or make any investment in any corporation, partnership, limited liability company, other business organization or any division thereof that holds, or has an attributable interest in, any license, authorization, permit or approval issued by the FCC if such acquisition or investment would delay, impede or prevent receipt of the FCC Consent;

(d)   take any action that would be reasonably likely to cause a material delay in the satisfaction of the conditions contained in Section 7.1 or 7.3 or the consummation of the Merger; and

(e)   shall not, and shall not permit any of its subsidiaries to, prior to the Termination Date, enter or agree to enter into any definitive agreement for the acquisition of any business or person or take or agree to take any other action which in either case would reasonably be expected to materially interfere with its ability to make available to the Paying Agent immediately prior to the Effective Time funds sufficient for the satisfaction of all of Buyer’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the Company required in connection therewith) or otherwise would be reasonably expected to result in a Buyer Material Adverse Effect.

Section 6.13   Financing.

(a)   Buyer shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Financing no later than the Closing. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Buyer shall promptly notify the Company and (B) Buyer and Acquisition Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event but in no event later than the last day of the Marketing Period, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.13(a) being referred to as the “Financing Agreements”). For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing has not been consummated, and (ii) all conditions set forth in Article VII hereof have been satisfied or waived (other than conditions set forth in Sections 7.2(c) and 7.3(d)) Buyer shall agree to use the bridge facility contemplated by the Debt Commitment Letters, if necessary, to cause the Closing to occur no later than the last date of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty (30) consecutive business days, commencing on the later of (a) the delivery of the 2006 Audited Financials and (b) February 15, 2007, throughout which all conditions to Closing set forth in Sections 7.1 and 7.2 (other than conditions that, by their own terms, cannot be satisfied until the Closing) shall be and remain satisfied. Buyer and Acquisition Sub shall, shall cause their affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions applicable to such parties in the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Buyer shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any material breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Arrangements of which Buyer or Acquisition Sub becomes aware or any termination thereof and (z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(b)   The Company shall and shall cause its subsidiaries to, at Buyer’s sole expense, cooperate in connection with the arrangement of the Financing as may be reasonably requested in advance, written notice to the Company provided by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company). Such cooperation by the Company shall include, at the reasonable request of Buyer, (i) agreeing to enter into such agreements, and to deliver such officer’s certificates (which in the good faith determination of the person executing the same shall be accurate), as are customary in financings of such type, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (ii) (x) preparing business projections, financial statements, pro forma statements and other financial data and pertinent information of the type required by Regulation S-X and Regulation S-K under the Securities Act of the type and form customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, all as may be reasonably requested by Buyer and (y) delivery of audited consolidated financial statements of the Company and its consolidated subsidiaries for the fiscal year ended December 31, 2006 (the “2006 Audited Financials” and together with the materials in clause (x), the “Required Financial Information”), which Required Financial Information shall be Compliant, (iii) making the Company’s Representatives available to assist in the Financing, including participation in meetings, presentations (including management presentations), road shows (other than A. Jerrold Perenchio, Robert Cahill or C. Douglas Kranwinkle), drafting sessions, due diligence sessions and sessions with rating agencies and assistance with the preparation of materials for rating agency presentations, offering documents and similar documents required in connection with the Financing, (iv) obtaining customary accountants’ comfort letters, consents, legal opinions, survey and title insurance and (v) otherwise reasonably cooperating in connection with the consummation of the Financing and the syndication and marketing thereof, including obtaining any rating agencies’ confirmations or approvals for the Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. Buyer shall, promptly upon request by the Company following the valid termination of this Agreement (other than in accordance with Section 8.1(f)), reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with such cooperation. Buyer shall indemnify and hold harmless the Company and its subsidiaries for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries). As used in this Section 6.13(b) “Compliant” means, with respect to any Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it subsidiaries necessary in order to make such Required Financial Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Financial Information is intended to be the information to be used in connection with the Debt Financing contemplated by the Debt Commitment Letters.

Section 6.14   Acquisition Sub.   Buyer will take all actions necessary to (a) cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 6.15   Certain Matters.   Except as would result in a waiver or breach of attorney-client privilege or the attorney work doctrine, the Company shall: (a) (i) within two (2) business days following any material developments relating to the TV Litigation, (ii) within ten (10) days following the Company gaining knowledge of any material adverse development with respect to Televisa’s or Venevision’s performance under any Affiliate Contract (other than the PLAs), or (iii) within two (2) business days of any material non-performance of Televisa’s or Venevision’s obligations under the PLAs becoming known to the Company, provide a written report to Buyer describing such development; (b) actively and diligently enforce, in all material respects, the Company’s rights under each Affiliate Contract and consult with Buyer with respect to all material decisions pertaining thereto; (c) (i) conduct the defense and prosecution of the TV Litigation actively and diligently and without undue delay, in the exercise of the Company’s reasonable judgment and (ii) consult in good faith with the Buyer on the defense and prosecution thereof and (d) promptly (and in any event within two (2) days) provide Buyer with a copy of all pleadings, discovery requests, discovery responses, and non-privileged, material correspondence (including non-privileged, material electronic communication) prepared, sent or received by the Company or its subsidiaries, Representatives or affiliates after the date hereof relating to the TV Litigation.

Section 6.16   Restructuring.   Prior to the Effective Time, upon the Buyer’s written request the Company shall (a) create one or more direct or indirect wholly owned subsidiaries, each in a form and jurisdiction within the United States directed by Buyer (each a “Restructuring Sub”), (b) transfer (but effective only on and as of the Effective Time) all of its assets to one or more Restructuring Subs designated by Buyer and (c) transfer the equity securities of one or more Restructuring Subs to any other Restructuring Sub, and otherwise the Company shall take all reasonable actions and cooperate with Buyer in any restructuring or similar organizational transaction required in order to consummate the Merger or the Financing (it being understood that any such restructuring or similar organizational transaction shall become effective only on and as of the Effective Time); provided, however, that the Company shall not be required to take any action (i) in contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any organizational document applicable to the Company or any subsidiary or any Contract to which the Company or any subsidiary is a party and any and all actions undertaken by the Company at the direction of Buyer pursuant to this Section 6.16 shall not constitute a breach by the Company of any representation, warranty, or covenant made by the Company pursuant to this Agreement or (ii) that would reasonably be expected to result in any liabilities, losses, damages, claims, costs, expenses, Taxes, interest, awards, judgments or penalties suffered or incurred by any Company stockholder. Following the termination of this Agreement, Buyer shall (a) promptly upon request by the Company, reimburse the Company, its subsidiaries, its stockholders or their respective representatives, as the case may be, for all reasonable out-of-pocket costs, expenses (including, without limitation, reasonable expenses of counsel) and Taxes incurred by the Company, its subsidiaries, its stockholders or their respective representatives, as the case may be, in connection with such action and cooperation and (b) indemnify, defend, and hold harmless the Company, its subsidiaries, its stockholders and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including, without limitation, reasonable expenses of counsel) and Taxes, interest, awards, judgments and penalties suffered or incurred by them in connection with any such actions taken by any of them at the direction of Buyer. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to honor a request from Buyer as contemplated in this Section 6.16 if, as the result of honoring such request, Buyer or the Company would be required by the Communications Act to amend any or all of the FCC Applications on or after a date that is fifteen (15) days following the date that the FCC Applications are tendered for filing with the FCC.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1   Conditions to the Obligations of Each Party.   The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a)   the Requisite Stockholder Approval shall have been obtained in accordance with the Delaware Law and the rules and regulations of the NYSE;

(b)   any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(c)   no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

(d)   the FCC Consent shall have been obtained.

Section 7.2   Conditions to the Obligations of Buyer.   The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a)   the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words, except in the case of Section 4.9) as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words, except in the case of Section 4.9) would not, individually or in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Section 4.4 shall be true and correct in all material respects and the representations and warranties set forth in Section 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date in which case such representations and warranties will be true and correct as of such earlier date);

(b)   the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)   the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)   since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 7.3   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a)   each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Buyer Material Adverse Effect,” “material,” “in all material respects” or like words) as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Buyer Material Adverse Effect,” “material,” “in all material respects” or like words) would not, individually or in the aggregate, have a Buyer Material Adverse Effect;

(b)   Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time;

(c)   Buyer shall have delivered to the Company a solvency certificate substantially similar in form and substance as the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letters or any agreements entered into in connection with the Debt Financing; and

(d)   Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1   Termination.   Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a)   by mutual written consent of each of Buyer and the Company;

(b)   by either Buyer or the Company, if (i) the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Daylight Time, March 26, 2007 (such date, as may be extended in accordance with this Section 8.1(b), being the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date; provided that, if, as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.1(d), then (x) Buyer or the Company may, by written notice to the other, extend the Termination Date to 5:00 p.m., Eastern Daylight Time, June 26, 2007; and (y) Buyer may, by written notice to the Company, extend the Termination Date to 5:00 pm, Eastern Daylight Time, August 26, 2007.

(c)   by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including the obligations of Buyer and Acquisition Sub under Section 6.5(b) of this Agreement;

(d)   by Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.1(d) if the Company or any of its Representatives materially breached its obligations under Sections 6.3, 6.4 or 6.7;

(e)   by the Company if it is not in material breach of its obligations under this Agreement and if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform by Buyer (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (2) cannot be cured on or before the Termination Date, provided that the Company shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and Buyer shall have failed to cure such breach or failure within such thirty (30) day period;

(f)    by Buyer if it is not in material breach of its obligations under this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations,

warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform by the Company (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) cannot be cured on or before the Termination Date, provided that Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination and the Company shall have failed to cure such breach or failure within such thirty (30) day period;

(g)   by the Company, if, prior to the adoption of this Agreement at the Stockholders Meeting by Requisite Stockholder Approval, the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that an unsolicited Competing Proposal is a Superior Proposal; but only if (i) after providing written notice to Buyer (a “Notice of Superior Proposal”) advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and providing Buyer with a copy thereof (if in writing) and identifying the person making the proposal, (ii) in light of such Superior Proposal a majority of the directors of the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company’s Board of Directors’ exercise of its fiduciary duty under applicable Law, (iii) the Company shall have promptly notified Buyer in writing of the determinations described in clause (ii) above, (iv) at least five (5) business days following receipt by Buyer of the Notice of Superior Proposal, and taking into account any revised proposal made by Buyer since receipt of the Notice of Superior Proposal, a majority of the directors of the Company has concluded such Superior Proposal remains a Superior Proposal and has again made the determinations referred to in clause (ii) above; provided, however, that during such five (5) business day period the Company shall cooperate and negotiate with Buyer to enable Buyer to make such a revised proposal; provided, further, that in the event of any material change to the material terms of such Superior Proposal, the Board of Directors of the Company shall, in each case, deliver to Buyer an additional Notice of Superior Proposal, and the five (5) business day period referenced above shall be extended for an additional twenty-four (24) hours; (v) the Company is in compliance, in all material respects, with Section 6.7, (vi) the Company concurrently pays the Company Termination Fee pursuant to Section 8.2 and (vii) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

(h)   by Buyer if the Board of Directors of the Company or any committee thereof shall have (i) effected a Change of Recommendation, (ii) unless the Board of Directors of the Company has previously effected a Change of Recommendation, prior to the receipt of the Requisite Stockholder Approval, failed to reconfirm the Company Board Recommendation within fifteen (15) business days of receipt of a written request from Buyer; provided, that Buyer shall only be entitled to one (1) such request, or (iii) unless the Board of Directors of the Company has previously effected a Change of Recommendation, failed to include in the Proxy Statement distributed to the Company’s stockholders its recommendation that the Company’s stockholders approve and adopt this Agreement and the Merger; provided that Buyer’s right to terminate pursuant to this Section 8.1(h) shall terminate fifteen (15) business days following the event described in (i), (ii) or (iii) above, as the case may be, giving rise to Buyer’s right to terminate this agreement.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.6(b) and the provisions of Section 8.2, Section 8.5, Section 9.7, Section 9.8 and Section 9.10).

Section 8.2   Termination Fees.

(a)   If

(i)             this Agreement is terminated (x) by Buyer or the Company pursuant to Section 8.1(b) (if the party terminating this Agreement is permitted to do so pursuant to Section 8.1(b)(ii)), (y) by Buyer or the Company pursuant to Section 8.1(d) or (z) by Buyer pursuant to Section 8.1(f); provided, in the case of (z) only, that all conditions set forth in Section 7.1, 7.2 and 7.3 hereof have been satisfied (other than those conditions that, by their own terms, cannot be satisfied until the Closing, are solely within the Company’s control, or cannot be satisfied solely as a result of the material breach that gives rise to Buyer’s right to terminate pursuant to Section 8.1(f)), and in each case, either (A) within nine (9) months after such termination the Company enters into, recommends or submits to the stockholders of the Company for adoption or acceptance an Affiliate Competing Proposal or any agreement with respect to an Affiliate Competing Proposal, or an Affiliate Qualifying Transaction is consummated or (B) between the date hereof and the termination of this Agreement a Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly withdrawn at the time of, the termination of this Agreement and within nine (9) months after such termination (i) the Company consummates a Qualifying Transaction, or (ii) the Company enters into, recommends or submits to the stockholders of the Company for adoption or acceptance an agreement with respect to a Qualifying Transaction which Qualifying Transaction is consummated at anytime (the Competing Proposal so entered into, recommended, submitted, agreed to or consummated need not be the same Competing Proposal that was publicly proposed or disclosed); or

(ii)         this Agreement is terminated by (A) the Company pursuant to Section 8.1(g) or (B) Buyer pursuant to Section 8.1(h);

then in any such event the Company shall pay to Buyer a fee of U.S.$300,000,000 in cash (the “Company Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made, (w) in the case of termination pursuant to Section 8.2(a)(i)(A), upon entering into the agreement with respect to an Affiliate Qualifying Transaction, (x) in the case of termination pursuant to Section 8.2(a)(i)(B), upon consummation of the Qualifying Transaction, (y) in the case of termination pursuant to Section 8.2(a)(ii)(A), concurrently with such termination or (z) termination pursuant to Section 8.2(a)(ii)(B), within five (5) business days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(a) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(b)         If this Agreement is terminated by the Company pursuant to Section 8.1(b) or Section 8.1(e) or by either the Company or Buyer pursuant to Section 8.1(c), and at such time:

(i)    all conditions to Buyer’s obligation to consummate the Merger shall have been satisfied and Buyer or its subsidiaries have not received funds pursuant to the Financing sufficient to consummate the Merger and the transactions contemplated hereby; or

(ii)   all conditions to Buyer’s obligation to consummate the Merger shall have been satisfied, other than any of the conditions set forth in Sections 7.1(b), 7.1(c) or 7.1(d) and except insofar as any condition requires the delivery of officer’s certificates, then (x) in the event of clause (i) above, Buyer shall pay to the Company a fee of U.S.$300,000,000 in cash or (y) in the event of clause (ii) above, Buyer shall pay to the Company a fee of U.S.$500,000,000 in cash (such payment, as applicable, the “Buyer Termination Fee”), and, in either case, neither Buyer nor Acquisition Sub shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the Company (provided that nothing herein shall release any party from liability for intentional breach or fraud; provided that neither Buyer nor Acquisition Sub shall have any liability for intentional breach or fraud in excess of $300,000,000 less any amounts previously paid in respect of the Buyer Termination Fee (the “Intentional Breach Damages Cap”), such payment to be made within two (2) business days after the termination of this Agreement, it being understood that in no event shall Buyer be required to pay fees or damages payable pursuant to this Section 8.2(b) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

Notwithstanding anything in this Agreement to the contrary, in no event shall any Buyer Related Party (as defined in the Equity Commitment Letters) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except as specifically provided in the Guarantee.

Section 8.3   Amendment.   This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4   Waiver.   At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5   Expenses; Transfer Taxes.

(a)   All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)   Notwithstanding anything to the contrary contained herein, the Surviving Corporation shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1   Non-Survival of Representations, Warranties and Agreements.   The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.8 and Section 6.11.

Section 9.2   Notices.   Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer:

Umbrella Holdings, LLC
c/o Providence Equity Partners Inc
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
Phone: (401) 751-1700
Fax: (401) 751-1790
Attention: Mark J. Masiello, Managing Director

with copies to:

Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, RI 02903
Phone: 401-278-4710
Fax: 401-278-4701
Attention: David K. Duffell

Sharlyn C. Heslam

if to the Company:

Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
Phone: (310) 556-7655
Fax: (310) 556-1526
Attention: C. Douglas Kranwinkle, Esq.

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Phone: (212) 735-3000
Fax: (212) 735-2000
Attention: Roger S. Aaron

Howard L. Ellin

Section 9.3   Interpretation; Certain Definitions.   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. For the purpose of determining whether an action, is or was taken in the ordinary course of business consistent with past practice, items 1, 2, and 3 set forth on Section 4.9 of the Company Disclosure Schedule shall be excluded from such determination.

Section 9.4   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5   Assignment.   Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, that Buyer may assign any of its rights and obligations to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. Further, the Company acknowledges and agrees that Buyer may elect to transfer its equity interests in Acquisition Sub to any direct or indirect wholly owned subsidiary of Buyer, and any such transfer shall not result in a breach of any representation, warranty or covenant of Buyer herein.

Section 9.6   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement, (b) the right of the holders of Company Options, Company Warrants, or Restricted Stock Units to receive the Option Cash Payment, Warrant Cash Payment or

Restricted Stock Unit Payment, as applicable, at the Effective Time, in accordance with, and subject to, the terms and conditions of this Agreement, (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Buyer’s or Acquisition Sub’s intentional breach of this Agreement (subject to the limitations set forth in Section 8.2(b) Agreement), which right is hereby acknowledged and agreed by Buyer and Acquisition Sub, (d) the provisions of Section 6.8 hereof and (e) the provisions of Section 6.11(c) hereof, including, without limitation, the right of the holders of Restricted Stock Units issued pursuant to the Retention Bonus Plan to receive payment at the applicable time, as set forth in Section 3.3(c) hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.7   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule.

Section 9.8   Consent to Jurisdiction; Enforcement.

(a)   Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)   Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.9   Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10   WAIVER OF JURY TRIAL.   EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UMBRELLA HOLDINGS, LLC
By:
Name:
Title:
UMBRELLA ACQUISITION, INC.
By:
Name:
Title:
UNIVISION COMMUNICATIONS INC.
By:
Name:
Title:

Appendix A
of the Merger Agreement

As used in the Agreement, the following terms shall have the following meanings:

“2006 Audited Financials” shall have the meaning set forth in 6.13(b).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Additional Consideration Date” means the date which is ten (10) months after the date hereof, provided, that all of the conditions set forth in Sections 7.1 and 7.2 (other than those which by their nature can only be satisfied at Closing) shall have been satisfied or waived as of such date, except for the condition set forth in Section 7.1(d).

“Additional Per Share Consideration” means, if the Effective Time shall occur after the Additional Consideration Date, an amount equal to the pro rata portion, based upon the number of days elapsed since the Additional Consideration Date, of $36.25 multiplied by 8% per annum, per share.

“affiliate” of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Affiliate Competing Proposal” means any Competing Proposal from, or directly or indirectly made by, any one or more of the persons constituting the Competing Group or any person or group in which one or more of the persons constituting the Competing Group is, in the aggregate, a direct or indirect owner of more than 10% of the equity interests of such person or group.

“Affiliate Contracts” shall have the meaning set forth in Section 4.11(b).

“Affiliate Qualifying Transaction” shall mean any transaction with respect to an Affiliate Competing Proposal whereby any member of the Competing Group (i) acquires the Company by merger or business combination transaction; (ii) acquires 20% or more of the assets of the Company and its subsidiaries, taken as a whole; or (iii) acquires 20% or more of the outstanding Company Common Stock; provided, that in the case of clause (iii) above, if Televisa and/or Venevision or any person in which Televisa or Venevision is, in the aggregate, a direct or indirect owner of more than 10% of the equity interests, participates in such transaction (except for a transaction whereby Televisa or Venevision sells shares of Class A Common Stock in connection with a tender offer) as either buyer or seller or otherwise, then reference to “20% or more” shall be deemed a reference to “35% or more.”

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Recitals.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Disclosure Schedule” shall have the meaning set forth in Article V.

“Buyer Equity Interests” shall have the meaning set forth in Section 5.9.

“Buyer Material Adverse Effect” means any change, effect or circumstance that has had or may reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer’s subsidiaries taken as a whole or may reasonably be expected to prevent or materially delay or materially impair the ability of Buyer or any of its subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

“Buyer Operational Agreements” shall have the meaning set forth in Section 5.11.

“Buyer Organizational Documents” shall have the meaning set forth in Section 5.2.

“Buyer Shares” shall have the meaning set forth in Section 5.9.

“Buyer Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.7(c).

“Class A Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class A Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Class P Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class P Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Class T Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class T Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Class V Common Stock” shall have the meaning set forth in Section 3.1(a).

“Class V Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and each other plan, arrangement or policy (written or oral) relating to equity and equity-based awards, stock purchases, deferred compensation, bonus or other incentive compensation, severance, retention, salary continuation, educational assistance, material fringe benefits or other material employee benefits, in each case as to which the Company or its subsidiaries has any obligation or liability, contingent or otherwise, other than any (i) Multiemployer Plan, (ii) governmental plan or any plan, arrangement or policy mandated by applicable Law and not otherwise insured, covered or set forth in any insurance contract, trust, escrow or other funding agreement, or (iii) any employment contract that is terminable without any severance exceeding the amounts set forth in any severance plan applicable generally to employees of the Company or any of its subsidiaries or is applicable to employees performing services in jurisdictions outside of the United States and provides for severance in accordance with applicable Laws and consistent with customary past practices.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.11(a).

“Company FCC Licenses” shall have the meaning set forth in Section 4.6(b).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Material Adverse Effect” means any change, effect or circumstance that, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities markets in general; (ii) any events, circumstances, changes or effects that affect the general television or radio broadcasting, music or internet industries, except if the Company and its subsidiaries are disproportionately affected thereby; (iii) the matter set forth on Section A of the Company Disclosure Schedule, (iv) any changes after the date hereof in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets, except if the Company and its subsidiaries are disproportionately affected thereby; (v) any outbreak or escalation of hostilities or war or any act of terrorism; or (vi) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Option Plans.

“Company Option Plans” shall mean the Company’s HBC Long-Term Incentive Plan, 1996 Performance Award Plan, and 2004 Performance Award Plan.

“Company Permits” shall have the meaning set forth in Section 4.6(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Company Recommendation” shall have the meaning set forth in Section 6.4.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Stations” shall mean all of the television and radio broadcast stations currently owned and operated by the Company and its subsidiaries.

“Company Termination Fee” shall have the meaning set forth in Section 8.2(a)

“Company Warrant” shall mean each outstanding warrant to purchase shares of Company Common Stock pursuant to any of the warrants described in the Company SEC Documents.

“Competing Group” shall mean Televisa, Venevision, Kohlberg Kravis Roberts & Co., Bain Capital LLC, Cascade Investment, L.L.C., The Carlyle Group or The Blackstone Group, or any of their respective affiliates.

“Competing Proposal” shall have the meaning set forth in Section 6.7(f).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of February 10, 2005, by and between Madison Dearborn Partners, LLC and the Company, as amended.

“Contract” shall mean any note, bond, mortgage, indenture, loan or credit agreement, or any other contract, agreement, lease, license, deed of trust permit, franchise or other instrument or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Compliant” shall have the meaning set forth in Section 6.13(a).

“D&O Insurance” shall have the meaning set forth in Section 6.8(c).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Debt Financing” shall have the meaning set forth in Section 5.7(a).

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Divestiture” shall have the meaning set forth in Section 6.5(b).

“DTV” shall have the meaning set forth in Section 4.22.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.7(a).

“Equity Financing” shall have the meaning set forth in Section 5.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and equity holders) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC or the FCC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“FCC” shall mean the Federal Communications Commission or any successor entity.

“FCC Applications” shall have the meaning set forth in Section 6.5(a).

“FCC Consent” shall mean any action by the FCC granting its consent to the transfer of control or assignment to Buyer (or an affiliate of Buyer), including transfer or assignment of those authorizations, licenses, permits, and other approvals, issued by the FCC, and used in the operation of the Company Stations, pursuant to appropriate applications filed by the parties with the FCC, as contemplated by this Agreement.

“FCC Multiple Ownership Rules” shall mean the FCC’s multiple ownership rules set forth at 47 C.F.R. Section 73.3555 as in effect on the date of this Agreement.

“Financing” shall have the meaning set forth in Section 5.7(a).

“Financing Agreements” shall have the meaning set forth in Section 6.13(a).

“Financing Commitments” shall have the meaning set forth in Section 5.8(b).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency, commission or court.

“Guarantee” shall have the meaning set forth in the Recitals.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Licenses” shall mean all licenses (other than the FCC Licenses) that are material to the conduct of the business by the Company or its subsidiaries pursuant to which (i) the Company or its subsidiaries licenses from a person Intellectual Property Rights, or (ii) pursuant to which the Company or its subsidiaries licenses Company Intellectual Property to any third person.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Investors” shall have the meaning set forth in Section 5.7(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” means the actual knowledge of the officers and employees of the Company and Buyer set forth on Section A of the Company Disclosure Schedule and Section A of the Buyer Disclosure Schedule, respectively, without benefit of an independent investigation of any matter.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority, including (i) United States v. Univision Communications Inc., No: 1:03CV00758 (D.D.C.) (Final Judgment entered Dec. 12, 2003) and (ii) any Laws relating to the protection of the environment, natural resources, and human health and safety.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Marketing Period” shall have the meaning set forth in Section 6.13(a).

“Merger” shall have the meaning set forth in the Recitals.

“Multiemployer Plan” means any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“New Plans” shall have the meaning set forth in Section 6.11(c).

“Notice of Superior Proposal” shall have the meaning set forth in Section 8.1(g).

“NYSE” shall mean the New York Stock Exchange.

“OPCO I” shall have the meaning set forth in Section 6.16.

“OPCO II” shall have the meaning set forth in Section 6.16.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the financial statements in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, individually or in the aggregate, a Company Material Adverse Effect, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Buyer), and (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business.

“person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“PLAs” shall mean the Second Amended and Restated Program License Agreements dated as of December 19, 2001 by and between Televisa and Venevision and the Company, as amended.

“Post-Signing RSUs” shall have the meaning set forth in Section 3.3(c).

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Qualifying Transaction” shall mean any transaction contemplated by a Competing Proposal, except that (A) the reference to “20% or more” in clause (i) of the definition of “Competing Proposal” shall be deemed to be a reference to “30% or more” and (b) the reference to “20% or more” in clause (ii) of the definition of “Competing Proposal” shall be deemed to be a reference to “50% or more.”

“Representatives” shall have the meaning set forth in Section 6.6(a).

“Required Financial Information” shall have the meaning set forth in Section 6.13(b).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.20.

“Restricted Stock Units” means any restricted stock units granted pursuant to the Company’s 2004 Performance Award Plan or the Retention Bonus Plan.

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(c).

“Retention Bonus Plan” shall have the meaning set forth in Section 3.3(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.4.

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.7(g).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation:  taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (w) being a transferee or successor, (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Televisa” shall have the meaning set forth in Section 4.11(b).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Total Class A Merger Consideration” shall mean the product of (x) the number of shares of Class A Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class A Merger Consideration.

“Total Class P Merger Consideration” shall mean the product of (x) the number of shares of Class P Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class P Merger Consideration.

“Total Class T Merger Consideration” shall mean the product of (x) the number of shares of Class T Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class T Merger Consideration.

“Total Class V Merger Consideration” shall mean the product of (x) the number of shares of Class V Common Stock issued and outstanding (other than those shares retired pursuant to Section 3.1(a) and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Class V Merger Consideration.

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3(a).

“Total Restricted Stock Unit Payments” shall have the meaning set forth in Section 3.3(c).

“Total Warrant Cash Payments” shall have the meaning set forth in Section 3.3(b).

“TV Litigation” shall have the meaning set forth in Section 4.11(b).

“UBS” shall mean UBS Investment Bank.

“Venevision” shall have the meaning set forth in Section 4.11(b).

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Warrant Cash Payment” shall have the meaning set forth in Section 3.3(b).

Appendix B to the Merger Agreement

INDEX OF DEFINED TERMS
Page References Refer to Instance of First Usage

Term	Page

2006 Audited Financials	49
Acquisition Sub	5
Additional Per Share Consideration	7
affiliate	44
Aggregate Merger Consideration	9
Agreement	5
Blue Sky Laws	19
Book-Entry Shares	8
Buyer	5
Buyer Disclosure Schedule	28
Buyer Equity Interests	31
Buyer Material Adverse Effect	28
Buyer Operational Agreements	32
Buyer Organizational Documents	28
Buyer Shares	31
Buyer Termination Fee	56
Certificate of Merger	6
Certificates	8
Change of Recommendation	42
Class A Common Stock	7
Class A Merger Consideration	7
Class P Common Stock	7
Class P Merger Consideration	8
Class T Common Stock	7
Class T Merger Consideration	8
Class T Warrants	15
Class V Common Stock	7
Class V Merger Consideration	8
Class V Warrants	15
Closing	6
Closing Date	6
Code	23
Communications Act	19
Company	5
Company Benefit Plan	23
Company Common Stock	7
Company Disclosure Schedule	16
Company Employees	46
Company FCC Licenses	20
Company Intellectual Property Rights	24
Company Material Contract	26
Company Option	9
Company Permits	20
Company Preferred Stock	17

Company Recommendation	38
Company SEC Documents	11
Company Stations	20
Company Termination Fee	56
Company Warrant	9
Competing Group	4
Competing Proposal	43
Compliant	49
Confidentiality Agreement	41
control	1
Conversion	15
Conversion Notice	14
Conversion Share Percentage	15
Conversion Share Rollover Value	16
Conversion Share Value	16
Conversion Shares	15
Conversion Warrant	16
Conversion Warrant Percentage	16
Conversion Warrant Rollover Value	16
D&O Insurance	45
Debt Commitment Letters	30
Debt Financing	30
Delaware Law	5
Dissenting Shares	13
Effective Time	6
Employee Benefit Plan	46
Equity Commitment Letters	30
ERISA	23
Exchange Act	19
Exchange Fund	9
Expenses	57
FCC	19
Financing	30
Financing Agreements	48
Financing Commitments	30
GAAP	21
Governmental Authority	10
Guarantee	5
HBC	18
HBC Acquisition	18
HSR Act	19
Indemnitee	44
Intellectual Property Rights	24
Intentional Breach Damages Cap	56
Investors	5
IRS	23
knowledge	20
Law	7
Lien	19

Marketing Period	48
Merger	5
New Plans	46
Non-Compliance Notice	14
Notice of Superior Proposal	54
NYSE	19
Option Cash Payment	11
Order	22
Paying Agent	8
Permitted Lien	19
person	10
Post-Signing RSUs	12
Potential Rollover Securities	14
Proxy Statement	37
Representatives	41
Required Financial Information	49
Requisite Stockholder Approval	27
Restricted Stock Unit	9
Restricted Stock Unit Payment	12
Restructuring Sub	50
Retention Bonus Plan	12
Rollover Securities	14
Rollover Stockholders	14
Rollover Value	16
SEC	21
Secretary of State	6
Securities Act	19
Stockholders’ Meeting	38
Strategic Stockholder	16
Strategic Stockholder Voting Agreement	15
subsidiary	5
Superior Proposal	42, 43
Surviving Corporation	6
Tax	25
Tax Returns	25
Televisa	22
Termination Date	53
Total Class A Merger Consideration	9
Total Class P Merger Consideration	9
Total Class T Merger Consideration	9
Total Class V Merger Consideration	9
Total Option Cash Payments	9
Total Restricted Stock Unit Payments	9, 12
Total Warrant Cash Payments	9
TV Litigation	22
UBS	26
Venevision	22
Warrant Cash Payment	11

APPENDIX B

FORM OF VOTING AND PROXY AGREEMENT

THIS VOTING AND PROXY AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2006 by and among Umbrella Holdings, LLC, a Delaware limited liability company (“Buyer”), and the persons executing this Agreement as “Stockholders” on the signature page hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, concurrently herewith, Buyer, Umbrella Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Co”), and Univision Communications Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) (unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement) pursuant to which Buyer will acquire the Company by merging Merger Co with and into the Company (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, and has, or has given a proxy to another Stockholder who has, the sole right to vote and dispose of, that number of shares of Class A Common Stock and/or that number of shares of Class P Common Stock, each par value $0.01, of the Company (such shares, together with any other capital stock of the Company acquired by such Stockholder after the date hereof whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”) set forth on Attachment A hereto;

WHEREAS, obtaining appropriate stockholder approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Buyer and Merger Co to enter into the Merger Agreement and incurring the obligations therein, Buyer has required that each Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.   Agreement to Vote, Restrictions on Voting and Dispositions, Irrevocable Proxy.

(a)   Agreement to Vote. Each Stockholder irrevocably and unconditionally hereby agrees that from and after the date hereof until the earlier of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called or in connection with any written consent of the Company’s stockholders, each Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted (including by written consent, if applicable) all of such Stockholder’s Shares beneficially owned by such Stockholder as of the relevant time (the “Owned Shares”), (1) for approval and adoption of the Merger Agreement (as amended from time to time), whether or not recommended by the Company’s Board of Directors (the “Company Board”), and the transactions contemplated by the Merger Agreement, (2) against any Competing Proposal, without regard to any Company Board recommendation to stockholders concerning such Competing Proposal, and without regard to the terms of such Competing Proposal, or other proposal made in opposition to adoption of the Merger Agreement or in competition or in consistent with the Merger, (3) against any agreement, amendment of any agreement (including the Company’s Certificate of Incorporation or Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or , in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement or (4) against any action, agreement, transaction or proposal that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(b)   Restrictions on Transfers. Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, such Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Owned Shares (collectively, “Transfer”) other than pursuant to this Agreement, the Merger Agreement, Schedule 1 hereto, in connection with financial or tax planning purposes, or in connection with bona fide estate planning purposes to his, her or its affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change of the Stockholder) and provided, further that the assigning Stockholder shall remain jointly and severally liable for the breaches of any of his, her or its affiliates or immediate family members of the terms hereof.

(c)   Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to his, her or its Owned Shares. Subject to the last two sentences of this subsection (c), each Stockholder hereby irrevocably appoints Buyer or its designee as Stockholder’s agent, attorney and proxy, to vote (or cause to be voted) his, her or its Owned Shares in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, as applicable. This proxy is irrevocable and coupled with an interest and is granted in consideration of the Company and Buyer entering into the Merger Agreement. In the event that any Stockholder fails for any reason to vote his, her or its Owned Shares in accordance with the requirements of Section 1(a) hereof, then the proxyholder shall have the right to vote such Stockholder’s Owned Shares in accordance with the provisions of the second sentence of this subsection (c). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of such Stockholder’s Owned Shares and a vote by such Stockholder of his, her or its Owned Shares. Notwithstanding the foregoing, the proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

(d)   Inconsistent Agreements. Each Stockholder hereby agrees that, he, she or it shall not enter into any agreement, contract or understanding with any person prior to the termination of the Merger Agreement directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of such Stockholder’s Owned Shares in any manner which is inconsistent with this Agreement.

Section 2.   No Shop

(a)   General. Each Stockholder in his, her or its capacity as a stockholder of the Company shall not, and shall use his, her or its reasonable best efforts to cause its accountants, affiliates, attorneys, consultants, representatives or agents (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any material nonpublic information in connection with, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal, or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

(b)   Notification. Each Stockholder promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of any Competing Proposal or any inquiry, proposal or offer, request for information or request for discussions or negotiations with respect to or that would reasonably be expected to lead to any Competing Proposal, the identity of the person making any such Competing Proposal or inquiry, proposal, offer or request and shall provide Buyer with a copy (if in writing) and summary of the material terms of any such Competing Proposal or inquiry, proposal or request. Each Stockholder shall keep Buyer informed of the status (including any change to the terms thereof) of any such Competing Proposal or inquiry, proposal or request. Each Stockholder agrees that it shall not and shall use its reasonable best efforts to cause his, her or its Representatives not to, enter into any confidentiality agreement or other agreement with any person subsequent to the date of this Agreement which prohibits the Stockholder from providing such information to Buyer.

(c)    Ongoing Discussions. On the date hereof, each Stockholder shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation by the Stockholder or his, her or its Representatives with respect to any Competing Proposal.

(d)   Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company and nothing contained herein shall limit or affect any actions taken by any Stockholder, including A. Jerrold Perenchio, in his, her or its capacity as an officer and director of the Company, and neither such actions nor any actions taken as a representative of the Company in his, her or its capacity as a stockholder of the Company which are permitted to be taken pursuant to the Merger Agreement shall be deemed to constitute a breach of this Agreement.

Section 3.   Representations, Warranties and Covenants of Stockholder.

(a)    Representations and Warranties. Each Stockholder represents and warrants to Buyer as follows: (i) such Stockholder has the requisite capacity and all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (ii) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder; (iii) assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors, rights generally and by general equitable principles; (iv) the execution and delivery of this Agreement by such Stockholder does not conflict with or violate any law or agreement binding upon it, nor require any consent, notification, regulatory filing or approval, and (v) except for restrictions in favor of Buyer pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, such Stockholder, except as set forth in Schedule 1 hereto, owns, beneficially and of record, all of such Stockholder’s Owned Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created by this Agreement or by the Voting Agreement, dated as of June 11, 2002, by and among A. Jerrold Perenchio and McHenry T. Tichenor, Jr. in effect on the date hereof) and has sole voting power and sole power of disposition with respect to such Stockholder’s Owned Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of such Stockholder’s Owned Shares.

(b)   Covenants. From the date hereof until the Expiration Time:

(i)    each Stockholder agrees not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, or ,in any material respect, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement.

(ii)   each Stockholder hereby waives any rights or appraisal or rights of dissent from the Merger that such Stockholder may have;

(iii) each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Buyer of the number of any new Shares acquired by Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof; and

(iv)  each Stockholder, severally and not jointly, hereby authorizes Buyer and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Owned Shares and the nature of such Stockholder’s obligation under this Agreement, provided that such Stockholder is provided with a reasonable opportunity to review and comment on such disclosure.

Section 4.   Representations and Warranties of Buyer. Buyer represents and warrants to each Stockholder as follows: (i) each of this Agreement and the Merger Agreement has been approved by Buyer’s board of directors; (ii) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Buyer; and (iii) assuming the due authorization, execution and delivery of this Agreement by each Stockholder, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors, rights generally and by general equitable principles.

Section 5.   Further Assurances. From time to time, at the request of Buyer and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by Sections 1 and 4(b) of this Agreement.

Section 6.   Termination. This Agreement shall automatically terminate and be of no further force or effect upon the Expiration Time(other than with respect to this Section and Section 7 which shall survive any termination of this Agreement); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 7.   Miscellaneous.

(a)    Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)   Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Buyer, to

Umbrella Holdings, LLC
c\o Providence Equity Partners Inc.
50 Kennedy Plaza
Providence, Rhode Island 02903
Facsimile: (401) 751-1790
Attention: Mark J. Masiello

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges, LLP
50 Kennedy Plaza , 11th Floor
Providence, Rhode Island 02903
Facsimile: (401) 278-4701
Attention: David K. Duffell, Esq.

If to Stockholders, to

1999 Avenue of the Stars
Los Angeles, California 90067
Fax: (310) 556-1526
Attention: C. Douglas Kranwinkle, Esq.

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Fax:  (212) 735-2000
Attention: Roger S. Aaron

Howard L. Ellin

(c)    Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Buyer and the Stockholders.

(d)   Successors and Assigns. No party may assign any of its or his rights or delegate any of its or his obligations under this Agreement without the prior written consent of the other parties, except that Buyer may, without the consent of the Stockholders, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Shares consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e)    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Section 7(d).

(f)    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g)    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h)   Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.

(i)    Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j)     No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k)   Governing Law. This agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule.

(l)    Jurisdiction. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(m)  Waiver of Jury Trial. Each Stockholder hereby waives, to the fullest extent permitted by applicable law, any right he or it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each Stockholder (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it has been induced to enter into this Agreement by, among other things, the consideration received by such Stockholder in respect of such Stockholder’s Owned Shares pursuant to the transactions contemplated by the Merger Agreement.

(n)   Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

(o)   Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)   Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Umbrella Holdings, LLC
By:
Name:
Title:
A. JERROLD PERENCHIO, TRUSTEE OF THE JERRY PERENCHIO LIVING TRUST, dated April 16, 1987, as amended
By:
	Name:	A. Jerrold Perenchio
	Title:	Trustee
Chartwell Services, Inc.
By:
	Name:	A. Jerrold Perenchio
	Title:	President & Chief Executive Officer
Perenchio Pictures, Inc.
By:
	Name:	A. Jerrold Perenchio
	Title:	President

(VOTING AGREEMENT SIGNATURE PAGE)

MARGARET A. PERENCHIO, AS TRUSTEE OF THE MARGARET A. PERENCHIO TRUST, UDT dated April 30, 1998
By:
	Name:	A. Jerrold Perenchio
	Title:	(A. Jerrold Perenchio has an irrevocable proxy to vote these shares)

(VOTING AGREEMENT SIGNATURE PAGE)

Attachment A to the Voting and Proxy Agreement

Stockholder	Class A Common Stock	Class P Common Stock	Common Stock Warrants	Common Stock Options
A. Jerrold Perenchio, Trustee of the Jerry Perenchio Living Trust dated April 16, 1987, as amended	100	34,373,476
Chartwell Services, Inc.	124,894	1,679,106
Perenchio Pictures, Inc.		24,068
Margaret A. Perenchio, as Trustee of the Margaret A. Perenchio Trust, UDT dated April 30, 1998		885,740

Schedule 1 to the Voting and Proxy Agreement

Common stock owned, directly or indirectly, by Mr. A. Jerrold Perenchio includes 1,804,000 shares subject to employee stock options that are fully exercisable for Class A Common Stock and were granted to Mr. Cahill and Mr. John G. Perenchio by one of Mr. A. Jerrold Perenchio’s wholly-owned companies, which options were granted for services to that company. Mr. Cahill owns a fully exercisable employee stock option to purchase 1,336,000 shares of Class A Common Stock. Mr. John G. Perenchio owns a fully exercisable employee stock option to purchase 468,000 shares of Class A Common Stock. The Board of Directors of the Company has approved the granting of registration rights and filing of a registration statement with respect to the sale of the shares underlying such options, and the Company intends to grant registration rights and file a registration statement with respect to the sale of the shares underlying such options.

APPENDIX C

FORM OF LIMITED GUARANTEE

Limited Guarantee, dated as of June 26, 2006 (this “Limited Guarantee”), by [                ] (the “Guarantor”), in favor of Univision Communications Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).

1.   LIMITED GUARANTEE.   To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of June 26, 2006, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and between Umbrella Holdings, LLC, a Delaware limited liability company in which the Guarantor proposes to invest (“Buyer”), Umbrella Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), and the Guaranteed Party, pursuant to which Acquisition Sub will merge with and into the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due, punctual and complete payment of [   ]% of the Buyer Termination Fee and Buyer’s obligations for intentional breach of the Merger Agreement or fraud not to exceed [   ]% of the Intentional Breach Damages Cap (the “Obligations”); provided, however, that the maximum aggregate liability of the Guarantor hereunder shall not exceed (a) U.S.$ [     ] in the event of fraud or intentional breach by Buyer; (b) U.S.$ [     ] in the event that Buyer’s obligation to pay the Buyer Termination Fee arises pursuant to Section 8.2(b)(i) of the Merger Agreement; or (c) U.S.$ [     ] in the event that Buyer’s obligation to pay the Buyer Termination Fee arises pursuant to Section 8.2(b)(ii) of the Merger Agreement (in each such case, the “Maximum Amount”), it being understood and agreed that the amounts the Guarantor may be obligated to pay in the circumstances referred to in clauses (a), (b) and (c) is not a cumulative amount and Guarantor shall not be required to pay more than one such amount described in clauses (a), (b) or (c). The Guaranteed Party hereby agrees that (i) in no event shall the Guarantor, be required to pay to any person under, in respect of, or in connection with this Limited Guarantee more than the applicable Maximum Amount and (ii) the Guarantor shall not have any obligation or liability to any person relating to, arising out of or in connection with, this Limited Guarantee other than as expressly set forth herein.

1.   NATURE OF GUARANTEE.   The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Buyer or Acquisition Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s Obligations hereunder. In the event that any payment to the Guaranteed Party hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Buyer, Acquisition Sub or any Other Guarantor (as hereinafter defined) or whether Buyer, Acquisition Sub or any Other Guarantor is joined in any such action or actions.

3.   CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.   The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations (provided that the foregoing shall be subject to the consent of Buyer and Acquisition Sub to the extent such extension involves an amendment of the Merger Agreement), and may also make any agreement with Buyer or Acquisition Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyer and/or Acquisition Sub without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure (or delay) of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyer or Acquisition Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any other guarantor pursuant to a Limited Guarantee dated as of the date hereof to be entered into between the Guaranteed Party and such other guarantor (collectively, the “Other Guarantors”); (b) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Acquisition Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (c) the existence of any claim, set-off or other right which the Guarantor may have at any time against Buyer or Acquisition Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (d) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (e) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (f) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; or (g) any change in the corporate existence, structure or ownership of Buyer or Acquisition Sub. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided to Buyer or Acquisition Sub and its counsel Weil, Gotshal & Manges LLP in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or Acquisition Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its subsidiaries or affiliates, defenses to the payment of the Obligations under the Merger Agreement that are available to Buyer or Acquisition Sub or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably covenants and agrees not to exercise any rights that it may now have or hereafter acquire against Buyer, Acquisition Sub or any of the Other Guarantors, in each case that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyer and/or Acquisition Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer and/or Acquisition Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Limited Guarantee thereafter arising.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Guarantor or Buyer Affiliate, except for claims against the Guarantor under this Limited Guarantee and against Other Guarantors under their written limited guarantees. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Buyer and Acquisition Sub are relieved of all or any portion of their Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

4.   NO WAIVER; CUMULATIVE RIGHTS.   No amendment or waiver of any provision of this Limited Guarantee shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is sought to be enforced. No waiver by a party of any breach or violation of, or default under, this Limited Guarantee shall be deemed to extend to any prior or subsequent breach, violation or default hereunder or to affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.   REPRESENTATIONS AND WARRANTIES.   The Guarantor hereby represents and warrants that:

(a)    the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action and do not contravene, conflict with or result in any violation of any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, Order, judgment or contractual restriction applicable to or binding on the Guarantor or its assets;

(b)   all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c)    this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)   the Guarantor has the financial capacity to pay and perform its Obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.   ASSIGNMENT.   Neither this Limited Guarantee nor any rights, interests or Obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party hereto; except that if a portion of the Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of its Obligations hereunder may be assigned to the same assignee; provided that any such assignment will not relieve Guarantor of its Obligations hereunder.

7.   NOTICES.   Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

if to the Guarantor:
[ ]
[ ]
[ ]
Phone:
Fax:
Attention:
with copies to:
Weil, Gotshal & Manges LLP
50 Kennedy Plaza, 11th Floor
Providence, RI 02903
Phone: (401) 278-4710
Fax: (401) 278-4701
Attention:	David K. Duffell
Sharlyn C. Heslam
if to the Guaranteed Party:
Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
Phone: (310) 556-7655
Fax: (310) 556-1526
Attention:	C. Douglas Kranwinkle, Esq.
with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Phone: (212) 735-3000
Fax: (212) 735-2000
Attention:	Roger S. Aaron
Howard L. Ellin

CONTINUING GUARANTEE. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the indefeasible payment and satisfaction in full of the Obligations. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligation under this Limited Guarantee as of the earlier of (i) the Effective Time and (ii) the eighteen month anniversary of the date hereof. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its subsidiaries or affiliates asserts in any litigation or other proceeding that the provisions hereof (including without limitation Section 1 hereof) limiting the maximum aggregate liability of the Guarantor to the applicable Maximum Amount or any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Guarantor Affiliate or Buyer or Acquisition Sub with respect to the transactions contemplated by the Merger Agreement or this Limited Guarantee other than liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereunder, including Section 1), then (x) the Obligation of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantor nor any Guarantor Affiliates shall have any liability to the Guaranteed Party or any of its affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Guaranteed Party prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Guaranteed Party in connection with such litigation or proceeding.

9.   NO RECOURSE.   The Guaranteed Party acknowledges that the sole asset of Buyer is cash in a de minimis amount, and that no additional funds are expected to be contributed to Buyer unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but not including Buyer, each a “Guarantor or Buyer Affiliate”), through Buyer or otherwise, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Buyer against any Guarantor or Buyer Affiliate (including a claim to enforce the commitment letter dated as of date hereof from the Guarantor and the Other Guarantors to Buyer (the “Equity Commitment Letters”), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from the Guarantor (but not any Guarantor or Buyer Affiliate (including any general partner or managing member)) under and to the extent provided in this Limited Guarantee and subject to the limitations described herein, and its rights against Other Guarantors pursuant to the terms of their written limited guarantees delivered contemporaneously herewith. Recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee and against Other Guarantors pursuant to the terms of their written limited guarantees delivered contemporaneously herewith shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor and Guarantor or Buyer Affiliates in respect of any liabilities or Obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Buyer or Acquisition Sub to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person, including the Guarantor, except as expressly set forth herein.

10.   RELEASE.   (a) By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (1) neither the Guaranteed Party nor any of its subsidiaries or affiliates, and the Guaranteed Party agrees to the maximum extent permitted by law, none of its officers, directors, security holders or representatives has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantor and each of the Guarantor or Buyer Affiliates from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Buyer or Acquisition Sub or any other person against any Guarantor or Buyer Affiliate, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Guarantor pursuant to this Limited Guarantee (subject to the limitations described herein); and (2) recourse against the Guarantor under this Limited Guarantee (and subject to the limitations described herein) shall be the sole and exclusive remedy of the Guaranteed Party. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against Buyer or Acquisition Sub or the Guarantor or Buyer Affiliate except claims against the Guarantor under this Limited Guarantee (subject to the limitations described herein). Notwithstanding the foregoing, in connection with the pursuit by the Guaranteed Party of a claim under this Limited Guarantee, the Guaranteed Party may pursue a declaratory judgment claim against Buyer or Acquisition Sub to demonstrate that Buyer or Acquisition Sub has failed to perform its obligations under the Merger Agreement and to establish damages.

11.   GOVERNING LAW.   This Limited Guarantee, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Limited Guarantee or the negotiation, execution or performance of this Limited Guarantee (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in this Limited Guarantee, shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule.

12.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

13.   COUNTERPARTS.   This Limited Guarantee may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.   ENTIRE AGREEMENT.   This Limited Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and this Limited Guarantee is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

15.   JURISDICTION AND VENUE; SERVICE OF PROCESS.   Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Limited Guarantee were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Limited Guarantee and to enforce specifically the terms and provisions of this Limited Guarantee exclusively in a state or federal court located in Delaware. In addition, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Limited Guarantee and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Limited Guarantee, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 14 shall affect the right of any party to serve legal process in any other manner permitted by Law.

16.   SEVERABILITY.   If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Section 3 hereof. No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.    HEADINGS.    Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first above written.

[ ]
By.
Name:
Title:
UNIVISION COMMUNICATIONS, INC.
By.
Name:
Title:

[Limited Guarantee Signature Page]

APPENDIX D

OPINION OF UBS

UBS Securities LLC
1999 Avenue of the Stars
Los Angeles, CA 90067

www.ubs.com

CONFIDENTIAL

As of June 26, 2006

The Board of Directors of Univision Communications, Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

Dear Members of the Board:

We understand that Univision Communications, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Umbrella Acquisition LLC, a newly formed Delaware limited liability company affiliated with Madison Dearborn Partners, LLC, Providence Equity Partners Inc., Saban Capital Group, Inc., Texas Pacific Group and Thomas H. Lee Partners, L.P. (“Buyer”), will acquire 100% of the Company’s outstanding capital stock in an all cash transaction, except to the extent the option of certain shareholders of the Company described in Section 3.8 of the Agreement and Plan of Merger, draft dated as of June 26, 2006, by and among Buyer, Umbrella Acquisition, Inc. (“Merger Sub”) and the Company (the “Merger Agreement”) to receive warrants exercisable into shares of Buyer in lieu of cash is exercised as described therein. Pursuant to the terms of the Merger Agreement, Buyer will undertake a series of transactions whereby the Company will become a wholly owned subsidiary of Buyer (the “Transaction”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of (a) the Class A Common Stock of the Company, par value of $0.01 per share (the “Class A Common Stock”), (b) the Class P Common Stock of the Company, par value of $0.01 per share (the “Class P Common Stock”), (c) the Class T Common Stock of the Company, par value of $0.01 per share (the “Class T Common Stock”), and (d) the Class V Common Stock of the Company, par value of $0.01 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the Class P Common Stock and the Class T Common Stock, the “Company Common Stock”), will be converted into the right to receive for each share of Company Common Stock, $36.25 (the “Consideration”). In addition, all issued and outstanding stock options, warrants and restricted stock units relating to the Company Common Stock shall be converted into the right to receive an amount per stock option, warrant or restricted stock unit as more fully set forth in the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A Common Stock (other than affiliates of the Company and affiliates of and holders of beneficial interests in Buyer to the extent they are holders of Class A Common Stock of the Company) of the Consideration to be received by the holders of the Class A Common Stock (other than affiliates of the Company and affiliates of and holders of beneficial interests in Buyer to the extent they are holders of Class A Common Stock of the Company) in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction.  In the past, UBS and its affiliates have provided investment banking services unrelated to the proposed

Transaction to the Company and to one or more of the holders of beneficial interests of Buyer or to one or more of their respective portfolio companies or other affiliates, for which UBS and its affiliates have received compensation. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction. Our opinion does not address the fairness of the Consideration to any class of Company Common Stock other than the Class A Common Stock. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or any related documents or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have reviewed, (ii) Buyer, Merger Sub and the Company will comply with all the material terms of the Merger Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company and/or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company for the periods through December 31, 2008; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of the Class A Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. At your request, we have contacted third parties to solicit indications of interest in a possible Transaction with the Company and held discussions with certain of these parties prior to the date hereof.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Class A Common Stock (other than affiliates of the Company and affiliates of and holders of beneficial interests in Buyer to the extent they are holders of

Class A Common Stock of the Company) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours,
UBS SECURITIES LLC
By:		By:
	Name: Navid Mahmoodzadegan	Name: Evan Winkler
	Title: Managing Director	Title: Executive Director

APPENDIX E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
STATE OF DELAWARE

§ 262. Appraisal Rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2)   If the Merger or consolidation was approved pursuant to§ 228 or § 253 of this title, then, either a constituent corporation before the effective date of the Merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.